UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

AVP, Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001, per share, of AVP, Inc. (“Common Stock”)

	(2)	Aggregate number of securities to which transaction applies:

19,824,539 shares of Common Stock and options and warrants to purchase 11,135,637 shares of Common Stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$1.23 per share*

	(4)	Proposed maximum aggregate value of transaction:
$36,000,000*

	(5)	Total fee paid:
$7,200*

* As of May 4, 2007, there were (i) 19,824,539 shares of Common Stock outstanding that are owned by stockholders other than Shamrock Capital Growth Fund II, L.P. and any other direct or indirect subsidiary of Shamrock Capital Growth Fund II, L.P. and (ii) options and warrants to purchase 11,135,637 shares of Common Stock with an exercise price of less than $1.23 per share. The filing fee was determined by adding the (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $1.23 per share, plus (y) $9,151,631, which is the product of options and warrants to purchase 11,735,637 shares of Common Stock with exercise prices less than $1.23 and approximately $0.82 (which is the difference between $1.23 and the weighted average exercise price per share) ((x) and (y) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by $.0002.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS

AVP, Inc.
6100 Center Drive, Suite 900
Los Angeles, CA 90045
(310) 426-8000

Dear Stockholders,

On behalf of the board of directors, I cordially invite you to attend a special meeting of stockholders of AVP, Inc. (“AVP”), which will be held at its offices, 6100 Center Drive, Suite 900, Los Angeles, CA 90045, on              , 2007 at 10:00 a.m., Pacific Time. At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 5, 2007, among AVP and AVP Holdings, Inc. (“Holdings”) and AVP Acquisition Corp. (“Acquisition”), two affiliates of Shamrock Capital Growth Fund II, L.P. (“Shamrock”).

The merger agreement sets forth the terms and conditions under which Acquisition will merge with and into AVP, which will result in our becoming a wholly owned subsidiary of Holdings. Upon completion of the merger, holders of our Series B Convertible Preferred Stock will have the right to receive the liquidation value of their shares, i.e., $33.93, in cash, for each share held, and holders of our common stock (except for Holdings, Acquisition, or holders our of common stock who perfect their appraisal rights) will have the right to receive $1.23, in cash, for each share held.

This proxy statement gives you detailed information about the special meeting, the merger agreement, and the merger, and a copy of the merger agreement is included as Annex A to the accompanying proxy statement. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors, after considering the unanimous recommendation of the special committee, which was constituted entirely of independent directors to negotiate the merger agreement, unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of AVP and its stockholders, including its unaffiliated stockholders. Our board of directors therefore recommends that you vote “FOR” the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please authorize the individuals named on your proxy card to vote your shares, by completing and promptly mailing your proxy card in the return envelope enclosed, or by toll-free telephone number or Internet, as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting, if you so desire. Your failure to vote will have the same effect as a vote against adoption of the merger agreement.

Sincerely yours,

Leonard Armato
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated              , 2007 and is first being mailed to AVP stockholders on or about            , 2007.

AVP, Inc.
6100 Center Drive, Suite 900
Los Angeles, CA 90045
(310) 426-8000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of AVP, Inc.:

A special meeting of AVP, Inc. (“AVP”) stockholders will be held on             , 2007 at 10:00 a.m., Pacific Time, at AVP’s offices, 6100 Center Drive, Suite 900, Los Angeles, CA 90045, for the following purposes:

(1)  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 5, 2007, by and among AVP, AVP Holdings, Inc., and AVP Acquisition Corp.; and

(2)  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Holders of AVP Series B Convertible Preferred Stock (“Series B Stock”) and common stock of record at the close of business on                    , 2007 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

To adopt the merger agreement, holders of a majority of votes entitled to be cast at the special meeting must vote in favor of adoption. Holders of Series B Stock and common stock vote together as one class for this purpose.

If the merger is completed, any holder of stock who does not vote in favor of the merger agreement will be entitled to have the holder’s shares appraised by the Delaware Court of Chancery, but only if the holder submits a written demand for such an appraisal before the vote on the merger agreement and complies with the other Delaware law procedures explained in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting, please authorize the individuals named on your proxy card to vote your shares, by completing and promptly mailing your proxy card in the return envelope enclosed, or by toll-free telephone number or Internet, as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting, if you so desire. Your failure to vote will have the same effect as a vote against the merger agreement.

By Order of the Board of Directors,

Leonard Armato
Chairman and Chief Executive Officer

Dated:                     , 2007

i

Payment for Shares, Options, and Warrants	41
Payment of Merger Consideration and Surrender of Stock Certificates	42
Conditions to Consummation of the Merger	43
Representations and Warranties	44
Go Shop/No Shop	45
Covenants and Additional Agreements	46
Termination of the Merger Agreement	49
Expenses	50
Termination Fees	50
Extension and Waiver	51
DESCRIPTION OF AVP’S BUSINESS	52
Business Development	52
Our Business	52
Sources of Revenue	52
Distribution	54
Marketing	54
Operations	54
Employees	56
Competition	56
Reports to Security Holders	56
Description of Property	57
Legal proceedings	57
RISK FACTORS	57
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	60
Overview	60
Results of Operations	61
Liquidity and Capital Resources	63
Critical Accounting Policies	63
OUR STOCK PRICE	73
Equity Compensation Plans	74
SECURITY OWNERSHIP	74
DIRECTORS AND EXECUTIVE OFFICERS OF AVP	76
Stock Option Plan; Warrants	77
Employment Agreements	78
Compensation of Directors	78
Certain Relationships and Related Transactions	78
INFORMATION CONCERNING SHAMROCK AFFILIATES	79
Holdings and Acquisition	79
Shamrock Capital Growth Fund II, L.P. and Shamrock Capital Partners II, LLC	79
STOCKHOLDER PROPOSALS FOR THE AVP’S NEXT ANNUAL MEETING	80
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	80
PROVISIONS FOR UNAFFILIATED STOCKHOLDERS	81
OTHER MATTERS	81
WHERE YOU CAN FIND MORE INFORMATION	81

ANNEXES
FINANCIAL STATEMENTS
Annex A - AGREEMENT AND PLAN OF MERGER
Annex B - OPINION OF JEFFERIES & COMPANY, INC.
Annex C - SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

ii

SUMMARY TERM SHEET

This summary highlights selected information from the proxy statement and may not contain all of the information that is important to you regarding the document’s subject matter. To fully understand the merger agreement and the merger contemplated thereby, you should read carefully the entire proxy statement, including the merger agreement and the other annexes, as well as the other documents to which we refer you. See “Where You Can Find More Information” beginning on page 81. In this proxy statement, the terms “AVP”, “Company”, “we”, “our,” and “us” refer to AVP, Inc. and its subsidiaries; “Holdings” refers to AVP Holdings, Inc.; and; “Acquisition” refers to AVP Acquisition Corp. Holdings and Acquisition are affiliates of Shamrock Capital Growth Fund II, L.P., which, with its affiliates other than Holdings or Acquisition, is referred to as “Shamrock”. Page references in this summary will direct you to a more complete description of the topics.

Parties to the Merger (page 37)

The parties to the merger are AVP; Holdings, a newly formed corporation; and Acquisition, a newly formed, wholly owned subsidiary of Holdings.

What You Will Receive in the Merger (page 40)

Upon completion of the proposed merger of Acquisition with and into AVP, holders of our Series B Convertible Preferred Stock (“Series B Stock”) will have the right to receive the liquidation value of their shares, i.e., $33.93, in cash, for each share held, and holders of our common stock (except for Holdings and Acquisition or holders of our common stock who perfect their appraisal rights) will have the right to receive $1.23, in cash, for each share held.

The per share liquidation value of the Series B Stock is approximately $.35 less than the amount of merger consideration a holder of Series B Stock would receive if the holder converted all of the holder's Series B Stock into common stock before consummation of the merger. Holders of Series B Stock wishing to receive the greater amount must convert their shares before the consummation of the merger; however, if a Series B Stock holder converts, and the merger is not consummated for any reason, the common stock received on conversion cannot be converted back into Series B Stock.

Effects of the Merger (page 27)

The merger is a “going private” transaction that will result in our becoming a wholly owned subsidiary of Holdings. The merger will have the following effects when it is completed:

•	Holdings will own all AVP equity;

•	public stockholders will no longer participate financially in the potential risks or potential benefits associated with a common equity investment in AVP;

•	we will no longer be a public company, and AVP common stock will no longer be quoted on the OTC Bulletin Board; and

•	we will no longer be required to file annual, quarterly, and current reports with the Securities and Exchange Commission, or the “SEC.”

Recommendations of the Special Committee and Our Board of Directors (page 14)

Members of our management who are directors may have financial and other interests that may be different from, or in addition to, your interests in the merger. Therefore, our board of directors decided that, to protect the interests of our unaffiliated stockholders, a special committee of independent directors who were not members of management and had no financial interest in the merger that differed from that of our unaffiliated stockholders, generally, should be formed to evaluate and negotiate the merger agreement and, if the special committee so decided, to recommend to our entire board of directors that it approve the merger and the terms of the merger agreement.

The special committee consists of three of our directors who were not officers or employees of AVP or otherwise affiliated with it, except as directors (and except for a director who became our interim chief financial officer upon the resignation of our preceding chief financial officer, as of March 31, 2007, which was not considered to impair the director’s qualifications for service on the special committee). The special committee, acting with the advice and assistance of AVP’s legal and the special committee's financial advisors, evaluated the merger and negotiated the terms and conditions of the merger agreement with Shamrock. In light of the factors described in the section of this proxy statement entitled, “Special Factors—Reasons for the Special Committee’s Determination; Fairness of the Merger,” the special committee unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of our stockholders, including our unafilliated stockholders, and unanimously recommended to the board of directors that the merger agreement be adopted.

Based on the recommendation of the special committee, our board of directors unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of AVP and its stockholders, including AVP’s, unaffiliated stockholders.  Our board of directors therefore unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of the Special Committee's Financial Advisor (page 16)

The special committee received an opinion, dated April 5, 2007, from Jefferies & Company, Inc. (“Jefferies”) that, as of such date, and based on and subject to the assumptions made, matters considered, qualifications, and limitations set forth in its opinion, the merger consideration to be received by the holders of AVP's common stock pursuant to the merger is fair, from a financial point of view, to such holders (other than Holdings, Acquisition and their respective affiliates). The full text of Jefferies’ opinion is attached to this proxy statement as Annex B. We encourage you to read Jefferies’ opinion in its entirety and the section titled “Special Factors—Opinion of Jefferies & Company, Inc.” beginning on page 16 for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was provided for the use and benefit of the special committee in connection with its consideration of the merger transaction and was not intended to be and does not constitute a recommendation to any AVP stockholder as to how such stockholder should vote at the special meeting with respect to the merger agreement or any other matter and does not in any manner address our underlying business decision to proceed with or effect the merger transaction. Although Jefferies limited its opinion as to the fairness of the merger consideration to holders of AVP common stock other than Holdings, Acquisition, and their respective affiliates, the special committee, the board and Mr. Armato believe that the opinion supports their belief as to the fairness of the merger consideration to all holders of common stock unaffiliated with AVP, because, subject to the exception for Holdings, Acquisition, and their respective affiliates, the opinion addressed the fairness of the merger consideration to holders of AVP common stock, generally, giving no basis to believe that the fairness of the merger consideration otherwise should differ depending on whether a holder of common stock was or was not an AVP affiliate.

Interests of AVP Directors and Executive Officers in the Merger (page 28)

In considering the recommendation of our board of directors that you vote to adopt the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

•
Mr. Leonard Armato, our chairman and chief executive officer, entered a 5-year employment agreement with Holdings, which will automatically become effective upon the consummation of the merger. Mr. Armato will also be elected to Holdings' board of directors. Mr. Bruce Binkow, our chief marketing officer and a director, will continue his employment with AVP after the merger pursuant to his current employment agreement.

•
Immediately before consummation of the merger, AVP’s chairman and chief executive officer will exchange his AVP shares and cash for Holdings common stock, instead of receiving the merger consideration. As a result, immediately after the merger, Mr. Armato will own approximately [ ]% of the capital stock of Holdings on a fully-diluted basis. In addition, it is anticipated that Mr. Armato will receive options to purchase up to 5% of Holdings’ common stock, determined on a fully-diluted basis.

•
Some of our directors and executive officers hold our common stock or have options or warrants to purchase our common stock that we issued in consideration for their services and, as a result, will receive the merger consideration for these shares, options, or warrants upon the closing of the merger;

•	Mr. Armato agreed to vote all of our common stock that he owns in favor of the approval of the merger agreement and each of the other transactions contemplated by the merger agreement.

•	AVP will indemnify our current and former directors and officers and provide these directors and officers with liability insurance for six years following the merger.

The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement.

The Special Meeting (page 38)

Date, Time and Place.   A special meeting of AVP stockholders will be held on                 , 2007, at its offices, 6100 Center Drive, Suite 900, Los Angeles, CA 90045, at 10:00 a.m., Pacific time. At the special meeting, AVP stockholders will be asked to adopt the merger agreement and to act upon any other matters that may properly come before the special meeting.

Record Date; Outstanding Shares.   At the close of business on the record date, ________, 2007, AVP had outstanding, 69,256 shares of Series B Stock, each entitling its holder to 27.87 votes, and 19,824,539 shares of common stock, each entitling its holder to one vote.

Required Votes.To adopt the merger agreement, holders of a majority of votes entitled to be cast at the special meeting must vote in favor of adoption. Holders of Series B Stock and common stock vote together as one class for this purpose. Excluding shares that may be acquired upon the exercise of currently exercisable stock options or warrants, AVP’s directors and executive officers, as of the record date, collectively owned 1,845,195 shares of common stock, entitling them to cast approximately 9% of the votes that may be cast at the special meeting. We anticipate that each of our directors and executive officers will vote their common stock in favor of the merger. Abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against adoption of the merger agreement.

Granting and Revocation of Proxies.   Stockholders of record may grant a proxy to vote by mail, telephone, or Internet or may attend the special meeting and vote in person. If your shares are held in an account with a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow for your shares to be voted.

You will have the power to revoke your proxy at any time before it is exercised by:

•	prior to the special meeting, delivering a written notice of revocation addressed to Thomas Torii, Controller, AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045;

•	prior to the special meeting, delivering to AVP a properly executed proxy with a later date;

•
on a date later than the date of the proxy being revoked, but no later than 7:00 p.m. Eastern time, on ____________, 2007, authorizing a proxy by telephone or Internet (only your last telephone or Internet proxy will be counted); or

•	attending the special meeting and voting in person.

Each proxy returned to AVP (and not subsequently revoked) by a holder of AVP Series B Stock or common stock will be voted in accordance with the instructions indicated thereon and in the discretion of the proxies on any other matter that may properly come before the special meeting. If no instructions are indicated, the proxy will be voted “FOR” adoption of the merger agreement.

Conditions to the Merger (page 43)

Each party’s obligation to consummate the merger is subject to satisfaction of a number of conditions before the effective time of the merger, including:

•	adoption of the merger agreement by AVP stockholders;

•	the parties’ respective representations and warranties in the merger agreement being true in all material respects;

•	the parties’ having fulfilled their respective obligations under the merger agreement required to have been satisfied at that time; and

•	the absence of any legal impediment to the consummation of the merger.

In addition, Holdings’ and Acquisitions’ obligation to consummate the merger is subject to the condition, among others, that holders of no more than 5% of AVP’s common stock exercise their appraisal rights. By letter dated April 10, 2007, Diker Management LLC, an affiliate of funds owning approximately 3,120,000 of our common shares (approximately 15.7% of our outstanding common stock) and warrants to purchase an additional 541,177 shares, declared that they “will not support the [merger] … and … may also decide to elect appraisal rights” if the merger is not amended “to better reflect the true value of [AVP].”

Go shop/no shop (page 45)

The merger agreement authorized our board of directors, for 45 days after the date of the merger agreement, to solicit, discuss, and negotiate third-party acquisition proposals, as alternatives to the merger, and to authorize AVP to enter an agreement regarding an acquisition proposal superior to the merger, if the board of directors, based on the recommendation of the special committee, determined in good faith after consultation with financial advisors and outside legal advisors, that authorizing such an agreement was necessary for our board of directors to comply with its fiduciary duties.

At the request of the special committee, representatives of Jefferies contacted 35 potential bidders during the go-shop period to determine whether any such parties had an interest in a possible transaction with AVP. Representatives of Jefferies reviewed with the special committee the status of discussions with parties contacted by Jefferies during the go-shop period. We did not receive any acquisition proposals during the go-shop period.

During the no-shop period, which extends from the end of the go-shop period until the closing date of the merger, we have agreed not to solicit, discuss, or negotiate any alternative acquisition proposal or enter any agreement regarding an alternative acquisition proposal, provided, however, that our board of directors may, based upon the recommendation of the special committee, furnish information to or engage in discussions or negotiations with any person that makes an unsolicited bona fide written acquisition proposal under circumstances set forth in the merger agreement.

Termination of the Merger Agreement (page 49)

The merger agreement may be terminated and the merger and related transactions may be abandoned at any time before the effective time of the merger by mutual consent of Holdings, Acquisition, and AVP or under the following circumstances, among others:

•
by AVP or Holdings and Acquisition, if consummation of the merger is enjoined or unlawful, or the merger is not consummated within 135 days after the date of the merger agreement, in which case, AVP shall reimburse Holdings’ and Acquisition’s transaction expenses not exceeding $500,000 and, if AVP is acquired within 12 months following expiration of this time period, AVP shall pay a $1,800,000 termination fee, plus expenses;

•
by AVP, if (i) Holdings or Acquisition breaches the merger agreement and fails to cure the breach within seven days of receiving notice of it, in which case Holdings and Acquisition shall pay AVP a termination fee of $1,125,000, plus expenses not exceeding $500,000, or (ii) AVP agrees to a third-party transaction superior to the merger, in which case AVP shall pay Holdings and Acquisition a termination fee of $1,125,000, if AVP terminates during the go-shop period, or of $1,800,000, if AVP terminates during the no-shop period, plus expenses not exceeding $500,000;

•
by Holdings and Acquisition if AVP breaches the merger agreement and fails to cure the breach within seven days of receiving notice of it, or AVP’s board of directors or the special committee changes its recommendation regarding the merger adversely to Holdings and Acquisition or fails to oppose an acquisition proposal from a third party, in which case AVP shall pay Holdings and Acquisition a termination fee of $1,800,000, plus expenses not exceeding $500,000.

Material U.S. Federal Income Tax Consequences (page 31)

The receipt by a U.S. holder of cash for shares of our stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign, and other tax laws. For U.S. federal income tax purposes, each U.S. holder of our common stock generally will recognize gain or loss as a result of the merger measured by the difference, if any, between the cash received in the merger and the U.S. holder’s adjusted tax basis in the shares of AVP Series B Stock or common stock owned by the U.S. holder. For U.S. federal income tax purposes, each non-U.S. holder generally will not be subject to U.S. federal income tax on the merger consideration received by such non-U.S. holder, unless the non-U.S. holder has certain connections to the United States. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 31. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Appraisal Rights (page 33)

Instead of accepting the merger consideration or liquidation value for their shares, if the merger is consummated, stockholders not voting in favor of the merger will be entitled to have their shares appraised by the Delaware Court of Chancery. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, to exercise your appraisal right, among other things:

•	you must NOT vote in favor of adoption of the merger agreement; and

•	you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted for the adoption of the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in waiver of appraisal rights. Annex C to this proxy statement contains the Delaware law relating to your right of appraisal. If your shares are held in the name of a broker or other nominee, you must instruct the holder to take the steps necessary to enable you to assert appraisal rights. If you or the holder fails to follow all of the steps required by this law, you will lose your right of appraisal.

AVP believes that, under Delaware case law, the fair value of a share of Series B Stock is its liquidation value.

Summary Financial Information

The following information at and for the years ended December 31, 2006 and 2005 has been derived from AVP’s historical audited consolidated financial statements for those years.

	For the three months ended March 31,		For the years ended December 31,
	2007	2006	2006	2005
Consolidated Statements of Operations Data:
Total Revenue	$169,000	$122,816	$21,472,080	$15,581,282
Total Gross profit	116,701	122,816	6,806,650	3,780,572
Operating loss	(2,205,315)	(1,500,672)	(604,142)	(8,907,327)
Net loss	(2,241,209)	(1,488,546)	(336,556)	(8,963,956)
Basic and diluted loss per common share	$(0.11)	$(0.12)	$(0.03)	$(1.03)
Ratio of earnings to fixed charges	(25.55)	(16.08)	0.02	(17.80)

	As of March 31,		As of December 31,
	2007	2006	2006	2005
Consolidated Balance Sheet Data:
Working capital	$3,427,709	$5,613,863	$5,613,863	$(1,197,861)
Total assets	10,184,681	8,695,020	8,695,020	2,675,538
Total stockholders’ equity (deficiency)	$3,806,294	$5,868,524	$5,868,524	$(604,620)

Book value per share, at March 31, 2007 and December 31, 2006	$0.24		$0.46

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of AVP. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents to which you are referred by this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting will be held on , 2007, at AVP’s offices, 6100 Center Drive, Suite 900, Los Angeles, CA 90045 at 10:00 a.m., Pacific time.

Q:	What am I being asked to vote on?

A:
You are being asked to vote on a proposal to adopt the merger agreement among AVP, Holdings, and Acquisition. The merger agreement sets forth the terms and conditions under which Acquisition will merge with and into AVP. See “The Special Meeting” and “The Merger Agreement” beginning on pages 38 and 40, respectively.

Q:	What will I receive in the merger?

A:
If the merger is completed, holders of our Series B Stock will have the right to receive the liquidation value of their shares, i.e., $33.93, in cash, for each share held, and holders of our common stock (except for Holdings and Acquisition or holders of our common stock who perfect their appraisal rights) will have the right to receive $1.23, in cash, for each share held. See “The Merger Agreement—The Merger” beginning on page 40.

Q:	What does our board of directors recommend?

A:
Our board of directors, based on the unanimous recommendation of the special committee composed of independent directors, unanimously approved the merger agreement and determined that it and the merger are advisable, fair to, and in the best interests of AVP and its stockholders, including its unaffiliated stockholders. Our board of directors therefore recommends that you vote “FOR” the adoption of the merger agreement. We encourage you to review the background and reasons for the merger sections of this proxy statement in greater detail. See “Special Factors—Background of the Merger,” and “Special Factors—Reasons for the Special Committee’s Determination; Fairness of the Merger” beginning on pages 13 and 13, respectively.

Q:	Why did our board of directors form the special committee?

A
Our board of directors formed a special committee of independent directors, who were not officers or employees of AVP, to consider the merger proposal, because AVP’s executive officers on the board may have interests in the merger that differ from the interests of unaffiliated stockholders.

Q:	When do you anticipate the merger will be completed?

A:
We will try to complete the merger as soon as possible.  Before that happens, the merger agreement must be adopted by our stockholders in the required manner at the special meeting. Assuming this and the other customary conditions to the merger are satisfied, we expect to complete the merger during the third quarter of 2007.

Q:	Who is entitled to vote at the special meeting?

A:
Holders of record of shares of our outstanding Series B Stock and common stock as of the close of business on                 , 2007, the record date for the special meeting, are entitled to vote at the special meeting. Holders of Series B Stock are entitled to 27.87 votes, and holders of common stock are entitled to one vote, for each share owned on the record date.

Q:	What vote is required to approve the merger agreement and the merger?

A:
To adopt the merger agreement, holders of a majority of votes entitled to be cast at the special meeting must vote in favor of adoption. Holders of Series B Stock and common stock vote together as one class for this purpose.

Q:	What happens if I sell my AVP Series B Stock or common stock before the special meeting?

A:
If you sell your AVP shares before the record date, you will not be entitled to vote at the special meeting or to receive the merger consideration. If you sell your shares after the record date but before the special meeting, unless special arrangements are made, you will retain your right to vote at the special meeting, but transfer the right to receive the merger consideration to the person to whom you sold your shares.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please authorize the individuals named on your proxy card to vote your shares by completing and promptly mailing your proxy card in the return envelope enclosed or by toll-free number or Internet, as described in the instructions included with your proxy card. Please do this as soon as possible so that your shares will be represented at the special meeting. See “The Special Meeting” beginning on page 38.

Q:	May I vote in person?

A:
Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return a proxy card or otherwise vote by proxy. If your shares are held of record by a broker or other nominee, you must obtain a proxy from the record holder of your shares to vote in person at the special meeting. Please note that stockholders may be asked to present photo identification for admittance to the special meeting.

Q:	Can I change my vote after I have mailed in my proxy card or voted by phone or Internet?

A:
Yes. You will have the power to revoke your proxy at any time before it is exercised by (1) prior to the special meeting, delivering a written notice of revocation addressed to Thomas Torii, Controller, AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045; (2) prior to the special meeting, delivering to AVP a properly executed proxy with a later date; (3) later than the date of the proxy being revoked, but no later than 7:00 p.m., Eastern time, on            , 2007, authorizing a proxy by telephone or Internet (only your last telephone or Internet proxy will be counted); or (4) attending the special meeting and voting in person. See “The Special Meeting” beginning on page 38.

Q:	If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement.

Q:	Will my shares held in “street” name or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Shares you hold in “street” name with a broker or other nominee, and shares you hold of record will be considered held by different stockholders, so they cannot be combined for voting purposes. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive and need to sign and return separate proxy cards for those shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	Should I send in my stock certificates now?

A:
No.  If the merger is approved, then, promptly after completion of the merger, each stockholder of AVP entitled to receive merger consideration will receive a transmittal letter and instructions specifying the procedures to be followed for surrendering stock certificates in exchange for payment. Upon surrender of your stock certificate(s) with a duly executed letter of transmittal, you will be paid the merger consideration to which you are entitled. You should not send your stock certificate(s) to us or anyone else until you receive written instructions following completion of the merger.

Q:	I do not know where my stock certificate is. How will I get my cash?

A:
The materials that will be sent to you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We also may require that you provide a bond to cover any potential loss and to enter into an indemnity agreement to indemnify AVP and the paying agent against any claim that may be made against them with respect to your stock certificate.

Q:	Where can I find more information?

A:	You may obtain more information from various sources as explained in the section “Where You Can Find More Information,” beginning on page 81.

Q:	Who can answer further questions?

A:
If you have additional questions about the merger, you may call MacKenzie Partners. Inc., our proxy solicitor, toll-free at 800-322-2885 or collect at 212-929-5500. If you would like additional copies of this proxy statement or a new proxy card, you may contact us in writing at AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045, Attention: Thomas Torii, or by telephone at (310) 426-8000.

SPECIAL FACTORS

Background of the Merger

In August 2006, Mark Leavitt, Managing Director - Head of Media & Communications Investment Banking, at Jefferies & Company, Inc. (“Jefferies”), introduced Leonard Armato, AVP’s Chairman and Chief Executive Officer, and Andrew Reif, then AVP’s Chief Operating Officer and Chief Financial Officer, to Robert F. Perille and Michael A. LaSalle, of Shamrock Capital Advisors, Inc. Mr. Leavitt has had in the past a business relationship with a senior member of Shamrock Capital Advisors, Inc. and is a member of the board of directors of the HGI Holdings, Inc., a portfolio company of an affiliate of Shamrock Advisors, Inc.

In November 2006, Messrs. Perille and LaSalle expressed to Mr. Reif an interest in acquiring all of AVP’s outstanding capital stock for $1.10 per common share, in cash, on a negotiated basis. Mr. Reif reported this information to Mr. Armato, who met with Mr. Perille, on November 16, 2006. Mr. Armato asked Mr. Perille to prepare a letter formalizing Shamrock's expression of interest, which Shamrock delivered on November 27, 2006. Shamrock’s proposal reflected an implied purchase price premium of 22% to the trading price of $0.90 per common share at the time the proposal was made and exceeded the trailing 30 and 60 day average prices by 49% and 57%, respectively.

Early in December 2006, Mr. Armato had informal discussions with AVP board members about Shamrock’s expression of interest, and, on December 12, 2006, at a special meeting of directors, Mr. Armato presented Shamrock’s letter to AVP’s board.

At a special board meeting held January 8, 2007, Mr. Armato informed the board that he expected AVP would receive a formal offer from Shamrock to acquire AVP. Kenneth Benbassat, of Loeb & Loeb LLP, AVP’s regular counsel, advised the board of its responsibilities in considering such an offer and recommended that the board appoint a special committee of independent directors, to review and negotiate such an offer and recommend to the board the acceptance or rejection of the offer, after the special committee’s review and negotiation of it. At the meeting, the board appointed Messrs. Scott Painter, Chairman, William J. Chardavoyne, and Philip Guarascio to the committee, as well as Mr. Brett Yormark, who resigned from the committee in February 2007, because he lacked time for committee responsibilities. (Mr. Chardavoyne’s assumption of the position of interim chief financial officer on March 31, 2007, upon Mr. Reif’s resignation, was not considered to impair Mr. Chardavoyne’s qualifications for service on the special committee, because the position is part-time, expected to exist for only a few months between Mr. Reif’s resignation and consummation of the merger, and Mr. Chardavoyne will not be employed by AVP or any of its or Shamrock’s other affiliates after the merger. If the merger is not consummated, AVP and Mr. Chardavoyne expect AVP to hire another individual as CFO.) The special committee held its first telephone conference on January 23, 2007, and it continues to meet via conference telephone regularly (generally twice weekly) through the date of filing of this preliminary proxy statement. At the meetings, the committee discussed, among other things, AVP’s strategies, prospects, and financial projections; the performance of its common stock; and the terms of Shamrock’s acquisition proposal. Each meeting was attended by a representative of Loeb & Loeb, and representatives of Jefferies attended a substantial majority of the meetings.  After its formation, only the special committee, and no member of management, including Mr. Armato, negotiated or was authorized to negotiate the merger on AVP’s behalf. The special committee also had authority to recommend approval or rejection of the merger terms as finally agreed, but not to authorize execution of the merger agreement on AVP’s behalf or its submission to stockholders.

Mr. Armato’s attorneys, Dreier Stein & Kahan LLP negotiated the voting agreement and subscription and contribution agreement with Shamrock’s attorneys. At the request of Mr. Armato’s attorneys, a fiduciary out clause was added to the voting agreement.

The special committee received a draft acquisition agreement from Shamrock on January 10, 2007. It provided for a merger to be preceded by a tender offer and required AVP to bear Shamrock’s transaction expenses and pay a $1,800,000 fee on termination of the agreement in certain circumstances.

On January 22, 2007, Messrs. Painter, Perille, and LaSalle had an initial meeting to discuss the transaction and Shamrock's views of AVP’s value and prospects.

At its January 23, 2007 meeting, the special committee selected Jefferies as the committee’s financial advisor. At the special committee’s January 25, 2007 meeting, attended by Jefferies, the committee discussed AVP’s future strategy, trading price of AVP’s stock, and timeline for Jefferies’ due diligence investigation of AVP.

By agreement, dated January 26, 2007, the special committee engaged Jefferies to act as the special committee’s financial advisor in connection with a possible sale or other significant transaction or series of transactions including AVP or its subsidiaries. In connection with the engagement, Jefferies agreed, if requested, to render an opinion, in accordance with its customary practices, to the special committee, as to the fairness, from a financial point of view, of the consideration to be paid to AVP or its stockholders, in such a transaction.  Before the merger agreement was signed, Jefferies did not attempt to identify or solicit other parties that might have an interest in acquring AVP.

 Around this time, Mr. Painter spoke by phone on a number of occasions with Mr. LaSalle, regarding deal terms; with Mr. Armato, regarding AVP’s revenue and capital needs; and, on January 29, 2007, Mr. Painter met with Messrs. Reif and Chardavoyne, to discuss assumptions underlying financial projections that management was preparing and areas of risk relating to the projections.  On January 30, 2007, the committee met with Mr. Armato to inquire of and discuss with him AVP’s future strategies. The committee discussed AVP’s value and the terms of Shamrock’s offer. On February 12, 2007, management delivered its financial projections to Jefferies, for its review in connection with the rendering of its fairness opinion. On February 14, 2007, Mr. Painter informed Mr. LaSalle that the California Coastal Commission had approved AVP’s plan to charge admission to 90%, rather than 25%, of attendees at AVP’s California events.

At the special committee’s February 15, 2007 meeting, Jefferies reported on its progress in preparing the fairness opinion. The committee requested Jefferies to provide a preliminary analysis at the committee’s February 20, 2007 meeting and began discussing a counteroffer. On February 20, 2007, Jefferies presented its Preliminary Discussion Materials (filed as Exhibit (c)(2) to AVP’s Amendment No. 1 to Schedule 13E-3). The committee discussed with Mr. Reif the projections and attendant areas of risk at the committee’s February 21, 2007 meeting.

At its February 22, 2007 meeting, the special committee discussed with Jefferies the financial projections on which Jefferies would base its fairness opinion, as well the procedure for responding to an offer received from Shamrock, to acquire AVP, at a price of $1.10 per share of common stock.

Late in February 2007, representatives of Jefferies discussed with Shamrock representatives the special committee's view that the offered price was inadequate. Jefferies reported on this conversation at the special committee’s February 26, 2007 meeting, at which the committee also considered whether Jefferies should conduct a market check before or after AVP and Shamrock signed an agreement. On February 27, 2007, Mr. Painter spoke with Messrs. Perille and LaSalle to confirm Shamrock’s continued interest in a transaction, discuss transaction structure, and an AVP counteroffer of a price of $1.30 per share of common stock. On March 1, 2007, Mr. LaSalle proposed to Mr. Painter a price of $1.25 per share.

On March 1, 2007, the special committee discussed the revised offer, as well as the merits of Shamrock’s proposal to conduct a tender offer before the proposed merger. On March 2, 2007, Mr. Painter advised Mr. LaSalle that the committee could not reach a consensus that $1.25 per share was an adequate price, but wished to proceed negotiating definitive transaction documents, to learn what additional matters might arise. At its March 6, 2007 meeting, the special committee requested Jefferies to provide examples of transactions priced below market and instructed Loeb & Loeb to deliver to Kirkland & Ellis LLP, Shamrock’s counsel, proposed changes to Kirkland’s draft acquisition agreement. On March 8, 2007, Loeb & Loeb delivered a revised draft, eliminating the tender offer, providing for a 60-day go-shop, requiring Shamrock to bear AVP’s expenses and pay a $1,000,000 termination fee, and capping expenses that either side would be required to bear at $350,000. At the special committee's March 13, 2007 meeting, Jefferies presented examples of transactions priced below market, and the committee instructed Loeb & Loeb to research whether any stockholder litigation occurred in connection with the transactions. Loeb & Loeb found none.

On March 19, 2007, Mr. LaSalle informed Mr. Painter that due diligence had revealed to Shamrock that outstanding options and warrants to purchase AVP common stock were more dilutive than existing information had indicated. On March 22, 2007, Mr. LaSalle proposed to reduce the acquisition price to $1.21 per share on account of the dilution. On March 26, 2007, Kirkland & Ellis delivered a revised draft merger agreement proposing to decrease the go-shop period from 60 days to 45, restore the $1,800,000 single-tiered termination fee, eliminate the termination fee payable to AVP, and increase the expense reimbursement cap to $750,000. At its March 27, 2007 meeting, the special committee discussed the revised merger agreement and offer and instructed Mr. Painter to advise Shamrock that the committee would accept $1.23 per share. He discussed the committee’s position with Mr. LaSalle on March 28, 2007, and Shamrock offered to acquire AVP at that price, which Mr. Painter reported to the committee that day. On March 29, 2007, Mr. Painter received from Messrs. LaSalle and Perille what they described as their final offer, to pay $1.23 per common share, restoring the two-tiered break-up fee, increasing the lesser break-up fee payable to Shamrock to $1,125,000, providing for a break-up fee to AVP, and capping expense reimbursements at $500,000. At its meeting that day, the special committee determined that Mr. Painter should inform Shamrock that the committee was satisfied with Shamrock’s offer and that the entire board should meet to decide whether to approve the proposed transaction.

AVP’s board met on April 3, 4, and 5, 2007 to consider the merger proposal. At the April 5 meeting, Jefferies delivered its opinion to the special committee that, as of that date, the merger consideration was fair, from a financial point of view, to AVP’s stockholders (other than Holdings, Acquisition and their respective affiliates), together with Jefferies’ presentation supporting its opinion, described under the caption “Opinion of Jefferies & Company, Inc.,” beginning on page 16, and filed as Exhibit (c)(3) to AVP’s Amendment No. 1 to Schedule 13E-3.

Following the board’s approval of the merger agreement, the special committee continued to meet to monitor progress toward consummation of the transaction.

Jefferies reported on the status of the go-shop during its term. Jefferies contacted 35 potential bidders, but received no acquisition proposals. At the special committee’s request, Jefferies provided a supplemental analysis at the special committee’s May 15, 2007 meeting, as described in “Opinion of Jefferies & Company, Inc.,” beginning on page 16, which did not change Jefferies’ April 5, 2007 opinion as to the fairness of the consideration to be received by the holders of our common stock pursuant to the merger agreement. The committee discussed the supplemental analysis on May 29, 2007, and, based on it, reaffirmed the $1.23 per share acquisition price.

Following execution of the merger agreement, Mr. Painter spoke on a few occasions with representatives of AmTrust Financial Group and Diker Management LLC, stockholders of AVP, answering questions about the process by which the special committee was selected and reached its conclusions regarding the merger or factual statements in the preliminary proxy statement. They also discussed that AmTrust and Diker might invest additional funds in AVP to promote a growth strategy, and AVP would remain a public company, but the stockholders made no concrete proposal.

During the second half of June, 2007, Robert F. Perille and Michael A. LaSalle of Shamrock Capital Advisors, Inc. met with representatives of several of AVP's current stockholders and then affiliates, including Diker Micro Value Fund, LP, Diker Micro Value QP Fund, LP, Diker Micro and Small Cap Fund, LP, Diker Micro, Small Cap Offshore Fund, Ltd., and Amtrust Financial Group, and as well as Siar Capital LLC, to discuss the merger. During the meetings, the stockholders reiterated to Shamrock the stockholders' view that the $1.23 per share that would be paid in the merger is inadequate and that the stockholders intend to vote their shares against the merger and to exercise their dissenters' rights. Shamrock listened to the stockholders' concerns and expressed Shamrock's view that the $1.23 per share that would be paid in the merger is not inadequate.

Recommendations of the Special Committee and Our Board of Directors

Members of our management who are directors may have financial and other interests that may be different from, or in addition to, your interests in the merger. Therefore, our board of directors decided that a special committee of independent directors, who were not members of management and had no financial interest in the merger that differed from that of our unaffiliated stockholders, generally, other than indemnification rights under the merger agreement, should be formed, to evaluate and negotiate the merger agreement and, if the special committee so decided, to recommend approval of the merger agreement and merger to our entire board.

The special committee negotiated the terms of the merger and unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of our stockholders, including our unaffiliated stockholders, and, at the board meeting held April 5, 2007, unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors in reaching its determinations and recommendations, as more fully described below.

Our board of directors and Mr. Armato, based upon the unanimous recommendation of the special committee and the other factors more fully described below, which the board and Mr. Armato expressly adopt, unanimously concluded that the merger agreement and the transactions contemplated by it, including the merger, are advisable, substantively and proceduarally fair to, and in the best interests of AVP and our stockholders, including our unaffiliated stockholders, In addition, our board of directors unanimously approved the merger agreement and the transactions contemplated by it, including the merger.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Special Committee’s Determination; Fairness of the Merger

In determining the fairness of the merger and recommending adoption of the merger agreement and approval of the merger to our board of directors, the special committee considered the following factors which, in the opinion of the members of the special committee, supported the special committee’s recommendation:

•
the special committee’s substantial experience in the kinds of businesses in which AVP engages, and its members’s understanding of and familiarity with AVP’s business, finanical condition, results of operations, and prospects;

•
AVP’s value as a going concern, which the special committee based on a variety of factors including the various analyses, methodologies and information provided by AVP’s financial advisor, Jefferies, which is described below under “Opinion of Jefferies & Company, Inc.” beginning on page 16;

•
the written opinion of Jefferies that, as of April 5, 2007, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than Holdings, Acquisition and their respective affiliates), which supported the special committee’s belief that the merger consideration was fair to unaffiliated holders of our common stock, and which the special committee, the board and Mr. Armato expressly adopt. Although Jefferies limited its opinion as to the fairness of the merger consideration to holders of AVP common stock other than Holdings, Acquisition, and their respective affiliates, the special committee, the board and Mr. Armato believe that the opinion supports their belief as to the fairness of the merger consideration to all holders of common stock unaffiliated with AVP, because, subject to the exception for Holdings, Acquisition, and their respective affiliates, the opinion addressed the fairness of the merger consideration to holders of AVP common stock, generally, giving no basis to believe that the fairness of the merger consideration otherwise should differ depending on whether a holder of common stock was or was not an AVP affiliate.

•
that the merger consideration will be paid entirely in cash to our stockholders, so that the transaction allows our unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•
that there is no financing contingency to the merger, and that Shamrock has the financial and capital resources to complete the merger without needing to obtain financing and without undue delay, which provides additional certainty that our unaffiliated stockholders will realize a fair value, in cash, for their investment; and

•	the ability of our stockholders who may not support the merger to exercise appraisal rights under Delaware law.

The special committee also considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent the interests of AVP’s unaffiliated stockholders. The special committee believes these factors support its decision and provide assurance as to the procedural fairness of the merger to AVP stockholders, including its unaffiliated stockholders:

•	our board of directors established a special committee to consider and negotiate the terms of the merger and the merger agreement;

•
the special committee is composed of directors who were not officers, employees, or controlling stockholders of AVP, and, other than the indemnification rights under the merger agreement, do not have a financial interest in the proposed transaction that differs from that of our unaffiliated stockholders (For the reasons stated previously, under the caption, Background of the Merger, beginning on page 13, Mr. Chardavoyne’s appointment as interim chief financial officer upon the resignation of our preceding chief financial officer, as of March 31, 2007, was not considered to impair Mr. Chardavoyne’s qualifications for service on the committee);

•	the members of the special committee are receiving adequate compensation for their services, which is not contingent on approval of the merger;

•	the special committee retained and received advice from its financial advisors in evaluating, negotiating, and recommending the terms of the merger agreement;

•	the special committee and its advisors took an active and direct role in the negotiations with respect to the merger and extensively deliberated the proposed transaction;

•	the prices per share and the other terms and conditions of the merger agreement resulted from active arms-length negotiations between the special committee and Shamrock; and

•
that the merger agreement permitted AVP’s board, for 45 days from the date of the merger agreement, to solicit and, thereafter, until consummation of the merger, permits AVP’s board to consider, unsolicited bona fide alternative proposals and to authorize AVP to consummate an alternative proposal, instead of the merger, if necessary to comply with the board’s fiduciary duties; the merger agreement required the preliminary copies of this proxy statement to be filed before the go-shop period had expired, but the special committee and the board believed that this requirement did not impair the effectiveness of the go-shop provision as an assurance of procedural fairness, because AVP's ability or authority under the merger agreement to respond to expressions of interest were the same during the go-shop period, both before and after the filing of the preliminary proxy statement, and because filing the preliminary proxy material during the go-shop period might encourage third parties to propose alternative transactions.

The special committee, board of directors and Mr. Armato believe that the transaction is procedurally fair to unaffiliated stockholders, notwithstanding the absence of a requirement that the transaction be approved by unaffiliated stockholders or unaffiliated representative acting solely on behalf of the unaffiliated stockholders. For the reasons stated above, the special committee, board of directors and Mr. Armato believe that the special committee sufficiently represented the interests of unaffiliated stockholders, as a whole. The special committee, board of directors and Mr. Armato also note that affiliated stockholders do not own a majority of the common stock outstanding and issuable on exercise of outstanding in-the-money stock options and stock purchase warrants. Although affiliated stockholders own approximately 29.1% of the shares calculated on this basis, three unaffiliated stockholders own approximately 25.0% of the shares calculated on this basis.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the special committee were as follows:

•
although the go shop/no shop provisions of the merger agreement authorized AVP to solicit and authorize AVP to consider unsolicited alternative proposals, the merger agreement’s breakup fee and expense reimbursement provisions might discourage third-party bids;

•
upon consummation of the merger, the Company will cease to be a public company, and our stockholders will no longer be equity holders in the Company and therefore will no longer participate in any potential future growth;

•
even if the merger agreement is adopted by stockholders, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	for U.S. federal income tax purposes, the merger consideration will be taxable to our stockholders receiving the merger consideration; and

•
the restrictions on the conduct of our business prior to the consummation of the merger require us to conduct our business in the ordinary course, subject to specific limitations, which might delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

The special committee concluded, however, that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The special committee considered that the merger consideration per share is less than the $1.50 closing price of AVP’s common stock on April 4, 2007, the last trading day before announcement of the proposed merger; but, given the illiquidity of the market for AVP’s common stock, the committee concluded that the market price at that time might not necessarily accurately reflect the value of the shares or assure that all AVP stockholders could receive that price for their shares. The special committee noted, for example, that, on March 22, 2007, when 347,200 shares traded, the prices of the vast majority of the trades ranged between $1.15 and $1.18 per share, suggesting that the merger consideration was likely to exceed the price that all stockholders would receive, if they wished, simultaneously, to receive cash for their shares in market trading. The special committee also noted the trading range of the common stock in the year before the merger was announced and Jefferies’ analysis that the weighted average price per share during the period was $1.04 per share. The special committee did not consider our net book value, because it believes net book value not to be a meaningful measure of our value, or liquidation value, because the special committee considers AVP to be a viable going concern. There were no affiliate purchases of shares or firm offers for an acquisition or business combination with us in the last two years.

In view of the number and variety of factors, the amount of information considered, and the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee conducted extensive discussions of, among other things, the factors described above, including asking questions of our management and AVP’s financial and legal advisors. The special committee considered the factors described above as a whole, and overall considered them to be favorable to, and in support of, its determination that the transaction is fair to and in the best interests of our unaffiliated shareholders.

Opinion of Jefferies & Company, Inc.

The special committee engaged Jefferies on January 26, 2007 to serve as the special committee’s financial adviser, an engagement that subsequently included rendering an opinion to the special committee as to whether the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructuring and other financial services.

On April 5, 2007, Jefferies delivered its opinion to the special committee to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the consideration of $1.23 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of such shares (other than Holdings, Acquisition and their respective affiliates).

The full text of the written opinion of Jefferies, which sets forth assumptions made, matters considered and, qualifications and limitations on the scope of review undertaken by Jefferies, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The following summary of the Jefferies opinion is qualified in its entirety by reference to the full text of the Jefferies opinion. Shareholders are urged to read and should read the entire Jefferies opinion carefully.

The Jefferies opinion is addressed to our special committee in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by the holders of our common stock pursuant to the merger agreement. The amount of the consideration to be received by the holders of our common stock was determined through negotiations between the special committee, Jefferies, and Shamrock. The Jefferies opinion does not address the merits of AVP’s underlying business decision to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any holder of common stock as to how the holder of such common stock should vote with respect to the proposed merger or any other matter.

In its review, Jefferies made no independent investigation of any legal or accounting matters affecting AVP, and Jefferies assumed the correctness in all respects material to our analysis of all legal and accounting advice given to AVP and the special committee, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to AVP and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of our common stock. Jefferies assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies has also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us or the contemplated benefits of the merger.

In arriving at its opinion, Jefferies, among other things:

•	Reviewed a draft of the merger agreement dated April 5, 2007;

•	Reviewed certain publicly available financial and other information about us;

•	Reviewed certain information furnished to Jefferies by our management, including financial forecasts and analyses, relating to our business, operations and prospects;

•
Held discussions with members of our senior management concerning the matters described in the preceding two points and certain other matters Jefferies believed necessary or appropriate to its inquiry;

•	Reviewed the share trading price history and valuation multiples for our common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•	Conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that we supplied or otherwise made available or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of our assets or liabilities, nor did it conduct a physical inspection or appraisal of any of our properties, assets or facilities, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted within its opinion that projecting future results of any company is inherently subject to uncertainty. We informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. Jefferies expressed no opinion as to our financial forecasts or the assumptions on which our financial forecasts are made.

The Jefferies opinion is based on economic, monetary, regulatory, market, and other conditions existing and that can be evaluated as of the date of the opinion. Jefferies expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Jefferies’ and our control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the process at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, to the holders of common stock of the merger consideration and were provided to our special committee in connection with Jefferies’ delivery of its opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies that were presented to our special committee on April 5, 2007 in connection with the delivery of Jefferies’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Our management provided Jefferies with two projection cases for purposes of its analysis.

The Target Management Case reflects our budget objectives for the current fiscal year and our targeted objectives for the 2008-2010 period. The 2007-2010 financial forecast is predicated on our success in growing our major source of revenue, sponsorship fees, at a high rate through renewals and the acquisition of new sponsors. Specifically, sponsorship revenue is projected to grow at a compound annual rate of 20% over the period 2007-2010. AVP’s cost structure is largely fixed and does not vary materially with the level of sponsorship revenue.

The Conservative Management Case reflects a scenario with lower sponsorship revenue growth, growing at a compound annual rate of 14% over the 2007-2010 period. In this lower growth scenario, our costs remain largely the same. In this case, we project hosting the same number of events and incurring the same infrastructure costs. This case represents our management’s assessment of a less optimistic growth scenario.

Historical Share Price Performance. Jefferies reviewed the historical trading performance of our common stock and observed that the closing low and high trading prices for shares of our common stock over the 52 weeks ended April 4, 2007 ranged from $0.55 per share to $1.75 per share and compared this range of trading prices to the $1.23 per share cash merger consideration. Jefferies noted that 69.5% of the cumulative volume of shares of our common stock traded during this period traded below the $1.23 per share cash merger consideration, and the weighted average price per share during this period was $1.04.

Comparable Company Analysis. Given the unique nature of our main business, Jefferies believes no public company is directly comparable to AVP. Therefore, Jefferies reviewed the trading multiples of a number of micro-cap companies in the media sector with market capitalizations and financial operating metrics similar to ours. The comparable companies were selected based on the following criteria: market capitalization of less than $100 million, enterprise value of less than $50 million, and EBITDA margins less than 10%. Global Entertainment Corp. and WPT Enterprises Inc. were included because they offer sports and gaming league-related services, but with very different business models than ours. Using publicly available information and information provided by our management, Jefferies reviewed our trading multiples and the corresponding trading multiples of a group consisting of the following companies:

•	Access Worldwide Communications Inc.

•	Broadview Institute, Inc.

•	Burst Media Corporation

•	CoActive Marketing Group Inc.

•	Datascension Inc.

•	EMAK Worldwide Inc.

•	Global Entertainment Corp.

•	Guideline, Inc.

•	Questar Assessment, Inc.

•	Traffix Inc.

•	WPT Enterprises Inc.

In its analysis, Jefferies derived and compared our multiples and the multiples of the selected companies, calculated as follows:

•	the enterprise value divided by revenue for the latest-twelve-month period, or LTM, which is referred to as Enterprise Value/LTM Revenue

•	the enterprise value divided by estimated revenue for the calendar year 2007, which is referred to as Enterprise Value/2007E Revenue,

•	the enterprise value divided by estimated revenue for the calendar year 2008, which is referred to as Enterprise Value/2008E Revenue,

•	the enterprise value divided by earnings before interest, taxes, depreciation and amortization, or EBITDA for the calendar year 2007, which is referred to as Enterprise Value/2007E EBITDA, and

•	the enterprise value divided by earnings before interest, taxes, depreciation and amortization, or EBITDA for the calendar year 2008, which is referred to as Enterprise Value/2008E EBITDA.

The data underlying the comparable company analysis is summarized in the table below. All data represents market values, historical and projected financials as of April 4, 2007.

		Revenue			EBITDA
Company	Terminal Equity Value	LTM	2007E(1)	2008E(1)	LTM	2007E(1)	2008E(1)
Access Worldwide Communications Inc.	$26.9	$45.4	$35.2	$43.7	$1.7	$1.2	$3.6
Broadview Institute, Inc.	13.3	10.6	N/A	N/A	1.1	N/A	N/A
Burst Media Corporation	23.3	23.5	26.3	29.0	2.3	3.1	3.7
CoActive Marketing Group Inc.	14.1	105.9	N/A	N/A	2.1	N/A	N/A
Datascension Inc.	11.5	13.7	N/A	N/A	0.6	N/A	N/A
EMAK Worldwide Inc.	20.7	181.4	N/A	N/A	0.7	N/A	N/A
Global Entertainment Corp.	22.7	22.6	26.7	38.1	(1.5)	(0.4)	1.3
Guideline, Inc.	26.2	46.2	N/A	N/A	3.3	N/A	N/A
Questar Assessment, Inc.	29.4	30.2	42.4	N/A	2.6	5.2	N/A
Traffix Inc.	50.7	72.8	75.0	83.0	5.8	7.0	8.0
WPT Enterprises Inc.	63.3	29.3	24.0	30.2	0.9	(4.7)	0.2

AVP - Target Management Case	$36.9	$21.5	$28.3	$35.3	($0.4)	$3.0	$6.2
(1) Projected Financials taken from Wall St. Research, except AVP which is based on management projections.

This analysis indicated the following based upon our Target Management Case projections:

Comparative Public Company Multiples
Benchmark	High	Low	Median	Mean	Transaction
Enterprise Value/LTM Revenue	2.2x	0.1x	0.8x	0.8x	1.7x
Enterprise Value/2007E Revenue	2.6x	0.7x	0.8x	1.1x	1.3x
Enterprise Value/2008E Revenue	2.1x	0.6x	0.6x	0.9x	1.0x
Enterprise Value/2007E EBITDA	22.4x	5.7x	7.4x	10.7x	12.5x
Enterprise Value/2008E EBITDA	17.5x	6.3x	6.9x	9.4x	6.0x

Using a reference range of 0.6x to 1.0x our LTM revenue, 0.6x to 1.0x our estimated 2007 revenue, 0.4x to 0.8x our estimated 2008 revenue, 6.4x to 8.4x our estimated 2007 EBITDA, and 5.9x to 7.9x our estimated 2008 EBITDA, Jefferies determined our implied enterprise value. Given the disparity of business models of the comparable companies, Jefferies based its reference ranges on equal deviations from the median multiple of the total comparable set. Jefferies then subtracted debt from the implied enterprise value to determine an implied equity value. Our cash balance as of December 31, 2006 was not added in the derivation of the implied equity value.  After accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options and warrants using the treasury stock method), this analysis indicated a range of our implied equity values per share of $0.47 to $0.76 using the LTM revenue multiples, $0.61 to $0.97 using the 2007E revenue multiples, $0.51 to $0.97 using the 2008E revenue multiples, $0.68 to $0.87 using the 2007E EBITDA multiples and $1.22 to $1.59 using the 2008E EBITDA multiples, in each case compared to the merger consideration of $1.23 in cash per share. On May 15, 2007, at the special committee’s request, Jefferies provided an amended analysis to reflect an alternative treatment of our cash balance at December 31, 2006. Under this alternate treatment, $4.0 million was considered discretionary cash on hand, rather than the prior treatment of cash as not being available for distribution. As a result, in the amended analysis, Jefferies added such $4.0 million of our December 31, 2006 cash balance to the implied equity value determined above. This amended analysis, which is filed as Exhibit (c)(4) to Amendment No. 1 to AVP’s Schedule 13E-3, indicated a transaction multiple of 1.5x and range of implied equity values per share of $0.61 to $0.89, using the LTM revenue reference multiples; a 1.2x transaction multiple and $0.75 to $1.09 range, using the 2007E revenue reference multiples; a .9x transaction multiple and $0.65 to $1.09 range, using the 2008E revenue reference multiples; an 11.1x transaction multiple and $0.82 to $1.00 range, using the 2007E EBITDA reference multiples; and a 5.3x transaction multiple and $1.34 to $1.71 range, using the 2008E EBITDA reference multiples.

Using our Conservative Management Case projections, this analysis indicated the following:

Comparative Public Company Multiples
Benchmark	High	Low	Median	Mean	Transaction
Enterprise Value/LTM Revenue	2.2x	0.1x	0.8x	0.8x	1.7x
Enterprise Value/2007E Revenue	2.6x	0.7x	0.8x	1.1x	1.4x
Enterprise Value/2008E Revenue	2.1x	0.6x	0.6x	0.9x	1.2x
Enterprise Value/2007E EBITDA	22.4x	5.7x	7.4x	10.7x	23.1x
Enterprise Value/2008E EBITDA	17.5x	6.3x	6.9x	9.4x	16.8x

Using a reference range of 0.6x to 1.0x our LTM revenue, 0.6x to 1.0x our estimated 2007 revenue, 0.4x to 0.8x our estimated 2008 revenue, 6.4x to 8.4x our estimated 2007 EBITDA and 5.9x to 7.9x our estimated 2008 EBITDA, Jefferies determined our implied enterprise value. Jefferies then subtracted debt from the implied enterprise value to determine an implied equity value. Our cash balance as of December  31, 2006 was not added in the derivation of the implied equity value. After accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options and warrants using the treasury stock method), this analysis indicated a range of our implied equity values per share of $0.47 to $0.76 using the LTM revenue multiples, $0.58 to $0.93 using the 2007E revenue multiples, $0.45 to $0.87 using the 2008E revenue multiples, $0.37 to $0.48 using the 2007E EBITDA multiples and $0.46 to $0.61 using the 2008E EBITDA multiples, in each case compared to the merger consideration of $1.23 in cash per share. Jefferies’ supplemental analysis on May 15, 2007, indicated a 1.5x transaction multiple and range of implied equity values per share of $0.61 to $0.89, using the LTM revenue reference multiples; a 1.2x transaction multiple and $0.72 to $1.05 range, using the 2007E revenue reference multiples; a 1.1 transaction multiple and $0.59 to $0.99 range using the 2008E revenue reference multiples; a 20.6 transaction multiple and $0.52 to $.63 range, using the 2007E EBITDA reference multiples; and a 15.0 transaction multiple and $0.61 to $0.76 range, using the 2008E EBITDA reference multiples.

No company utilized in the comparable company analysis is identical to us. While Jefferies considered the trading and operating characteristics of a number of publicly traded companies, the unique nature of our main business lessens the relevance of comparable public company analysis. In evaluating selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond our and Jefferies’ control.

Selected Comparable Transactions Analysis. Using publicly available information, Jefferies examined the following seven transactions involving transactions announced between January 1, 2002 and April 4, 2007, in sectors composed of advertising and marketing, broadcasting, motion pictures / audio visual, other media and entertainment, publishing, recreation and leisure, with enterprise values at announcement of less than $150 million and market capitalization four weeks prior to announcement of less than $200 million. The transactions considered and the month and year each transaction was announced were as follows:

Buyer	Target	Month and Year Announced
infoUSA Inc.	Opinion Research Corp	August 2006
Vista Group Holdings LLC	Outlook Group Corp	March 2006
Lamar Advertising Co	Obie Media Corp	September 2004
Management-led Investor group	Integrity Media Inc	November 2003
Eastman Kodak Co.	Laser-Pacific Media Corp	August 2003
Scientific Games Corp	MDI Entertainment Inc	November 2002
Mosaic Media Group Inc, Jules Haimovitz, and CDP Capital Communications	dick clark productions inc	February 2002

Using publicly available information for each of these transactions, Jefferies reviewed the transaction value as a multiple of the target company’s LTM Revenue (our LTM EBITDA is negative so such a metric could not be used in the analysis) immediately preceding announcement of the transaction, which is referred to below as Transaction Value/LTM Revenue. This analysis indicated the following:

				Transaction Value/
Date Announced	Acquiror	Target	Transaction Value	LTM Revenue(1)	LTM Revenue(1)
08/04/06	infoUSA Inc	Opinion Research Corp	$134.3	$192.0	0.7x
03/20/06	Vista Group Holdings LLC	Outlook Group Corp	47.0	84.9	0.6x
09/20/04	Lamar Advertising Co	Obie Media Corp	66.0	47.4	1.4x
11/21/03	Management-led Investor group	Integrity Media Inc	52.4	69.9	0.7x
08/01/03	Eastman Kodak Co.	Laser-Pacific Media Corp	30.5	35.4	0.9x
11/19/02	Scientific Games Corp	MDI Entertainment Inc	21.9	17.0	1.3x
02/14/02	Mosaic Media Group Inc, Jules Haimovitz, and CDP Capital Communications	Dick Clark Productions inc	72.1	45.1	1.6x

Source: Securities Data Corporation and public filings.
(1) LTM refers to latest twelve months.

Selected Comparable Transaction Multiples
Benchmark	High	Low	Median	Mean
Transaction Value/LTM Revenue	1.6x	0.6x	0.9x	1.0x

Jefferies used a reference range of 0.7x to 1.1x our LTM revenue, based on equal deviations from the median multiple of the total set of comparable transactions, to determine our implied enterprise value of $15.1 million to $23.1 million. Jefferies then subtracted debt from the implied enterprise value to determine an implied equity value. Our cash balance as of December  31, 2006 was not added in the derivation of the implied equity value. After accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options and warrants using the treasury stock method), this analysis indicated a range of our implied equity values per share of $0.54 to $0.83 using the LTM revenue multiples, compared to the merger consideration of $1.23 in cash per share. Jefferies’ supplemental analysis indicated a range of implied equity values per share of $0.68 to $0.95 using the LTM revenue multiples, compared to the merger consideration of $1.23 in cash per share.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, many of which are beyond our and Jefferies’ control.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis, which values us as the sum of our unlevered (before financing costs) free cash flows over a four year forecasted period and our terminal or residual value at the end of such period. The discounted free cash flow approach assumed a range of discount rates of 26% to 30%, a range of perpetuity growth rates of 5.0% to 7.0% (perpetual growth method), and a range of 2010 terminal EBITDA multiples of 5.5x to 7.5x (terminal multiple method), using certain financial projections for us prepared by our management. The terminal multiple method estimates the terminal or residual value of free cash flows beyond the forecast period by applying an appropriate industry or comparable company multiple to the projected EBITDA at the end of the forecast period. The perpetuity growth method estimates the terminal value by assuming a long-term growth rate for free cash flows in perpetuity. Jefferies selected its range of perpetual growth rates (5.0% - 7.0%) based on blended average of growth rates over the long-term, which Jefferies deemed most reasonable in light of projected above average growth in the near and medium-term and an eventual maturing of the free cash flow growth rate over the long-term. Jefferies selected a terminal EBITDA multiple at a discount to the median EBITDA multiple of the comparable companies in order to reflect a more reasonable set of implied perpetual growth rates. Jefferies performed discounted cash flow analyses utilizing both sets of management projections, the Target Management Case and the Conservative Management Case. Given the unique nature of our main business and the lack of directly comparable companies, the discount factor of 26% to 30% was calculated using our stand-alone weighted average cost of capital as opposed to a weighted average cost of capital of the comparable companies. The analysis considered the standalone value of our net operating loss carry-forwards. Based on this analysis, Jefferies determined our implied enterprise value. Jefferies then subtracted debt from the implied enterprise value to determine an implied equity value. Our cash balance as of December  31, 2006 was not added in the derivation of the implied equity value. After accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options and warrants using the treasury stock method), this analysis utilizing the Target Management Case projections indicated a range of our implied equity values per share of $0.70 to $0.85 per share using the perpetual growth method and implied equity values per share of $0.97 to $1.26 per share using the terminal multiple method, compared to the merger consideration of $1.23 in cash per share. Utilizing the Conservative Management Case projections, the discounted cash flow analysis indicated a range of our implied equity values per share of $0.29 to $0.36 per share using the perpetual growth method and implied equity values per share of $0.34 to $0.44 per share using the terminal multiple method, compared to the merger consideration of $1.23 in cash per share. Jefferies’ supplemental analysis on May 15, 2007, using Target Management Case projections, indicated a range of our implied equity values per share of $0.83 to $0.97 per share using the perpetual growth method and implied equity values per share of $1.09 to $1.38 per share using the terminal multiple method, compared to the merger consideration of $1.23 in cash per share. Using the Conservative Management Case projections, Jefferies’ discounted cash flow analysis indicated a range of our implied equity values per share of $0.43 to $0.50 per share using the perpetual growth method and implied equity values per share of $0.48 to $0.58 per share using the terminal multiple method, compared to the merger consideration of $1.23 in cash per share. For more information concerning the management projections that were used in Jefferies’ discounted cash flow analysis, see AVP’s Financial Forecasts, beginning on page 23.

Liquidity Analysis. Jefferies also analyzed the trading liquidity of our common stock by reviewing our trading volume relative to the average trading volume of broad market averages. Our shares have been highly illiquid, with only 21,349 shares traded daily on average during the last three months prior to the April 5, 2007 announcement, representing only 0.11% of the basic shares outstanding. Our shares trade approximately one-sixth the volume (relative to outstanding shares of the S&P 600 Small Cap index), which traded 223,091 shares daily on average during the same time period, representing 0.61% of the average shares outstanding. Our lack of equity research coverage also plays a role in our illiquidity.

Present Value of Projected Share Price Analysis. Jefferies performed a present value of projected share price analysis, which projects our future share price based on forecasted financial results and discounts the value to the present day. This analysis assumed a range of discount rates of 26% to 30% and a range of 2010 terminal EBITDA multiples of 5.5x to 7.5x and used the projected 2010 EBITDA figure as projected by our management in the Target Management Case and Conservative Management Case. Utilizing the Target Management Case projections, the analysis indicated a range of our implied equity values per share of $0.65 to $1.00 per share, compared to the merger consideration of $1.23 in cash per share. Utilizing the Conservative Management Case projections, the analysis indicated a range of our implied equity values per share of $0.19 to $0.29 per share, compared to the merger consideration of $1.23 in cash per share. Jefferies’ supplemental analysis, using Target Management Case projections, indicated a range of our implied equity values per share of $0.70 to $1.06 per share. The supplemental analysis assumed a range of discount rates of 26% to 30% and a range of 2010 terminal EBITDA multiples of 5.5x to 7.5x and used the projected 2010 EBITDA figure as projected by our management in the Target Management Case and Conservative Management Case. Utilizing the Conservative Management Case projections, the supplemental analysis indicated a range of our implied equity values per share of $0.24 to $0.34 per share, compared to the merger consideration of $1.23 in cash per share.

General. The summary set forth above does not purport to be a complete description of the analyses performed by Jefferies. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Jefferies believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying the Jefferies opinion. In arriving at its opinion, Jefferies considered the results of all its analyses. The analyses performed by Jefferies include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by the Jefferies analyses. The analyses do not purport to be appraisals or to reflect the prices at which our common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for purposes of Jefferies providing its opinion to our special committee. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Jefferies nor any other person assumes responsibility, if future results or actual values are materially different from those forecasted.

Preliminary Presentation. On February 20, 2007, Jefferies made a preliminary presentation to our special committee relating to Jefferies’ preliminary valuation analysis. The financial and comparative analyses presented by Jefferies to our special committee on April 5, 2007 in connection with Jefferies’ delivery of its fairness opinion supercede the terms, provisions and preliminary analyses contained within Jefferies’ preliminary presentation to our special committee on February 20, 2007. The following is a summary of the material financial and comparative analyses performed by Jefferies that were preliminarily presented to our special committee on February 20, 2007.

Preliminary Comparable Company Analysis. Given the unique nature of our main business, Jefferies believes no public company is directly comparable to AVP. Therefore, Jefferies reviewed the trading multiples of a number of micro-cap companies in the media sector with market capitalizations and financial operating metrics similar to ours. The comparable companies for Jefferies’ preliminary presentation were selected based on the following criteria: market capitalization of less than $50 million and enterprise value of less than $70 million. Using publicly available information and information provided by our management, Jefferies reviewed our trading multiples and the corresponding trading multiples of a group consisting of the following companies:

•	Access Worldwide Communications Inc.

•	ACT Teleconferencing Inc.

•	Adams Golf Inc.

•	Anacomp Inc.

•	ARTISTdirect Inc.

•	AZCAR Technologies Inc.

•	BrandPartners Group Inc.

•	Broadview Institute, Inc.

•	CoActive Marketing Group Inc.

•	CPAC Inc.

•	DAC Technologies Group International Inc.

•	Datascension Inc.

•	Delta Three Inc.

•	EMAK Worldwide Inc.

•	Financial Media Group, Inc.

•	Franklin Electronic Publishers Inc.

•	Guideline, Inc.

•	Ikonics Corp.

•	ilinc Communications, Inc.

•	Nature Vision Inc.

•	Pac-West Telecomm Inc.

•	Point.360

•	QRS Music Technologies Inc.

•	Servotronics Inc.

•	Singing Machine Co. Inc.

•	Soyo Group Inc.

•	Trans-Lux Corp.

•	Value Management & Research AG

•	Wireless Matrix Corp.

•	XETA Technologies Inc.

In its preliminary analysis, Jefferies derived and compared our multiples and the multiples of the selected companies, calculated as follows:

•	the enterprise value divided by revenue for the latest-twelve-month period, or LTM, which is referred to as TEV/LTM Revenue and

•	the enterprise value divided by earnings before interest, taxes, depreciation and amortization, or EBITDA, for the LTM, which is referred to as TEV/LTM EBITDA.

This preliminary analysis indicated the following:

Comparative Public Company Multiples
Benchmark	High	Low	Median	Mean
TEV/LTM Revenue	5.5x	0.1x	0.7x	1.0x
TEV/LTM EBITDA	22.4x	5.7x	7.4x	10.7x

Preliminary Discounted Cash Flow Analysis. Jefferies performed a preliminary discounted cash flow analysis, which values us as the sum of our unlevered (before financing costs) free cash flows over a four year forecasted period and our terminal or residual value at the end of such period. The preliminary discounted free cash flow analysis assumed a range of discount rates of 19.7% to 23.7%, a range of perpetuity growth rates of 2.0% to 4.0% (perpetual growth method), and a range of 2010 terminal revenue multiples of 0.70x to 1.30x (terminal multiple method), using certain financial projections for us prepared by our management. The terminal multiple method estimates the terminal or residual value of free cash flows beyond the forecast period by applying an appropriate industry or comparable company multiple to the projected revenue at the end of the forecast period. The perpetuity growth method estimates the terminal value by assuming a long-term growth rate for free cash flows in perpetuity. Jefferies selected its range of perpetual growth rates (2.0% - 4.0%) for its preliminary analysis based on blended average of growth rates over the long-term, which Jefferies deemed most reasonable in light of projected above average growth in the near and medium-term and an eventual maturing of the free cash flow growth rate over the long-term. Jefferies selected a terminal revenue multiple at a discount to the median revenue multiple of the comparable companies in order to reflect a more reasonable set of implied perpetual growth rates. Given the unique nature of our main business and the lack of directly comparable companies, the discount factor of 19.7% to 23.7% was calculated using our stand-alone weighted average cost of capital as opposed to a weighted average cost of capital of the comparable companies. The preliminary analysis considered the standalone value of our net operating loss carry-forwards. Based on this preliminary analysis, Jefferies determined our implied enterprise value. Jefferies then subtracted debt and added cash from the implied enterprise value to determine an implied equity value. After accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options and warrants using the treasury stock method), this preliminary analysis indicated a range of our implied equity values per share for the aggressive case of $0.93 to $1.18 per share using the perpetual growth method and implied equity values per share of $0.99 to $1.48 per share using the terminal multiple method, compared to the merger consideration of $1.23 in cash per share. The preliminary analysis indicated a range of our implied equity values per share for the base case of $0.37 to $0.45 per share using the perpetual growth method and implied equity values per share of $0.57 to $0.96 per share using the terminal multiple method, compared to the merger consideration of $1.23 in cash per share.

Preliminary Leveraged Buyout Analysis. Jefferies also analyzed AVP from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of AVP using a ratio of debt to last twelve months EBITDA consistent with the ratio of debt to last twelve months EBITDA that could be expected upon completion of the merger. Jefferies observed the transaction prices per share that would be necessary for an acquiror to achieve certain internal rates of return assuming a 2010 exit of the investor’s investment. The analysis assumed (i) the base management case and aggressive management case through 2010, (ii) realization of the equity investment through the sale of 100% of AVP at the end of calendar 2010 at a valuation of 4.0x - 6.0x 2010 EBITDA for both the base management case and the aggressive management case, and (iii) an investor’s targeted internal rate of return of 20% - 30% for the base management case and the aggressive management case assuming a 2010 exit of the investor’s investment. The preliminary analysis indicated a range of our implied equity values per share for the aggressive case of $0.74 to $1.30 per share, compared to the merger consideration of $1.23 in cash per share.

Jefferies’ presentations to the special committee and board of directors are filed as Exhibits (c)(2), (c)(3), and (c)(4) to Amendment No. 1 to Schedule 13E-3 filed by AVP and certain affiliates in connection with the merger. The special committee selected Jefferies as its financial adviser because of Jefferies’ reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger. In the ordinary course of its business, Jefferies may actively trade shares of our common stock and other of our securities, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Jefferies has not provided services to us in the past two years, other than acting as the financial advisor to the special committee with respect to the merger.

Under the terms of a letter agreement dated January 26, 2007, pursuant to which the special committee engaged Jefferies, we agreed to pay Jefferies for its services a fee equal to $250,000 upon the delivery of its fairness opinion and a transaction advisory fee of $750,000 upon the closing of the merger or sale to a third party. The fairness opinion fee is creditable against the transaction advisory fee. In addition, we agreed to pay Jefferies an incentive fee for any increase in the merger consideration to be paid to us or our security holders from the announced $1.23 per share, subject to a $250,000 minimum incentive fee. In addition to any fees payable to Jefferies under the letter agreement, we have agreed to reimburse Jefferies for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees of its legal counsel. We have also agreed to indemnify Jefferies and related parties against various liabilities, including liabilities arising under United States federal securities laws or relating to or arising out of the merger or the engagement of Jefferies.

AVP’s Financial Forecasts

Management’s two projections cases, the Target Management Case and the Conservative Management Case, which we provided to Jefferies for the purposes of its analysis appear on the following pages. We do not, as a matter of course, make public projections as to our future performance or earnings beyond the current fiscal year, and we are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates.

Our forecasts were not prepared with a view to public disclosure. We did not prepare the forecasts with a view to complying with the published guidelines of the SEC regarding forecasts, and we did not prepare the forecasts in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projected financial information set forth below has been prepared by and is the responsibility of our management. The financial projections do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning AVP and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. Furthermore, the projections:

▪	necessarily make numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

▪
do not necessarily reflect revised prospects for AVP’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

▪	do not necessarily indicate current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

▪	should not be regarded as representations that they will be achieved.

The projected financial information set forth below constitutes forward-looking statements. It is not possible to predict whether the assumptions made in preparing the forecasts will be valid, and we caution stockholders that any such forward-looking statements are not guarantees of future performance. We cannot assure you that our forecasts will be realized, and actual results may be materially more or less favorable than those contained in the forecasts set forth below. Investors should consider the risks and uncertainties in our business that may affect future performance and that are discussed under “Forward-Looking Statements” and in “Risk Factors.”

Our including the forecasts should not be regarded as an indication that we, the special committee, our board of directors or Jefferies considered or consider the forecasts to be a reliable prediction of future events. To the extent that our forecasts represent our management’s best estimate of possible future performance, this estimate is made only as of the date of the forecasts and not as of any later date. We do not intend to update, revise or correct these forecasts if they become inaccurate. Stockholders should take this into account when evaluating any factors or analyses based on our forecasts.

Projected Financial Performance - Target Management Case
($Millions)

Fiscal Year Ending December 31,	2007 Budget	2008 Projection	2009 Projection	2010 Projection
Revenue
National Sponsorship Fees	$22.4	$27.2	$31.9	$34.9
Activation Fees	0.9	1.1	1.3	1.4
Total Local Revenue	3.7	5.5	5.2	4.9
Other Revenue Streams:
Indoor Showcase and Other Exhibition Events	0.2	0.3	0.4	0.4
International Television Licensing, Sponsorship and Merchandising	0.2	0.2	0.3	0.3
Trademark Licensing	0.8	0.9	1.2	1.4
Grass Roots Marketing	0.2	0.2	0.2	0.2
Total Other Revenue	1.3	1.5	2.0	2.3
Total Revenue	$28.3	$35.3	$40.3	$43.5
Total Direct Costs	17.1	18.7	19.8	20.9
Gross Margin	11.2	16.7	20.5	22.6
%	39.6%	47.2%	50.9%	52.0%
Total Overhead Costs	8.3	10.4	12.2	12.9
Total Expenses	24.5	29.1	32.0	33.8
EBITDA and Extra Ordinary Items	$3.0	$6.2	$8.3	$9.7
Margin %	10.4%	17.6%	20.6%	22.3%

Amortization	0.0	0.0	0.1	0.1
Depreciation	0.3	0.3	0.2	0.2
Interest Income	(0.2)	(0.2)	(0.3)	(0.4)
Income Tax Expense (Net of NOL Carryforward)(1)	—	—	0.1	3.8
Net Income (Loss)	$2.8	$6.2	$8.2	$6.0

Source: Target Management Case provided by management.

(1)
Assumes available NOL offsets income tax expense. At December 31, 2006, AVP had federal net operating loss carryforwards of approximately $16,200,000, which expire at various intervals from the years 2019 to 2025.

Projected Financial Performance - Conservative Management Case
($Millions)

Fiscal Year Ending December 31,	2007 Budget	2008 Projection	2009 Projection	2010 Projection
Revenue
National Sponsorship Fees	$21.0	$23.1	$25.4	$28.0
Activation Fees	0.7	0.9	1.1	1.2
Total Local Revenue	3.7	5.5	5.2	4.9
Other Revenue Streams:
Indoor Showcase and Other Exhibition Events	0.2	0.3	0.4	0.4
International Television Licensing, Sponsorship and Merchandising	0.2	0.2	0.3	0.3
Trademark Licensing	0.8	0.9	1.2	1.4
Grass Roots Marketing	0.2	0.2	0.2	0.2
Total Other Revenue	1.3	1.5	2.0	2.3
Total Revenue	$26.8	$31.1	$33.7	$36.4
Total Direct Costs	16.9	18.5	19.6	20.7
Gross Margin	9.8	12.6	14.1	15.7
%	37%	41%	42%	43%
Total Overhead Costs	8.3	10.4	12.2	12.9
Total Expenses	25.2	28.9	31.8	33.6
EBITDA and Extra Ordinary Items	$1.6	$2.2	$1.9	$2.8
Margin %	59%	7.0%	5.5%	7.7%

Amortization	0.0	0.0	0.1	0.1
Depreciation	0.3	0.3	0.2	0.2
Interest Income	(0.2)	(0.2)	(0.2)	(0.2)
Income Tax Expense (Net of NOL Carryforward)(1)	—	—	0.1	3.8
Net Income (Loss)	$1.4	$2.1	$1.7	$2.7

Source: Target Management Case provided by management.

(1)
Assumes available NOL offsets income tax expense. At December 31, 2006, AVP had federal net operating loss carryforwards of approximately $16,200,000, which expire at various intervals from the years 2019 to 2025.

AVP’s Purposes of and Reasons for the Merger

The purposes of and reasons for the merger of AVP and Mr. Armato are as follows:

Purposes

The purpose of the merger is for AVP to be acquired by Shamrock, thereby allowing AVP to avoid public company reporting and other public company obligations.

Reasons

The primary reason for wishing to go private is that AVP is a very small company, as to which the burdens of being public outweigh the benefits. AVP and Mr. Armato recognize that being public can lower the cost of capital of a company with sufficient market capitalization and that a publicly traded stock can be used as a “currency” for acquisitions and a platform for employee incentive plans. However, AVP and Mr. Armato believe that these factors benefit AVP little, because the small, illiquid market for its stock, which trades thinly on the OTCBB, restrict its usefulness for raising capital or acquisitions or as a basis for incentive compensation. A significant number of institutions are unable to invest in AVP stock, because of its market characteristics, and the stock generates no analyst coverage. With its capital and access to additional capital limited, AVP and Mr. Armato believe that AVP faces difficulties in expanding management and building infrastructure necessary for AVP to grow its business.

By contrast, AVP’s reporting obligations as a public company divert attention of some members of management from operating to reporting on the business and require AVP to employ additional personnel, as well as to engage outside accountants and lawyers to handle matters that private companies have no obligations to deal with. As a public company AVP must file with the SEC annual and quarterly reports containing financial and other information, as well as current reports of significant corporate events, and various contracts and other corporate documents, and must elect directors and submit other matters to stockholders pursuant to SEC proxy rules. Besides compliance costs, many of these requirements reduce AVP’s flexibility or ability to respond quickly to business developments. Similarly, a number of corporate governance obligations of public companies, such as beneficial ownership reporting, maintaining audit and other committees, codes of ethics, and websites with prescribed disclosure, and special compensation rules and other limitations on a company’s relations with its officers and directors, add costs, reduce flexibility, and require AVP to maintain a compliance regime that is disproportionately burdensome to a small company.

AVP and Mr. Armato recognize that the merger will deprive the unaffiliated stockholders of an opportunity to participate in any AVP future growth, but believe that unaffiliated stockholders will benefit from the merger by receiving cash payments at a price per share exceeding the volume weighted average price over the last year and that unaffiliated stockholders could not receive, if they wished all at the same time to sell their shares.

AVP is undertaking the merger now, because the opportunity has arisen at this time, and there can be no assurance that the opportunity otherwise will arise in the foreseeable future. AVP and Mr. Armato believe that this conclusion is supported by the results of the go-shop, inasmuch as Jefferies was unable to identify other parties interested in acquiring AVP. The special committee and Shamrock considered, as an alternative transaction, a cash tender offer to precede the merger, but decided against it because of the additional time and expense it would entail and considered the go-shop a suitable substitute in terms of determining third-party interest in acquiring AVP. No alternative form of transaction, such as a self-tender or reverse stock split, to enable AVP to de-register under the Exchange Act was considered, because AVP lacks the financial ability to buy back or cash out sufficient amounts of shares.

Shamrock’s Purposes of and Reasons for the Merger

The purposes of and reasons for the merger, of Holdings, Acquisition, Shamrock Capital Growth Fund II, L.P. , and Shamrock Capital Partners II, LLC are as follows:

Purposes

The purpose of the merger is to enable Holdings to acquire all of the Company’s common stock issued and outstanding immediately prior to the closing of the merger. Shamrock believes that the Company’s future business prospects can be improved through Shamrock’s active participation in the strategic direction and operations of the Company. In addition, Shamrock believes that its access to capital sources may provide the Company with development opportunities of the sort not currently available to it.

Reasons

Shamrock believes that it is best for the Company to operate as a privately-held entity. As a privately-held entity, the Company will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of the Company. In addition, as an entity whose common stock is not publicly traded, the Company will be able to make decisions that may negatively affect quarterly earnings but that may, in the long-run, increase the value of the Company’s assets or earnings. In other words, in a public equity market setting, it is often difficult for a company to make decisions that could negatively affect earnings in the short-term when the result of those decisions is often a reduction in the per share price of the publicly-traded equity securities of such company.

In addition, after the merger, the Company will no longer be subject to Securities and Exchange Commission reporting requirements with respect to its equity securities, which will allow the Company to eliminate the time devoted by its management and certain other employees to matters related exclusively to having equity securities publicly-traded and the significant cost associated with such matters.

Position of Shamrock, Holdings, and Acquisition as to Fairness

The view of Shamrock, Holdings, and Acquisition as to fairness of the proposed merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the proposal to approve and adopt the merger agreement.

Shamrock, Holdings, and Acquisition attempted to negotiate the terms of a transaction that would be most favorable to themselves, and not to stockholders of AVP, and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to AVP’s unaffiliated stockholders. Shamrock, Holdings, and Acquisition did not participate in the deliberations of AVP’s board of directors or the special committee regarding, or receive advice from AVP’s or the special committee's legal or financial advisors as to, the substantive and procedural fairness of the proposed merger, nor did Shamrock, Holdings, or Acquisition undertake any independent evaluation of the fairness of the proposed merger or engage a financial advisor for such purposes. Shamrock, Holdings, and Acquisition believe, however, that the proposed merger is fair to AVP's unaffiliated stockholders based on the following factors:

•	AVP’s value as a going concern and AVP’s historical share prices;

•
the fact that the merger consideration will be paid entirely in cash to the stockholders, so that the transaction allows the unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•
the fact that there is no financing contingency to the merger, and that Shamrock has the financial and capital resources to complete the merger without needing to obtain financing and without undue delay, which provides additional certainty that the unaffiliated stockholders will realize a fair value, in cash, for their investment;

•
the fact that the merger agreement permitted AVP’s board, for 45 days from the date of the merger agreement, to solicit and, thereafter, until consummation of the merger, permits AVP’s board to consider unsolicited bona fide alternative proposals and to authorize AVP to consummate an alternative proposal, instead of the merger, if necessary to comply with the board’s fiduciary duties;

•	the ability of the stockholders who may not support the merger to exercise appraisal rights under Delaware law;

•	the fact that AVP’s board of directors established a special committee to consider and negotiate the terms of the merger and the merger agreement;

•
the fact that the special committee is composed of directors who were not officers, employees, or controlling stockholders of AVP, were independent of the Company’s management, and, other than the indemnification rights under the merger agreement, do not have a financial interest in the proposed transaction that differs from that of our unaffiliated stockholders;

•	the fact that the members of the special committee received adequate compensation for their services that is not contingent on approval of the merger;

•	the fact that the special committee retained and received advice from AVP’s financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;

•	the fact that the special committee and its advisors took an active and direct role in the negotiations with respect to the merger, and extensively deliberated the proposed transaction; and

•	the prices per share and the other terms and conditions of the merger agreement resulted from active arms-length negotiations between the special committee and Shamrock.

The foregoing discussion of the information and factors considered and given weight by Shamrock, Holdings, and Acquisition in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Shamrock, Holdings, and Acquisition. Shamrock, Holdings, and Acquisition did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole.

Certain Effects of the Merger

The merger is a “going private” transaction, which will result in all of our outstanding shares of common stock being wholly owned by Holdings. The merger will have the following effects when it is completed:

Participation in Future Growth. After the completion of the merger, holders of AVP common stock will cease to have ownership interests in AVP or rights as our stockholders. As a result of the merger, Shamrock and Mr. Armato will be the sole beneficiaries of our future earnings and growth, if any. Similarly, Shamrock and Mr. Armato also will bear the risk of any losses generated by our operations and any decrease in our value after the merger.

Effect on the Market for AVP Common Stock.   If the merger is completed, there will be no publicly traded AVP common stock.

Delisting of AVP Common Stock.   Following the merger, the AVP common stock will no longer be quoted on the OTC Bulletin Board.

Deregistration of AVP’s Common Stock under the Exchange Act.   Following the merger, the registration of AVP common stock under the Securities Exchange Act of 1934, as amended, or “Exchange Act,” will be terminated. Due to this termination, we will no longer be required to file annual, quarterly, and current reports with the SEC. Moreover, we will no longer be subject to the requirement to furnish proxy statements in connection with meetings of stockholders pursuant to Section 14(a) of the Exchange Act and the related requirement to furnish an annual report to stockholders.

Plans for AVP after the Merger

It is expected that after the merger, the operations and business of the Company will be conducted substantially as they are currently conducted. Neither AVP nor Shamrock has any present plans or proposals, other than the merger, that would result in an extraordinary transaction, such as a reorganization or liquidation involving AVP, any purchase, sale or transfer of a material amount of AVP’s assets, or any material changes in AVP’s business. However, AVP and Shamrock will continue to evaluate AVP’s business and operations after the merger from time to time, and may propose or develop new plans and proposals which they consider to be in the best interests of AVP and its stockholders, including the disposition or acquisition of material assets, joint ventures and other extraordinary transactions.

Conduct of AVP’s Business if the Merger is Not Completed

If the merger is not completed for any reason, AVP’s stockholders will not receive any merger consideration. Instead, AVP will remain a public company; its common stock will continue to be listed and traded on the OTC Bulletin Board; and we expect that current management will continue to operate the business substantially as currently operated. AVP’s stockholders will continue to be subject to the same risks and opportunities as they currently have with respect to their ownership of AVP Series B Stock or common stock. There can be no assurance as to the effects of these risks and opportunities on the future value of your Series B Stock or common stock or that any other transaction acceptable to AVP will be offered.

Interests of AVP Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that may differ from or be in addition to the interests of our stockholders generally. These interests may present our directors and officers with actual or potential conflicts of interest and, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Anticipated New Employment Agreement

Mr. Leonard Armato, the Company’s chairman and chief executive officer, entered an employment agreement with Holdings, which agreement will automatically become effective upon the consummation of the merger and will replace his current employment arrangement with the Company.

Dreier Stein & Kahan LLP represented Mr. Armato in the negotiation of his new employment agreement and other plans and agreements described below.

The new employment agreement will be for an initial 5-year term and entitle Mr. Armato to certain customary benefits, including paid vacation, car allowance, medical and other insurance coverage and travel reimbursement, and make him eligible to participate in any incentive, savings, retirement, and welfare benefit plans maintained or established by AVP or its affiliates.

Under the employment agreement, Mr. Armato’s initial base salary will be $450,000. The determination of Mr. Armato’s salary was not part of the negotiation of the merger agreement. Mr. Armato’s new agreement also provides for bonuses based on AVP’s performance.

Under the terms of Mr. Armato’s new employment agreement, if Mr. Armato’s employment is terminated by the Company without cause, by Mr. Armato with good reason, or due to his death or disability, Mr. Armato will be entitled to, in addition to his base salary through the date of termination:

•
continue to receive his base salary until the later of (A) April 5, 2011 and (B) the first to occur of (x) the 2-year anniversary of such termination and (y) the 5-year anniversary of the commencement date of the employment agreement; and

•	a pro-rata portion of any bonus, if any, that would have been payable to him for the fiscal year in which the termination occurred had he not been terminated during such year.

Mr. Bruce Binkow, a director and our chief marketing officer, will continue his employment pursuant to his current employment agreement with AVP.

Equity Ownership in Holdings after the Merger

Immediately following the merger, it is anticipated that Shamrock and co-investors will own [     ]% of the issued and outstanding capital stock of Holdings and that Mr. Leonard Armato, our chairman and chief executive officer, will own approximately [     ]% of the capital stock of Holdings on a fully-diluted basis. See the table and notes under the caption “Common Stock, Stock Options, and Warrants” on page 30. It is expected that upon closing of the merger, the AVP Holdings, Inc. 2007 Stock Option Plan, which will permit the issuance of options for the purchase of Holdings’ common stock, will become effective. Under this plan, the board of directors of Holdings (or a committee thereof) may, in its discretion, grant options to executives or other key employees or directors of Holdings. It is anticipated that Mr. Armato will receive options to purchase up to 5% of Holdings’ common stock, determined on a fully-diluted basis.

Stockholders Agreement

Upon closing of the merger, it is anticipated that Holdings, Shamrock and Mr. Armato will enter a stockholders agreement with respect to their Holdings’ stock. Certain terms of the stockholders agreement are described below:

•
all parties to the stockholders agreement will be obligated to vote for the following Holdings’ board members: Leonard Armato, three members appointed by Shamrock, and three members appointed by the majority of holders of common stock of Holdings who are approved by Shamrock;

•	all stockholder parties to the stockholders agreement, other than Shamrock, will be restricted from transferring their shares, subject to customary exceptions;

•
all stockholder parties to the stockholders agreement, other than Shamrock, will have customary “tag-along” rights to participate on a pro rata basis with Shamrock in sales of equity securities, subject to certain exceptions;

•	all stockholder parties to the stockholders agreement will have preemptive rights with respect to offerings of new securities by Holdings to Shamrock, subject to customary exceptions; and

•
all parties to the stockholders agreement, other than Shamrock, will be subject to customary “drag-along” rights by which they may be required to sell their shares along with Shamrock in a transaction following which a person or group other than Shamrock or its affiliates would have voting power under ordinary circumstances to appoint a majority of the Holdings board of directors, subject to certain exceptions.

 Registration Agreement

Upon completion of the merger, it is anticipated that Holdings, Shamrock and Mr. Armato will enter into a registration agreement that will give such stockholders registration rights with respect to their Holdings’ securities, subject to customary restrictions and limitations.  No public offering of Holdings securities is contemplated, but Shamrock and its co-investors customarily enter such agreements with respect to acquired businesses.

Voting Agreement

Holdings, Acquisition, and Leonard Armato entered a voting agreement, dated as of April 5, 2007, whereby Mr. Armato agreed to vote all of the common stock that he owns (i) in favor of the approval of the merger agreement and each of the other transactions contemplated by the merger agreement to be performed by AVP and any actions required in furtherance thereof, and (ii) against (A) approval of any proposal made in opposition to or competition with consummation of the merger or the merger agreement, or any acquisition proposal (as defined in the merger agreement) by any person or entity other than Holdings or Acquisition or any other action or agreement that, directly or indirectly, is inconsistent with or that is reasonably likely, to impede, interfere with, delay or postpone the merger, (B) any proposal that is intended to, or is reasonably likely to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of AVP under the merger agreement or the conditions to Holdings, or Acquisition’s obligations under the merger agreement not being fulfilled, and (C) any change in AVP’s directors, any change in AVP’s present capitalization, any amendment of AVP’s certificate of incorporation or bylaws or any other material change in AVP’s corporate structure or business that is not requested or expressly approved by Holdings. The foregoing does not prohibit or restrict Mr. Armato from performing his duties as an AVP director. The voting agreement automatically terminates upon termination of the merger agreement and may be terminated by agreement of the parties.

Directors and Officers Insurance

For a period of 6 years from the effective time of the merger, the surviving corporation will maintain in effect the exculpation, indemnification, and advancement of expenses provisions of the Company’s organizational documents in effect immediately prior to the effective time of the merger or in any indemnification agreements with any of their respective directors, officers or employees in effect as of the date of the merger agreement. Further, the surviving corporation has agreed to indemnify, to the fullest extent permitted by applicable law, each of our and our subsidiaries’ present and former directors, officers and employees against all costs or expenses in connection with any claim, proceeding, or investigation arising out of any act or omission occurring before or after the effective time of the merger.

For a period of 6 years from the effective time of the merger, the surviving corporation will purchase “run-off policies” of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than policies currently maintained by AVP with respect to matters arising on or before the effective time of the merger for cost not to exceed 300% of the annual premium that we currently pay.

The indemnification and insurance provisions of the merger agreement are more fully described under “The Merger Agreement—Covenants and Additional Agreements—Indemnification” on page 49.

Common Stock, Stock Options, and Warrants

At the effective time of the merger, each outstanding option or warrant to buy common stock, whether vested or unvested (excluding certain unvested warrants not held by any AVP director or executive officer), will be converted into the right to receive in cash, without interest, the product of (a) the excess, if any, of $1.23 over the exercise price per share of common stock for such option or warrant and (b) the number of shares of common stock then subject to such option or warrant (except for certain warrants that entitle their holders to receive an amount calculated using the Black-Scholes option pricing model). All restricted shares under AVP’s equity plans will be vested in full immediately prior to the effective time and will be converted into the right to receive $1.23 in cash, without interest. Our directors and executive officers will be able to receive the same cash consideration for their shares of common stock, options, and warrants as all of our other stockholders and holders of vested options or warrants, as applicable.

The following table sets forth (i) the number of shares of our common stock, including restricted shares, held, as of the record date, by each person who, in 2007, has been an AVP director or executive officer, as well as the value of the shares of common stock based on the merger consideration and (ii) the number of shares of our common stock subject to options or warrants held, as of the date of the record date, by each person who, during 2007, has been a director or executive officer, as well as the value of the options or warrants based on the merger consideration after deducting the exercise price for any such options.

Name	Number of Shares of Common Stock	Payment Upon Completion of the Merger (1)	Number of Warrant or Option Shares to be Cashed Out (2)	Payment Upon Completion of the Merger (1)

Leonard Armato	1,795,798	N.A.(3)	4,964,684	$5,259,198(4)
Bruce Binkow	0	0	0	$0
William J. Chardavoyne	23,704	$29,156	50,000	$27,500
Philip Guarascio	8,835	$10,867	129,903	$73,422
Jack Kemp	3,049	$3,750	0	N.A.
Scott Painter	7,686	$9,454	120,903	$73,422
Andrew Reif	0	N.A.	788,476	$700,551
Thomas Torii	0	N.A.	0	N.A.
Brett Yormark	1,546	$1,902	0	N.A.
Kathy Vrabeck	4,577	$5,630	50,000	$24,000

(1)	Before deduction of applicable withholding taxes.

(2)	Excludes out-of-the-money options and warrants.

(3)	Mr. Armato will receive shares of Holdings for his AVP shares, rather than merger consideration.

(4)	Mr. Armato will invest $1,362,142 of the proceeds in Holdings shares.

For further information regarding the beneficial ownership of our securities by our directors and executive officers, see “Securities Ownership” beginning on page 74.

Compensation of the Special Committee

In February 2007, our board of directors agreed to compensate the chairman of the special committee a fee at the rate of $10,000 per month, and the other committee members fees, at the rate of $5,000 per month, to compensate the committee members for service on the special committee and the significant additional time that was required of them in fulfilling their responsibilities as members of the special committee. The fees are payable whether or not the merger is completed. Fees through March 31, 2007 have been paid. The members of the special committee are also reimbursed for their reasonable out-of-pocket travel and other expenses incurred in connection with their services on the special committee.

Financing the Merger

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $36.9 million. Acquisition will obtain such funds from cash on hand, and cash on hand at AVP will be used to pay transaction fees and expenses.  AVP expects that its transaction expenses and expenses incurred in soliciting proxies for the special meeting will be as follows: financial advisory, legal, accounting, and tax fees and expenses, $0,000,000; SEC filing fees, $7,200; printing, proxy solicitation, and mailing costs, $20,000; and miscellaneous, $5,000; totaling 0,000,000.

Regulatory Approvals and Other Consents

We do not believe that any material federal, state, or foreign regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings, or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each, as defined below) who receive cash in the merger in exchange for shares of AVP Series B Stock or common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders who hold shares of AVP Series B Stock or common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code and exchange all of their AVP Series B Stock or common stock for cash as a result of the merger and who, after the merger, have no interest in AVP (whether directly or indirectly pursuant to certain tax attribution rules). The tax considerations of the merger may differ for holders who have any direct or indirect interest in AVP after the merger.

This discussion is a summary only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of AVP Series B Stock or common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under U.S. federal income tax laws (including, for example, banks, insurance companies, tax-exempt organizations, financial institutions or other financial services entities, broker-dealers, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, regulated investment companies, retirement plans, individual retirement accounts, or other tax deferred accounts, persons having a functional currency other than the US dollar, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships (or other entities treated as partnerships for U.S. federal income tax purposes (collectively, “partnerships”)) or other pass-through entities and persons holding shares of AVP Series B Stock or common stock through a partnership or other pass-through entity, persons who acquired AVP common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of AVP Series B Stock or common stock as part of a hedge, straddle, constructive sale or conversion transaction).

This discussion does not address any aspect of state, local, or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

For purposes of this summary, a “U.S. Holder” is a holder of shares of AVP Series B Stock or common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized (or treated for federal income tax purposes as created or organized) in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons is or are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a person (other than a partnership or other pass-through entity) that is not a U.S. Holder.

If shares of AVP Series B Stock or common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold AVP Series B Stock or common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

We have not sought a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to the U.S. federal income tax consequences of the merger. The IRS may disagree with the description herein, and its determination may be upheld by a court. Each AVP stockholder is urged to consult with the stockholder’s tax advisor with respect to the specific tax consequences of the merger to the stockholder and effects of state, local, or non-U.S. tax laws, as well as U.S. federal income and other tax laws.

U.S. Holders.   The receipt of cash for AVP Series B Stock or common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who surrenders AVP Series B Stock or common stock for cash in the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. Holder’s adjusted tax basis in such shares. If a U.S. Holder acquired different blocks of AVP Series B Stock or common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of AVP Series B Stock or common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. Holder’s holding period for such shares is more than one year at the time of completion of the merger and short-term capital gain or loss, otherwise. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to a maximum U.S. federal income tax rate of 15%. Long-term capital gains recongnized by corporations and short-term capital gains recognized by corporate and non-corporate taxpayers are taxable at a maximum federal rate of 35%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of AVP Series B Stock or common stock and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations of the U.S. Treasury. Under the Internal Revenue Code, a U.S. Holder of AVP Series B Stock or common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding at a rate of 28% also may apply with respect to the amount of cash received in the merger, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

Non-U.S. Holders.   Any gain realized on the receipt of cash in the merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if applicable, is attributable to a fixed-base or permanent establishment of the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met.

A Non-U.S. Holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. Holder. In addition, if a Non-U.S. Holder is a corporation, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) to the extent that such profits are not reinvested and maintained in U.S. property, or at such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder described in the second bullet point above will be subject to tax at a 30% rate (or lower treaty rate) on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of AVP Series B Stock or common stock and the Non-U.S. Holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses even though the individual is a Non-U.S. Holder.

Cash received by Non-U.S. Holders in the merger will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a Non-U.S. Holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if that the required information is timely furnished to the IRS.

The summary set forth above is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s own tax advisor regarding the applicability of the rules discussed above and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws.

Accounting Treatment

Holdings intends to account for this transaction using the purchase method of accounting. The excess of the purchase price over net identifiable assets acquired will be allocated to goodwill.

Appraisal Rights

Under Delaware law, AVP stockholders not voting for the merger are entitled to have their shares appraised by the Delaware Chancery Court, if the merger is consummated. To exercise these appraisal rights, a stockholder must comply with the provisions of Section 262 of the Delaware General Corporation Law (“DGCL”).

The following discussion is not a complete statement of appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising appraisal rights and is attached as Annex C to this proxy statement and incorporated herein by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our Series B Stock or common stock as to which appraisal rights are asserted, and "stock" refers to Series B Stock or common stock held by such stockholders. Stockholders intending to exercise appraisal rights should carefully review Annex C. This proxy statement constitutes notice to our stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex C to this proxy statement, because failure to timely and fully comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, stockholders who do not wish to accept the merger consideration have the right, subject to compliance with the requirements summarized below, to demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares and to be paid in cash such fair value in lieu of the merger consideration that they otherwise would receive upon consummation of the merger. For this purpose, the fair value of our shares of stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

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Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to us a written demand for appraisal, meeting the requirements of Section 262 of the DGCL, before the taking of the stockholders’ vote on the adoption of the merger agreement at the special meeting. Voting against or abstaining with respect to the adoption of the merger agreement, failing to return a proxy, or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be separate from any proxy, abstention from the vote on, or vote against the merger agreement. The written demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. Failure to deliver a written demand for appraisal before the taking of the stockholders’ vote on the adoption of the merger agreement at the special meeting will cause loss of the stockholder’s appraisal rights.

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Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of adoption of the merger agreement and result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive appraisal rights solely by failing to vote, if the stockholder satisfies all other provisions of Section 262 of the DGCL.

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Continuous Ownership of AVP Stock. A stockholder must also continuously hold our stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of our stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to the transferred shares.

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Filing Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either AVP or any stockholder who has complied with the requirements of Section 262 of the DGCL, must file a petition in the Delaware Court of Chancery demanding a judicial determination of the value of the stock held by all stockholders entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. We, as the surviving corporation, have no obligation or any intention at this time to file such a petition, if a demand for appraisal is made, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, because we intend not to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.  Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee. A record holder, such as a broker, fiduciary, depositary, or other nominee, who holds shares of our stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our stock outstanding in the name of such record owner.

A stockholder who elects to exercise appraisal rights should mail the written demand to us at our principal executive offices at AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045, ATTN: Thomas Torii, Controller. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares and class of our stock owned by the stockholder, and must reasonably inform us that the stockholder intends thereby to demand appraisal of the stock. Within ten days after the effective date of the merger, we will provide notice of the effective date of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted in favor of adoption of the merger agreement.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has complied with the requirements of Section 262 of the DGCL for demanding and perfecting appraisal rights may deliver to us a written request for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. AVP, as the surviving corporation in the merger, must mail such written statement to the stockholder making such request within ten days after the stockholder’s request is received by us or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later.

A former AVP stockholder who timely files a petition for appraisal with the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above, must serve a copy of the petition upon us. We must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and we must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery will determine which stockholders are entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and the Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. AVP believes that, under Delaware case law, the fair value of a share of Series B Stock is its liquidation value.This belief is based on the Chancery Court’s ruling in In the Matter of the Appraisal of Ford Holdings, Inc. Preferred Stock that a clear statement in a corporation’s certificate of incorporation of the amount that a preferred stockholder will receive in a merger binds the preferred stockholders, who cannot seek “additional consideration in the merger through the appraisal process.” AVP’s certificate of incorporation states clearly that, in the case of a merger in which AVP’s stockholders “own less than fifty percent (50%) of the Corporation’s voting power immediately after such … merger,” holders of Series B Stock will receive the liquidation preference of $33.93 for each share held, and no more.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (i) vote such stockholder’s shares of our common stock for any purpose; (ii) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger; or (iii) receive payment of any consideration provided for in the merger agreement.

A stockholder may withdraw a demand for appraisal rights and accept the liquidation value of the Series B Stock or the merger consideration in writing at any time within 60 days after the effective time of the merger, or at any time thereafter with our written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. If any AVP stockholder withdraws a demand for appraisal before an appraisal petition is filed, the stockholder’s shares will be automatically converted, as applicable, into the right to receive the liquidation value of the Series B Stock or merger consideration, in cash, pursuant to the merger agreement, without interest.

Any stockholder wishing to exercise appraisal rights is urged to consult the stockholders’ own legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s appraisal rights.

FORWARD-LOOKING STATEMENTS

This proxy statement, and any documents that we incorporate by reference in this proxy statement, may contain “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations, and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals to the merger or to satisfy other conditions to the merger on the proposed terms and schedule; increased competition; and the Company’s business and financial results.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to all record holders of AVP Series B Stock and common stock in connection with the solicitation of proxies by AVP’s board of directors for use at the special meeting of stockholders of AVP to be held on               , 2007 and any adjournment or postponement of this meeting. The purpose of the special meeting is to consider and vote upon a proposal to adopt the merger agreement, dated as of April 5, 2007, by and among AVP, Holdings, and Acquisition, a wholly owned subsidiary of Holdings, which sets forth the terms and conditions under which Acquisition will merge with and into AVP. If the proposed merger is completed, AVP will become a wholly owned subsidiary of Holdings; holders of our Series B Stock will have the right to receive the liquidation value of their shares, i.e., $33.93, in cash, for each share held; and holders of our common stock (except for Holdings and Acquisition or holders of our common stock who perfect their appraisal rights) will have the right to receive $1.23, in cash, for each share held.

PARTIES TO THE MERGER

AVP, Inc.

AVP owns and operates the sole nationally recognized U.S. professional beach volleyball tour. AVP has more than 200 of the top professional players under exclusive contracts, as well as a base of spectators and television viewers that we believe represents an attractive audience for national, regional, and local sponsors. AVP's business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of food, beverage, and merchandise at tournaments; contracting with players on the tour; and associated activities. AVP produced 16 men's and 16 women's professional beach volleyball tournaments throughout the United States in 2006 and has scheduled 18 men's and 18 women's professional beach volleyball tournaments in 2007.

AVP’s executive offices are located at 6100 Center Drive, Suite 900, Los Angeles, CA 90045, and our telephone number there is (310) 426-8000.

AVP Holdings, Inc. and AVP Acquisition Corp.

Holdings, a newly formed Delaware corporation, is owned by Shamrock Capital Growth Fund II, L.P. (“Shamrock”), a private equity investment fund. Holdings was organized solely for the purpose of acquiring shares of the Company pursuant to the merger and has not engaged in any business other than in connection with the merger agreement. Except as contemplated by the terms of the merger agreement, the voting agreement with Leonard Armato, and the related transactions, Shamrock does not have any relationship with AVP, its affiliates or its board of directors. At the closing of the merger, all of the outstanding equity interests of Holdings will be owned by Shamrock, those AVP officers who are acquiring equity interests in Holdings, and certain co-investors.

Acquisition is a newly formed Delaware corporation and wholly owned subsidiary of Holdings. Acquisition was organized solely for the purpose of merging with and into the Company and has not engaged in any business other than in connection with the merger agreement.

Holdings’ and Acquisition’s principal executive offices are located at c/o Shamrock Capital Advisors, Inc., 4444 Lakeside Drive, Burbank, CA 91505. Their general telephone number at that location is (818) 845-4444.

THE SPECIAL MEETING

Date, Place and Time

A special meeting of AVP’s stockholders will be held at 10:00 a.m., Pacific time, on         , 2007 at AVP’s offices, 6100 Center Drive, Suite 900, Los Angeles, CA 90045.

Matters to be Considered

The purpose of the special meeting is to consider and vote on a proposal to adopt the merger agreement, dated as of April 5, 2007, among AVP, Holdings, and Acquisition and on any other matter that may be properly submitted for a vote at the special meeting. At this time, our board of directors is unaware of any matter, other than the proposal to adopt the merger agreement, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

We have fixed the close of business on               , 2007 as the record date for the determination of holders of our capital stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, AVP had outstanding 69,256 shares of Series B Convertible Preferred Stock (“Series B Stock”), each entitling its holder to 27.87 votes, and 19,824,539 shares of common stock, par value $.001 per share, each entitling its holder to one vote.

How to Vote Your Shares

Stockholders of record may grant a proxy to vote by mail, telephone, or Internet or may vote in person by attending the special meeting.

•	Granting a Proxy by Mail: If you choose to grant a proxy to vote by mail, simply mark the enclosed proxy card, date, and sign it, and return it in the postage-paid envelope provided.

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Granting a Proxy by Telephone: You can grant a proxy to vote your shares by telephone, by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

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Granting a Proxy by Internet: You can grant a proxy to vote your shares by Internet, by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote by Internet, you do not need to return your proxy card.

If your shares are held in the name of a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Also, please note that if the holder of record of your shares is a broker or other nominee, and you wish to vote in person at the special meeting, you must bring a letter from the broker or other nominee confirming that you are the beneficial owner of the shares and granting you a proxy to vote those shares.

You will have the power to revoke your proxy at any time before it is exercised by:

•	prior to the special meeting, delivering a written notice of revocation addressed to Thomas Torii, Controller, AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045;

•	prior to the special meeting, delivering to AVP a properly executed proxy with a later date;

•	later than the date of the proxy being revoked, but no later than 7:00 P.M. Eastern Time on ___________, 2007, by telephone or Internet (only your last telephone or Internet proxy will be counted); or

•	attending the special meeting and voting in person.

Merely attending the special meeting will not revoke a proxy.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted “FOR” the adoption of the merger agreement.

At this time, our board of directors is unaware of any matter, other than adoption of the merger agreement, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Vote Required

Quorum.   A quorum, consisting of the holders of Series B Stock and common stock entitling them to cast a majority of votes that stockholders are entitled to cast at the meeting must be present in person or by proxy before any action may be taken at the special meeting.

The Merger Agreement.   To adopt the merger agreement, holders of a majority of votes entitled to be cast at the special meeting must vote in favor of adoption. Holders of Series B Stock and common stock vote together as one class for this purpose. Approval of the merger agreement by a majority of stockholders unaffiliated with management and the board of directors is not a condition to the merger.

Other Matters.   The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve any other matter properly submitted at the special meeting.

Effect of Abstentions, “Broker Non-Votes,” and Failures to Vote.   “Broker non-votes” refers to shares held by brokers or other nominees as to which they have no discretionary voting power under rules applicable to broker-dealers and received no voting instructions from the persons entitled to vote the shares. Abstentions and broker non-votes, as well as shares that are not voted, will have the same effect as a vote against adoption of the merger agreement.

Shares Owned by AVP Directors and Executive Officers

Excluding shares that may be acquired upon the exercise of currently exercisable stock options or warrants, as of the record date, AVP’s directors and executive officers collectively owned 1,845,195 shares of common stock, entitling them to cast approximately 9% of the votes that may be cast at the special meeting. Each AVP director and officer owning AVP common stock has expressed an intention to vote for the merger. See “Securities Ownership” on page 74.

Solicitation of Proxies

AVP will pay the cost of filing, printing and mailing this proxy statement. In addition to solicitation by mail, the directors, officers, and employees of AVP may solicit proxies in person or by telephone, telegram, facsimile, or other electronic method, without receiving any additional compensation, other than reimbursement for their actual expenses.

We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses in forwarding solicitation materials to beneficial owners of stock held of record by the brokers or other nominees.

We have retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist us in soliciting proxies. We have agreed to pay the firm a fee of $7,500, and reimburse its reasonable out-of-pocket expenses.

THE MERGER AGREEMENT

This is a summary of the material provisions of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement and incorporated in this document by reference. You are urged to read the full text of the merger agreement carefully and in its entirety, because it, and not this proxy statement, is the legal document that governs the merger.

The Merger

Purposes

When the merger occurs, Acquisition, a wholly-owned subsidiary of Holdings, will be merged with and into AVP. AVP will survive the merger and will become a wholly-owned subsidiary of Holdings.

Merger Consideration

In the merger, each share of our common stock outstanding immediately before the merger (except for certain shares held by Holdings, Acquisition, or AVP, which will be canceled for no consideration, or shares for which appraisal rights have been properly exercised) will be converted into the right to receive $1.23 in cash, without interest or dividends. Each person holding our common stock before the merger will no longer have any rights with respect to our common stock, except for the right to receive this merger consideration.

Each share of our Series B Stock outstanding immediately before the merger will have the right to receive the Series B Stock liquidation value, i.e., $33.93 in cash, without interest or dividends. Each person holding our Series B Stock before the merger will no longer have any rights with respect to our Series B Stock, except for the right to receive this liquidation value.

The per share liquidation value of the Series B Stock is approximately $.35 less than the amount of merger consideration a holder of Series B Stock would receive if the holder converted all of the holder's Series B Stock into common stock before consummation of the merger. Holders of Series B Stock wishing to receive the greater amount must convert their shares before the consummation of the merger; however, if a Series B Stock holder converts, and the merger is not consummated for any reason, the common stock received on conversion cannot be converted back into Series B Stock.

Prior to the closing date of the merger, we will take all actions necessary so that each outstanding option to buy our common stock issued under our stock option plan, that has vested or will vest in connection with the merger, will become exercisable in full immediately prior to the effective time of the merger and that, at the effective time of the merger, all such options will be canceled. In consideration of such cancellation, each holder of such options that has an exercise price per share less than $1.23 will be entitled to receive a cash payment equal to the product of (1) the total number of shares otherwise issuable upon exercise of such option and (2) the amount, if any, by which $1.23 exceeds the applicable exercise price per share.

Also prior to the closing date of the merger, to the extent permitted under the relevant warrant agreements, we will take all actions necessary so that all warrants will be canceled at the effective time of the merger. In consideration of such cancellation, and, in any event, upon the exercise of a warrant by the holder of the warrant, each holder of a warrant that was exercisable immediately prior to the effective time of the merger and canceled or exercised will be entitled to receive a cash payment equal to either an amount calculated pursuant to the terms of such warrants or with respect to all other warrants having an exercise price less than $1.23 per share, the product of (1) the total number of shares otherwise issuable upon exercise of such warrant and (2) the amount by which $1.23 exceeds the applicable exercise price per share (except for certain warrants that entitle their holders to receive an amount calculated using the Black-Scholes option pricing model).

Effective Time of the Merger

On the closing date of the merger, Acquisition and AVP will cause a certificate of merger to be filed with the Delaware Secretary of State and take such other and further actions as may be required by law to make the merger effective. The date and time the merger becomes effective in accordance with applicable law is the “effective time of the merger.”

Charter Documents

At the effective time of the merger, the Company’s certificate of incorporation and bylaws shall be amended and restated in accordance with the merger agreement.

Payment for Shares, Options, and Warrants

Prior to the effective time of the merger, Acquisition will establish a payment fund by depositing with its exchange agent the merger consideration for record holders of our Series B Stock, common stock, options and warrants.

Surrender of Stock Certificates, Option Agreements, and Warrant Agreements

As soon as reasonably practicable after the effective time of the merger, AVP, as the surviving corporation, will instruct the exchange agent to mail to each record holder of our Series B Stock and common stock a notice of the effectiveness of the merger, a letter of transmittal, and instructions for the surrender of stock certificates to the exchange agent in exchange for payment of the merger consideration. After surrendering stock certificates to the exchange agent, together with a properly completed letter of transmittal and all other documents and materials required by the exchange agent to be delivered with the stock certificate, the holder of the stock certificate will be entitled to receive the merger consideration with respect to the shares represented by the certificate. Until so surrendered, each outstanding stock certificate will be deemed after the effective time of the merger, for all corporate purposes, to evidence only the right to receive the Series B Stock liquidation value or the merger consideration into which the shares represented by such certificate have been converted. Each surrendered share will be canceled. No interest or dividends will be paid or accrued on the merger consideration.

If a transfer of ownership of any shares of our common stock is made before the effective time of the merger and is not registered in our transfer records, the merger consideration into which those shares have been converted will be paid to the transferee only if the certificate representing such stock is presented to the exchange agent as provided above and accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid.

In connection with the merger, AVP, as the surviving corporation, will provide each option holder and each warrant holder instructions for the surrender of option agreements and warrant agreements in exchange for payment of the merger consideration, less the exercise price of the options and warrants as described above. After surrendering option agreements or warrant agreements, together with all other documents and materials required by AVP, as the surviving corporation, in connection therewith, the holder of such option agreement or warrant agreement will be entitled to receive the merger consideration, less the exercise price of the options and warrants as described above (except for certain warrants that entitle their holders to receive an amount calculated using the Black-Scholes option pricing model), with respect to the options and vested warrants outstanding immediately prior to the effective time. Until so surrendered, each outstanding option agreement and warrant agreement will be deemed after the effective time of the merger, for all corporate purposes, to evidence only the right to receive the merger consideration, less the exercise price of the options and warrants as described above, into which the options and warrants represented by such option agreements and warrant agreements have been converted. No interest will be paid or accrue on the merger consideration.

You should not send in your stock certificates, option agreements or warrant agreements until you receive a letter of transmittal from the exchange agent or instructions from AVP, as the surviving corporation. All cash paid upon the surrender of stock certificates, option agreements, or warrant agreements in accordance with the merger agreement will be in full satisfaction of all rights pertaining to the underlying shares, options, and warrants.

Lost Stock Certificates, Option Agreements and Warrant Agreements

If your AVP Series B Stock or common stock certificate has been lost, stolen, or destroyed, you may receive the liquidation value or merger consideration upon compliance with the replacement requirements established by the paying agent. In addition, you may be required to post a bond in a reasonable amount as an indemnity against any claim that may be made against the paying agent or AVP with respect to the lost, stolen, or destroyed AVP stock certificate and enter an indemnity agreement satisfactory to AVP and the paying agent against any claim that may be made against them with respect to the lost, stolen or destroyed AVP stock certificate.

Withholdings

The exchange agent, Acquisition, and AVP are entitled to deduct and withhold from the Series B Stock liquidation value or the merger consideration otherwise payable to any former holder of our Series B Stock, common stock, options or warrants to purchase our common stock, all amounts required by federal, state, local or foreign tax law to be deducted or withheld therefrom. All deducted or withheld amounts paid over to the appropriate taxing authority by the exchange agent, Holdings, or AVP shall be treated for all purposes of the merger agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Appraisal Rights

The merger agreement provides that any issued and outstanding shares of common stock held by a person who has not voted in favor of the merger or consented thereto in writing and who has properly demanded appraisal for such shares of common stock in accordance with the General Corporation Law of the State of Delaware will not be converted into a right to receive the merger consideration for the common stock, but shall represent and become the right to receive such consideration as may be determined to be due to such a person pursuant to the laws of the State of Delaware. If, after the effective time of the merger, such a person fails to perfect or withdraws or otherwise loses such person’s right to appraisal, then such shares of common stock will be deemed to have been converted as of the effective time of the merger into the merger consideration, as applicable, in cash, without interest or dividends.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly following completion of the merger, the paying agent will send each record holder of our Series B Stock or common stock a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. The paying agent will pay the liquidation value or merger consideration after surrender of AVP stock certificates to the paying agent and receipt by the paying agent of a duly completed letter of transmittal and other documents as are specified in the letter of transmittal or accompanying instructions.

Any portion of the payment fund that remains unclaimed 180 days after the closing date of the merger will be delivered to the Company upon demand, and each holder of shares of our Series B Stock, common stock, or options or warrants to purchase our common stock who has not previously surrendered stock certificates, option agreements, or warrant agreements as provided above must thereafter look only to AVP, as a general unsecured creditor thereof, for satisfaction of any claims for the Series B Stock liquidation value or the merger consideration. None of Holdings, Acquisition, or AVP will be liable to any former holder of our Series B Stock, common stock, or options or warrants to purchase our common stock for any portion of the merger consideration delivered to any public official pursuant to any applicable abandoned property, escheat, or similar law.

After completion of the merger, there will be no further transfers on the stock transfer books of AVP.

Please do not send your AVP Series B Stock or common stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after completion of the merger.

Conditions to Consummation of the Merger

Each party’s obligation to consummate the merger is subject to satisfaction of a number of conditions before the effective time of the merger, including (1) our stockholders’ adoption of the merger agreement, in accordance with applicable law, our certificate of incorporation, and our bylaws, and (2) no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule or regulation or executive order or decree, judgment, injunction, ruling or other order, that is then in effect and has the effect of preventing or prohibiting consummation of the merger or otherwise impose material limitations on the ability of Holdings and Acquisition to acquire or hold our business.

Holdings’ and Acquisition’s obligation to consummate the merger is subject to satisfaction of a number of conditions before the effective time of the merger, including:

•	our representations and warranties in the merger agreement being true and correct in all material respects as of April 5, 2007 and as of the closing date of the merger;

•	our having performed all obligations and complied with all agreements and covenants required to be performed or complied with by us under the merger agreement by that time;

•
Holdings having received satisfactory evidence that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties under material contracts necessary for the consummation of the merger and related transactions;

•
there being no pending suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the merger or any related transactions or seeking to obtain from Holdings, Acquisition, or any of their respective affiliates any damages related to the merger or the other related transactions or seeking to impose limitations on the ability of Holdings, Acquisition, or any of their respective affiliates to acquire or hold, or exercise full rights of ownership of, any of our common stock.

•	no events or changes have had or are reasonably likely to have or constitute, individually or in the aggregate, a material adverse effect on us;

•	holders of no more than 5% of our outstanding common stock have demanded appraisal of their shares in accordance with applicable Delaware law;

•	our having delivered an officers’ certificate to Holdings and Acquisition at the closing of the merger; and

•	our having obtained and delivered to Holdings and Acquisition copies of resignations of certain of our directors and officers.

By letter dated April 10, 2007, Diker Management LLC, an affiliate of funds owning approximately 3,120,000 of our common shares (approximately 15.7% of our outstanding common stock) and warrants to purchase an additional 541,177 shares, declared that they “will not support the [merger] … and … may also decide to elect appraisal rights” if the merger is not amended “to better reflect the true value of [AVP].”

Our obligation to consummate the merger is subject to satisfaction of a number of conditions before the effective time of the merger, including:

•	Holdings’ and Acquisition’s representations and warranties in the merger agreement being true and correct in all material respects as of April 5, 2007 and as of the closing date of the merger;

•	Holdings' and Acquisition's having performed all obligations and complied with all agreements and covenants required to be performed or complied with by them under the merger agreement; and

•	each of Holdings' and Acquisition's having delivered an officers’ certificate to us at the closing of the merger.

Any or all of the conditions that have not been satisfied may be waived prior to the effective time of the merger. Even if our stockholders adopt the merger agreement, we cannot assure you that the merger will be completed.

Representations and Warranties

In the merger agreement, we make various customary representations and warranties subject to exceptions that were disclosed to Holdings and Acquisition. These representations and warranties cover various matters, such as:

•	corporate organization and qualification;

•	certificates of incorporation and bylaws;

•	capital structure and ownership of subsidiaries;

•	authorization, execution, and delivery relating to the merger agreement and related matters;

•	no violation of any laws and required filings and consents;

•
the filing of past required reports and other documents with the Securities and Exchange Commission and their compliance with applicable securities laws, completeness and accuracy, financial statements, accounts receivable, disclosure controls and procedures and liabilities;

•	compliance with applicable laws;

•	the absence of certain material changes since January 1, 2007;

•	contracts with provisions triggered by a change of control;

•	litigation;

•
the filing of present or future required reports and other documents, including this proxy statement, with the Securities and Exchange Commission in connection with the merger and their compliance with applicable securities laws, completeness and accuracy;

•	employee benefit plans;

•	tax returns and other tax matters;

•	intellectual property;

•	possession of all necessary licenses, permits and other similar rights;

•	material contracts;

•	environmental and safety matters;

•	opinion of our financial advisor of the financial fairness of the merger consideration;

•	broker’s fees with respect to the merger;

•	special committee and board of directors in connection with the merger;

•	stockholders’ vote in connection with the merger;

•	title or appropriate leasehold interest to all properties and assets;

•	labor and employment matters;

•	the existence and sufficiency of our insurance policies;

•	expenses in connection with the merger;

•	suppliers;

•	takeover statutes; and

•	rights plans.

The merger agreement also contains customary representations and warranties by Holdings and Acquisition relating to:

•	corporate organization and qualification;

•	certificates of incorporation and bylaws;

•	authorization, execution and delivery relating to the merger agreement and related matters;

•	no violation of any laws and required filings and consents;

•	litigation;

•	broker’s fees with respect to the merger;

•	completeness and accuracy of information supplied in connection with this proxy statement and related communications;

•	Acquisition was formed solely for the purpose of engaging in the merger and related transactions; and

•	financial capability to consummate the merger and related transactions.

The representations and warranties contained in the merger agreement referred to above will not survive the effective time of the merger or termination of the merger agreement.

Go Shop/No Shop

During the go-shop period, which extended from the execution of the merger agreement on April 5, 2007 until 45 days thereafter, our board of directors had the right to:

•	solicit, initiate, knowingly encourage, or facilitate any inquiries in connection with or the making of any acquisition proposals;

•
enter into, explore, maintain, participate in or continue any discussion or negotiation with any person regarding an acquisition proposal, or furnish to any person any non-public information pursuant to a customary confidentiality agreement; or

•
cause us to enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any superior proposal as long as our board of directors, based on the recommendation of its special committee, has determined in good faith after consultation with financial advisors and outside legal advisors, that such action is necessary for our board of directors to comply with its fiduciary duties and as long as we give Holdings and Acquisition a 5 business day notice prior to entering into such agreement, arrangement or understanding with respect to, or otherwise endorsing, any superior proposal.

At the request of the special committee, representatives of Jefferies contacted 35 potential bidders during the go-shop period, including both strategic and financial buyers, to determine whether any such parties had an interest in a possible transaction with AVP. Representatives of Jefferies distributed descriptive materials on AVP to several parties who had not previously been involved in the process, and engaged in an active dialogue with the potential buyers. In addition, confidential information pertaining to our business and projected financial performance was placed in a data room available to all prospective buyers that executed a confidentiality agreement.

Between April 5, 2007 and May 20, 2007, the special committee held several telephonic meetings to discuss the status of the go-shop following the execution of the Shamrock merger agreement. Representatives of Jefferies reviewed with the special committee the status of discussions with parties contacted by Jefferies during the go-shop period. Representatives of Jefferies noted that while several strategic and financial buyers were contacted, only one party executed a confidentiality agreement to review the contents of the data room. We did not receive any acquisition proposals during the go-shop period.

During the no-shop period, which extends from the end of the go-shop period until the closing date of the merger, we have agreed not to, directly or indirectly:

•	solicit, initiate, knowingly encourage, or facilitate any inquiries in connection with or the making of any acquisition proposals;

•
enter into, explore, maintain, participate in or continue any discussion or negotiation with any person regarding an acquisition proposal, or furnish to any person any non-public information or otherwise assist or participate in, facilitate or encourage, any known effort or attempt by any person to make or effect an acquisition proposal;

•	enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any acquisition proposal; or

•
authorize or permit any of our representatives to take any such action, provided, however, that our board of directors may, based upon the recommendation of its special committee, furnish information to or engage in discussions or negotiations with any person that makes an unsolicited bona fide written acquisition proposal under certain specified circumstances.

Our board of directors always has the right to take, and disclose to our stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 with regard to any tender offer as long as we, our board of directors or the special committee do not propose to approve or recommend any acquisition proposal except as otherwise permitted under the merger agreement.

An “acquisition proposal” is any offer or proposal for, or any indication of interest in:

•	any direct or indirect acquisition or purchase of 10% or more of the our total consolidated assets in a single transaction or series of transactions;

•	any direct or indirect acquisition or purchase of 10% or more of any class of our equity securities in a single transaction or series of transactions;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of our equity securities;

•	any merger, consolidation, share exchange, business combination, reorganization, recapitalization, reclassification, liquidation or dissolution or other similar transaction involving us; or

•	any public announcement of an agreement, proposal, plan or intention to do any of the foregoing.

A “superior proposal” is any bona fide written acquisition proposal (as defined immediately above), by a person (1) on terms (which shall in any event include payment of consideration per share in excess of the merger consideration for shares of our common stock) that our board of directors has determined in good faith, after consultation with our financial advisors and legal advisors, is more favorable from a financial point of view to our stockholders than the merger and (2) that our board of directors, based upon the recommendation of its special committee, has determined in good faith, after consultation with its outside legal advisors, is of such a nature that they must accept such acquisition proposal in order for our board of directors to comply with its fiduciary duties.

Covenants and Additional Agreements

The material covenants and additional agreements in the merger agreement are summarized below.

Interim Operations of the Company

In the merger agreement we made various affirmative and negative covenants with respect to our business and operations during the period from the date of the merger agreement until the effective time of the merger. During this time, except as otherwise contemplated by the merger agreement or as consented to in writing by Holdings, we are required to conduct our business in the ordinary course consistent with past practice, to use our reasonable best efforts to preserve intact our business organizations, keep available the services of our current officers and employees and preserve our relationships with our material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with us and to preserve the goodwill of our respective businesses and relationships with third parties, and to maintain our present officers and employees. Also, except as otherwise contemplated by the merger agreement, we must obtain Holdings’ prior written consent before we (including, here and in other portions of this merger agreement summary, our subsidiary), among other things:

•	authorize, issue, deliver, sell, pledge, encumber, acquire or redeem any of our securities;

•	change our ownership of our subsidiary, change our charter documents or alter our capital structure;

•	declare, set aside or pay any dividends;

•	increase or add or pay new compensation or benefits;

•	acquire businesses or merge or consolidate with any entity;

•	sell, lease, license, mortgage, encumber or otherwise dispose of any of our properties or assets;

•	incur, guarantee, assume or pre-pay liabilities or indebtedness;

•	make or forgive any loans, advances or capital contributions to, guarantee for the benefit of, or investments in, any person or entity;

•	assume, guarantee, or otherwise become liable or responsible for obligations of others;

•	adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary;

•
enter into, terminate or materially amend any contract outside the ordinary course of business consistent with past practices or waive, release, grant, assign or transfer any of our material rights or claims;

•	make capital expenditures beyond a threshold level;

•	change, cancel or otherwise not continue in force our insurance;

•	establish or acquire subsidiaries;

•	amend, modify or waive any term of any outstanding options or warrants or other securities of the Company;

•	fail to maintain in all material respects ownership or leasehold interest in any real property, except where expiration of such real property is in accordance with their terms;

•	enter into, terminate or materially amend any agreements or commitment to or relating to any labor union except as required by law;

•	conduct any plant closing or layoff that could implicate the WARN Act;

•	enter into any material settlement, conciliation or similar agreement;

•	settle or compromise any pending or threatened litigation or other claims beyond a threshold level;

•	change accounting polices, practices or procedures;

•	revalue in any material respect any of its assets;

•	pay, discharge or satisfy any material claims, liabilities or obligations;

•	change accounting practices;

•
make or change any material tax election or accounting matters, file any amended tax return, settle any material tax liability, surrender any right to claim a refund of taxes or take or omit to take any other similar action relating to the filing of any tax return or payment of any tax; or

•	agree or commit to do any of the foregoing.

Stockholders Meeting

As long as the go-shop period (discussed above) has expired and the merger agreement has not been terminated, we agreed to cause a special meeting of our stockholders to be held as soon as practicable following the clearance by the Securities and Exchange Commission staff of this proxy statement for the purpose of voting upon the approval and adoption of the merger agreement, the merger and other matters necessary to consummate the merger, and, among other things, our board of directors shall recommend the approval and adoption of the merger agreement and the merger and we shall use our reasonable best efforts to obtain the necessary approvals by our stockholders.

Filings and Consents

Holdings, Acquisition, and we agree to use all reasonable best efforts to cooperate with one another in determining and then making or obtaining all required filings and consents, approvals, permits, authorizations and waivers prior to the effective time of the merger. Prior to making any application to or filing with any governmental authority in connection with the merger agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts.

Access to Information

Prior to the effective time of the merger or an earlier termination of the merger agreement, we will give Holdings and Acquisition access to our offices and facilities, our managers or other representatives and our books and records and we will use reasonable best efforts to provide Holdings and Acquisition, access to persons with business relationships with us. We will also furnish to Holdings and Acquisition, financial and operating data and such other information as they reasonably request. Pursuant to our confidentiality agreement with Shamrock, Holdings and Acquisition are to hold any such information obtained from us in confidence.

Notification of Certain Matters

Holdings, Acquisition, and we have agreed to promptly notify the other in writing of:

•	communication from any person alleging their consent is required in connection with the merger;

•	any event or occurrence that has a material adverse effect on us or on Acquisition;

•	any material claims, actions, proceedings or governmental investigations commenced or threatened involving or affecting us or our assets;

•	matters that would likely cause any such party’s representations or warranties in the merger agreement to be materially untrue or inaccurate; or

•	any failure to comply with or satisfy, in any material respect, any covenant, condition or agreement in the merger agreement.

Public Announcements

Holdings, Acquisition, and we have agreed to, among other things, consult promptly with each other and provide to each other for review a copy of any press release or public statement with respect to the merger prior to issuing any such press release or statement.

Further Assurances; Reasonable Best Efforts

Prior to the effective time of the merger, Holdings, Acquisition, and we have agreed to use each party’s reasonable best efforts to take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the merger and related transactions.

Securities and Exchange Commission Reports

Until the effective time of the merger or termination of the merger agreement, we shall timely file all reports required to be filed by us with the Securities and Exchange Commission under federal securities laws, which reports shall comply in all material respects with the requirements of the federal securities laws.

Delisting

Holdings, Acquisition, and we have agreed to cooperate with each other in taking or causing to be taken all actions to delist our shares from over-the-counter bulletin board trading and to terminate the registration of our shares under the Securities Exchange Act of 1934, where such delisting and termination shall not be effective until or after the effective time of the merger.

Stockholder Litigation

Holdings, Acquisition, and we have agreed to give each other the reasonable opportunity to participate in the defense of any stockholder litigation against any of us or any of our directors. We are not to settle any such litigation against us without the prior written consent of Holdings and we will cooperate with Holdings to resist efforts to restrain or prohibit or otherwise oppose the merger.

Miscellaneous

We have agreed to cooperate with Acquisition, in connection with tax matters, to not call special meetings of our stockholders without Holdings’ prior consent, to assist Holdings in connection with challenging the validity or applicability of state takeover laws to the merger and related transactions, to terminate all our stock purchase and similar plans and to deliver certain documents to Holdings and Acquisition at the closing date of the merger.

Indemnification

The merger agreement provides that Holdings will cause the Company, as the corporation surviving the merger, to indemnify each of our current and former officers and directors from and against all losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any claim demand, action suit, proceeding or investigation, arising out of actions taken by them in their capacity as officers or directors at or prior to the effective time of the merger or taken by them at our request, to the fullest extent permitted under applicable law for a period of 6 years after the effective time of the merger.

The certificate of incorporation and bylaws of the Company, as the surviving corporation, shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are in our present certificate of incorporation and bylaws, which such provisions are not to be amended, repealed or otherwise modified for a period of 6 years from the effective time of the merger in any manner that would adversely affect the rights of such indemnified individuals.

In addition, we are to receive, on or prior to the closing date of the merger, confirmation for run-off insurance policies for directors’ and officers’ liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage on certain terms and conditions that we have made available to Holdings and Acquisition, with a claims period of at least 6 years from the closing date of the merger for directors’ and officers’ liability insurance, employee practices and fiduciary liability coverage and at least 3 years from the closing date of the merger for plan purchaser protection. The fully paid premium for these run-off insurance policies are not to exceed 300% of the current annual premium of our policies.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and related transactions may be abandoned at any time prior to the effective time of the merger by mutual consent of Holdings, Acquisition, and us.

In addition, the merger agreement may be terminated and the merger and related transactions may be abandoned at any time prior to the effective time of the merger by Holdings and Acquisition, on the one hand, or us, on the other hand, if:

•
any governmental authority has issued an order permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, our common stock pursuant to the merger and such order has become final and nonappealable, in which case we shall reimburse Holdings’ and Acquisition’s transaction expenses not exceeding $500,000;

•
the closing day of the merger has not occurred on or before 90 business days after the end of the go-shop period, except that, if before the termination, an alternative transaction is proposed, and AVP signs a definitive agreement with regard to the transaction, or the transaction closes within 12 months after the termination, AVP shall pay Holdings and Acquisition a $1,800,000 termination fee shall and their transaction expenses not exceeding $500,000;

•	any law or order makes the consummation of the merger illegal or otherwise prohibited, in which case we shall reimburse Holdings’ and Acquisition’s transaction expenses not exceeding $500,000; or

•
approval of the merger by our stockholders has not been obtained, in which case we shall pay a $1,125,000 termination fee, plus transaction expenses not exceeding $500,000, except that the termination fee shall be $1,800,000, if, before the termination or within 12 weeks following the termination, an alternative transaction is proposed, and AVP signs a definitive agreement with regard to the transaction, or the transaction closes within 12 months after the termination..

Furthermore, the merger agreement may be terminated and the merger and related transactions may be abandoned at any time prior to the effective time of the merger by Holdings and Acquisition if:

•
we have breached in any material respect any of our representations, warranties, covenants, or other agreement in the merger agreement and have not cured such breach within 7 business days of receiving notice of such breach, in which case we shall pay Holdings and Acquisition a termination fee of $1,800,000, plus transaction expenses not exceeding $500,000; or

•
our board of directors or its special committee withdraws, modifies or changes its approval and favorable recommendation of the merger agreement and the merger in a manner adverse to Holdings and Acquisition; our board of directors or its special committee approved or recommended to our stockholders, took no position with respect to, failed to promptly take a position or failed to promptly recommend against acceptance of any acquisition proposal; we fail to call the stockholders meeting within 30 days of mailing the definitive proxy statement or fail to mail the proxy statement within 5 business days after being cleared by the Securities and Exchange Commission or fail to include in such statement the favorable recommendation; or we, our board of directors or its special committee resolves to do any of the foregoing, in which case we shall pay Holdings and Acquisition a termination fee of $1,800,000, plus transaction expenses not exceeding $500,000.

Finally, the merger agreement may be terminated and the merger and related transactions may be abandoned at any time prior to the effective time of the merger by us if:

•
Holdings or Acquisition breached in any material respect any of their representations, warranties, covenants or other agreement in the merger agreement and have not cured such breach within 7 business days of receiving notice of such breach and where such breach would prevent Acquisition from consummating the merger and related transactions, in which case Holdings and Acquisition shall pay us a termination fee of $1,125,000, plus transaction expenses not exceeding $500,000;

•
we accept a superior proposal during the go-shop or during the no-shop period in accordance with the requirements of the merger agreement, in which case we shall pay Holdings and Acquisition a termination fee of $1,125,000, plus transaction expenses not exceeding $500,000; or

•
we accept a superior proposal during the no-shop period in accordance with the merger agreement, in which case we will pay Holdings and Acquisition a termination fee of $1,800,000, plus transaction expenses not exceeding $500,000.

Expenses

At the closing of the merger, we, as the surviving corporation, shall pay certain specified expenses of Holdings, Acquisition, and Shamrock, incurred by or on behalf of any such party in preparing for, entering into and carrying out the merger agreement, the consummation of the merger and related transactions. In addition, where the merger agreement has been terminated, any expenses payable to Holdings and Acquisition, on the one hand, and to us, on the other hand, shall not exceed $500,000, and we are to pay such expenses of Holdings and Acquisition, if the merger agreement is terminated for any reason other than a breach of the merger agreement by either Holdings or Acquisition or both.

Termination Fees

We have agreed to pay the expenses of Holdings and Acquisition and to pay Holdings and Acquisition certain termination fees, if any, set forth below if the merger agreement is terminated under these circumstances:

•
Where any party terminates the merger agreement due to the closing day of the merger having not occurred on or before 90 business days after the end of the go-shop period, and where prior to such termination an acquisition proposal was made to us or where any person has announced an intention to make an acquisition proposal to us and we enter into a definitive agreement with respect to or consummate a transaction contemplated by an acquisition proposal within 12 months of the date of such termination, we are to pay a termination fee of $1,800,000.

•
Where any party terminates the merger agreement due to approval of the merger by our stockholders not having not been obtained, we are to pay a termination fee of $1,125,000; however, where prior to such termination an acquisition proposal was made to us or where any person has announced an intention to make an acquisition proposal to us and we enter into a definitive agreement with respect to or consummate a transaction contemplated by an acquisition proposal within 12 months of the date of such termination, we are to pay a termination fee of $1,800,000.

•
Where Holdings or Acquisition terminates the merger agreement due to either one of the two sets of reasons under which they (and only they) can terminate the merger agreement as described in the “Termination” section above, we are to pay a termination fee of $1,800,000.

•
Where we terminate the merger agreement due to accepting a superior proposal during the go-shop period in accordance with the requirements of the merger agreement, we are to pay a termination fee of $1,125,000.

•
Where we terminate the merger agreement due to accepting a superior proposal during the no-shop period in accordance with the requirements of the merger agreement, we are to pay a termination fee of $1,800,000.

•
Where any party terminates the merger agreement due to any governmental authority having issued an order permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, our common stock pursuant to the merger and such order has become final and nonappealable or due to any law or order making the consummation of the merger illegal or otherwise prohibited, we are to pay no termination fees.

Holdings and Acquisition have agreed to pay our expenses and a termination fee of $1,125,000 if we terminate the merger agreement due to Holdings’ or Acquisition’s breach in any material respect of any of their representations, warranties, covenants or other agreement in the merger agreement and they have not cured such breach within 7 business days of receiving notice of such breach and where such breach would prevent Acquisition from consummating the merger and related transactions.

Extension and Waiver

Prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver by a party must be in writing and signed on behalf of the party.

DESCRIPTION OF AVP’S BUSINESS

Business Development

We originally incorporated under the name Malone Road Investments, Ltd., on August 6, 1990, in the Isle of Man. We re-domesticated in the Turks and Caicos Islands in 1992 and subsequently domesticated as a Delaware corporation in 1994. Pursuant to Delaware law, we are deemed to have been incorporated in Delaware as of the date of our formation in the Isle of Man. We changed our name to PL Brands, Inc. in 1994; changed our name to Othnet, Inc. in March 2001; and changed our name to AVP, Inc. on March 9, 2005. From December 2001 until our acquisition by merger of our wholly owned subsidiary, AVP Pro Beach Volleyball Tour, Inc. (the “Association”), on February 28, 2005, we had no business operations other than to attempt to locate and consummate a business combination with an operating company.

Our Business

We own and operate professional beach volleyball tournaments in the United States. AVP’s tour is the sole nationally recognized U.S. professional beach volleyball tour. Every top U.S. men's and women's beach volleyball professional, including the women's gold and bronze medalists in the 2004 Olympic Games, competes on the tour. Our business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of tickets, food, beverage, and merchandise at the tournaments; contracting with players in the tour; and associated activities.

We produced 16 men's and 16 women's professional beach volleyball tournaments throughout the United States from April through September 2006. For 2007, we have scheduled 18 men's and 18 women's professional beach volleyball tournaments to be held in Miami, FL; Dallas, TX; Huntington Beach, CA; Glendale, AZ; Hermosa Beach, CA; Louisville, KY; Tampa, FL; Atlanta, GA; Charleston, SC; Seaside Heights, NJ; Long Beach, CA; Chicago, IL; Manhattan Beach, CA; Boston, MA; Brooklyn (Coney Island), NY; Cincinnati, OH; Las Vegas, NV; and San Francisco, CA. Nine of the 18 cities are the same as in 2006. We have more than 200 of the top professional players under exclusive contracts, as well as a growing base of spectators and television viewers that we believe represent an attractive audience for national, regional, and local sponsors.

We believe that beach volleyball has potential for continuing commercial growth because of its popularity with a demographic group we believe is considered highly desirable by advertisers--educated, affluent, 18 to 42 year-old consumers. Moreover, we believe that beach volleyball enjoys significant popularity in the United States and worldwide, as evidenced by National Broadcasting Company's strong television ratings and the attendance figures for beach volleyball at the 2004 Athens Summer Games.

Sources of Revenue

We generate revenue principally as follows:

National Sponsorships and Advertising: We currently generate by far the greatest amount of our revenue by selling to national sponsors fully integrated sponsorships, which include both advertising time during live or previously taped broadcasts of our tournaments and significant on-site exposure at the tournaments in the form of signage, interactive areas, and the like. In addition to paying for advertising time and on-site exposure, sponsors support the AVP tour through retail activation (e.g., national in-store promotions featuring our brand), media buys that support our events, and other promotional activities that support our brand (e.g., print ads and television commercials featuring AVP branding). National sponsors include Crocs, Inc. (through 2008), Anheuser-Busch, Inc. (Bud Light) (through 2008), Microsoft Corporation (Xbox) (through 2007), The Quaker Oats Company (Gatorade) (through 2009), VF Sportswear, Inc. (Nautica)  (through 2008), John Paul Mitchell Systems (through 2008), Diageo North America, Inc. (Jose Cuervo Tequila) (through 2008), Wilson Sporting Goods Co. (through 2008), McDonald's USA, LLC (through 2008), General Mills Marketing, Inc. (Nature Valley) (through 2009), and Hilton Hotels Corporation (through 2009). A number of our sponsors have been in place since 2003 or earlier.

On April 12, 2006, AVP entered a multi-year sponsorship agreement with Crocs, Inc. pursuant to which Crocs is the title sponsor of the AVP tour through the end of the 2008 tour season.

The amount that we charge each national sponsor depends primarily on the number of network or cable advertising units that the national sponsor receives in our broadcasts, as well as the exposure that the national sponsor receives on-site at our tournaments. We hire independent marketing and promotional valuation companies each season to measure the benefits that national sponsors receive and provide these valuation results to our national sponsors to validate their investments in AVP. National sponsorship revenue accounted for 81% of revenue in 2006, with one national sponsor accounting for 18% of total revenue. We conduct national sponsorship sales primarily with our own sales staff.

Local Sponsorship Revenue: We also receive revenue from local and regional companies seeking to reach our fan base. We sell a variety of local packages at various financial levels intended to attract a wide range of businesses in each of the regions and cities where our tournaments take place. We rely on combinations of local event promoters, sales forces of local-market print, television, and radio stations, and our in-house sales staff to make local and regional sales.

Promoter Fee Revenue: In 2006, we entered agreements with event promoters in eight cities for the promoters to pay AVP a fee in exchange for the right to exploit local revenue, including ticket sales, parking, concessions, and ancillary revenue. The event promoters also paid for specified event expenses such as the stadium, sand, various operational costs (hotel accommodations, certain event personnel, security, etc.), event permits, and/or marketing costs. For 2007, we expect to have agreements with event promoters for 10 cities. In lieu of promoter fees, the promoter agreements will generally be structured as a revenue-share, by which the event promoter pays for specified event expenses as described above, and the parties share local revenue on a 50-50 basis after recoupment of the event expenses.

Activation Fees: We also receive revenue from AVP sponsors who wish to use AVP's sponsorship services and support personnel to create, build and/or implement on-site activation in support of their sponsorship. This revenue is recognized as activation fees rather than sponsorship revenue, when the agreement with the sponsor specifically sets out specific activation services and fees that are payable in connection with the sponsor's sponsorship.

Suite Sales: We sell corporate "suites," which consist of reserved seating areas at tournaments with table seating, food, and beverages.

Ticket Sales: Increasingly, we are charging admission for events that previously were free to the general public. In 2006, we charged for general admission at 13 of 16 events and for reserved seating at all 16 events.

Food and Beverage Sales: We generate revenue through food, beverage, and beer sales at events where such concession rights are available. Generally, we engage a third-party concession operator to conduct this activity on our behalf.

International Television Licensing: We retain all international television rights to our network and cable broadcasts. We engaged SFX, Inc. to license our television programming internationally in 2006. Our events were broadcast in over 125 countries in 2006.

Event Merchandising: We sell event merchandise on-site at our tournaments as well as through our website. Merchandise includes t-shirts, fitness wear, shorts, swimsuits, sweatshirts, hats, and other apparel. We entered a two-year agreement ending in 2006 with Anschutz Entertainment Group (AEG) for AEG to provide all merchandising services on our behalf at our tournaments, as well as to host our online store and assume responsibility for fulfillment. We entered an agreement with Warnaco Swimwear, Inc. to provide all merchandising services on our behalf for the 2007 and 2008 seasons.

Trademark Licensing and Other Ancillary Revenue: In addition to merchandising, we license our trademarks and logos to Wilson Sporting Goods Co., for volleyballs, and Sport Fun, Inc., for volleyball net systems. In addition, we entered licensing agreements with Crocs, Inc. for AVP branded footwear, and Warnaco Swimwear, Inc. for AVP-SPEEDO co-branded apparel, for sale at AVP events, online, and retail.

Distribution

National Broadcasting Company (“NBC”) and Fox Broadcasting Company (“FBC”) broadcast certain of our events on network television in 2006, and Fox Sport Net (“FSN”) broadcast the remainder of our 2006 events on cable and satellite television. By separate agreements, we contracted with NBC, FBC and FSN for production of the broadcasts.

NBC: NBC broadcast 11 hours of four of our events in 2006. We paid NBC a per program fee for such broadcast time and retained all of the commercial units in the broadcasts. In 2007, we anticipate broadcasting five events and a total of 14 hours on NBC.

MyNetworkTV: In 2007, MyNetworkTV (“MyNetwork”) will broadcast four hours of two events. We will produce the broadcasts, and MyNetwork will pay us a license fee for each event broadcast on its network.

FBC: FBC broadcast three hours of coverage of the men’s and women’s finals at two events in 2006. AVP retained all the commercial units in the broadcast. FBC received AVP common stock in exchange for the 2006 broadcast time and production costs.

Fox Sports Net: FSN distributed our 2006 programming over cable and satellite television. FSN broadcast all 16 events in 2006 (including replaying the events broadcast by NBC and FBC). FSN distributes the programming and provides production services in return for commercial units in the broadcasts. AVP did not pay FSN any compensation for the broadcast time or television production services that FSN provided; FSN's only compensation was the commercial units that FSN retained in the broadcasts. In 2007, FSN will again distribute our programming over cable and satellite television on terms substantially the same as the 2006 distribution arrangement.

Marketing

We market our tournaments and the broadcasts thereof nationally, regionally, and locally. Our broadcasters promote our tournaments over their networks. We also make promotional arrangements with newspapers and radio and television stations to advertise and promote our events locally. In addition, we engage public relations firms to generate interest and coverage of our events and broadcasts.

We maintain contact with volleyball enthusiasts and seek to increase our fan base through our AVPNext grassroots programs.

AVPNext is an outreach program for volleyball players of all skill levels. The program features a national network of recreational tournament and league organizers, offers both children and adults of all skill levels opportunities to participate in the sport of volleyball through weekend tournaments, instructional camps/clinics, and recreational league play.

AVPNext also provides aspiring semi-pro players and high-level amateurs the opportunity to play against top-flight competition and potentially earn exemptions into our professional tournaments. The 2006 AVPNext circuit included over 200 tournaments across the nation, mainly run by local promoters. The tournaments generally offered modest prize purses, an opportunity to establish a national ranking, and in some select tournaments an automatic entry into our professional tournaments.

Operations

We own all of our events, and, except for events that we license to local event promoters, we operate and conduct most AVP Tour operations and logistics in-house. These operations include:

•
Setting up the event, including loading and transporting the equipment to and from each event; building the volleyball courts; overseeing construction of stadiums by outside bleacher companies; mounting signage and inflatables for sponsors; and constructing media, hospitality, and local sponsorship areas;

•	Addressing local regulations and permits;

•	Coordinating the beach volleyball competition;

•	Organizing officials for the event;

•	Managing the tournament and the spectator experience;

•	Providing entertainment, e.g., music, at the event; and

•	Providing media support, e.g., tournament statistics, press releases, etc.

To set up an event for a standard three-day tournament scheduled to begin on a Friday, we generally arrive on Monday and require three full days to complete construction. For tournaments that will be telecast live, we generally produce four-day events, and the preparations customarily start earlier. We own four semi-trailers to transport all event equipment from a central warehouse located in Los Angeles to each site. To manage equipment hauling, we try to schedule AVP tour events to occur close to one another or to allow sufficient transportation time.

Each host city requires us to obtain a different set of permits to run an AVP tour event. Typical permits include event; filming; bleacher; fire and police departments; and food and concessions. Our staff supervises compliance with local regulations and permits.

Our exclusive contracts with more than 200 of the top men and women professional beach volleyball players in the United States prohibit the athletes from competing in non-AVP professional beach volleyball tournaments anywhere in the world, unless specifically provided for in the contract or otherwise agreed by us. All players sign the same standard AVP player contract. The player contracts extend through December 31, 2008 and provide for:

•	a minimum amount of prize money during each year of the term ($3,500,000 in 2006, with $500,000 increases for each subsequent year);

•	a minimum of ten men’s and ten women’s events per year;

•	medical benefits for the top 100 ranked men’s and women’s players; and

•	restrictions as to the logos or insignias athletes may wear at AVP events.

Each player is responsible for his or her own housing and travel to and from events. We provide players with food during the tournament and make medical services available in case of injury.

In 2004, AVP also reserved 597,368 shares for issuance upon exercise of stock options allocated to the individual players based upon their performance during the 2004 season. These options are exercisable at a price of $1.60 per share and expire in 2009.

Other personnel essential to operating a successful event include:

•	Officials and referees;

•	Local volunteers to assist in the operation of scoreboards and act as ball retrievers;

•	Local contract workers to sell tickets, operate concession areas, and, supervise parking; and

•	Outside contractors to provide security, waste clean-up, and other services required in connection with the event.

We recognize that local support for an AVP tour event is critical to our success. We try to hold events in the same locations and at the same times every year whenever possible, so that the volleyball tournaments become local civic events, enabling retailers and community leaders to anticipate and support the tournament annually. We work with city councils and local leaders and businesses to obtain financial, sales, logistic, marketing, and promotional support for our events. Communities often waive the cost of city services, recognizing the benefit of making our tournaments a regular event. Likewise, we coordinate youth or amateur tournaments and hold free volleyball clinics in connection with our events to generate local goodwill and enthusiasm.

Employees

Currently, we have 29 full-time employees and retain 6 independent contractors.

Competition

While we believe we have a loyal fan base, the sports and entertainment industry is highly competitive and is also subject to fluctuations in popularity, which are not easy to predict. Fundamentally, we compete for sponsorship revenue, television ratings, and fan base with other sports leagues and tours, entertainment programming, and other forms of leisure activities. Our success in these areas depends heavily on continuing to grow the sport's popularity.

Our programming is directed at a hard to reach demographic group—college educated men and women aged 18 to 42, earning $50,000 or more per year—whom we believe are highly prized by advertisers. We compete for an audience that is fiercely contested.

We believe that our exclusive player contracts significantly reduce the likelihood that an attempt to establish a competing professional beach tour in the United States during the terms of the contracts would be successful. Federation International de Volleyball (FIVB) sanctions a series of professional beach volleyball events in various countries throughout the world and sells sponsorships and television programming in connection with these events. We allow our players to compete in some FIVB events, as provided for in our player agreements. Our international television licensing competes with FIVB programming, and we will potentially face competition from the FIVB if we expand our events to non-United States locations. In addition, FIVB might claim the authority, but refuse, to sanction any AVP event in another country.

Reports to Security Holders

Annual reports. We deliver annual reports containing audited financial statements to security holders.

Periodic reports and other information. We file annual and quarterly reports, current reports, proxy statements, and information statements with the SEC.

Availability of Filings. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov ) that contains reports and proxy and information statements and other information regarding issuers that file electronically with the SEC. Our Internet site is http://www.avp.com.

Description of Property

We maintain the following properties:

We lease approximately 12,000 square feet of office space in Los Angeles, California, which houses our executive and administrative offices, with annual base rent of approximately $319,000. The lease expires March 31, 2010, subject to a five-year renewal option.

We sublease approximately 4,500 square feet of warehouse space in Gardena, California pursuant to a sublease that expires on February 15, 2008, with annual base cost of approximately $35,000. The space is used for storing tournament equipment, and our trucks are parked there.

We believe that our current facilities are sufficient for our needs.

Legal proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

RISK FACTORS

Your investment in AVP securities is highly speculative and extremely risky. You should carefully consider the following risks, in addition to the other information contained in this proxy statement, before voting whether to adopt the merger agreement.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND CANNOT ASSURE THAT WE WILL BECOME PROFITABLE.

AVP has operated at a loss since 2001, when current management was installed. Losses for 2006 and 2005 were $0.4 million and $9.0 million, respectively. (The net loss of $9.0 million includes a $5.6 million charge to consulting expense as a result of non-employee warrants valuation.) We cannot assure that our business activities will generate enough revenue to be profitable. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

WE RELY ON SHORT-TERM SPONSORSHIP AGREEMENTS FOR MOST OF OUR REVENUE, SO WE CANNOT ASSURE, LONG TERM, THAT WE WILL RECEIVE SUFFICIENT CASH FLOW TO MAINTAIN THE VIABILITY OF OUR BUSINESS.

In 2006, national sponsorship revenue accounted for 81% of revenue, and three national sponsors accounted for 35% of total revenue. Of AVP’s 17 national sponsors in 2006, thirteen have agreements that extend to 2007; ten that extend to 2008; and three through 2009. Accordingly, AVP’s continued operations will depend, among other things, on AVP’s ability to renew current AVP sponsors and attract new sponsors, as well as increase sponsorship rates.

AVP’S MANAGEMENT BEGAN OPERATING AVP ONLY RECENTLY, MAKING AN ASSESSMENT OF MANAGEMENT’S FUTURE PERFORMANCE RELATIVELY DIFFICULT TO ASSESS.

Our management began operating the Association in 2001 and AVP in 2005, so it has only a limited track record upon which investors can assess management’s effectiveness. Consequently, investors are likely to have greater difficulty in accurately predicting whether an investment in AVP will be prosperous.

AVP’S LIMITED OPERATING HISTORY MAKES AVP HIGHLY RELIANT ON MANAGEMENT.

We lack the goodwill of an established business and therefore rely on individual members of current management to create business strategies and relationships, attract sponsors, and develop tournament formats and operating procedures necessary for us to survive and prosper. The departure of one or more of our executives could impair our operations, and, in particular, the services of our Chief Executive Officer and Tour Commissioner, Leonard Armato, would be very difficult to replace. If we are unable to find suitable replacements for departed management, we might incur losses that impair investors’ investments in AVP.

OUR SUCCESS DEPENDS ON FAN INTEREST, SO OUR BUSINESS COULD FAIL, IF WE ARE UNABLE TO MAINTAIN INTEREST IN OUR SPORT.

Beach volleyball is a relatively new sport compared to baseball, basketball, football, golf, or auto racing, so its continuing popularity cannot be assumed. Public tastes change frequently, so interest in beach volleyball may decline in the future. Our ability to generate revenue and earn profits would be threatened by a loss of popular interest in the sport. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

WE MAY BE UNABLE TO COMPETE WITH LARGER OR MORE ESTABLISHED SPORTS LEAGUES FOR CORPORATE ADVERTISING BUDGETS.

We face a large and growing number of competitors in the sports and entertainment industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does AVP. As a result, certain of these competitors may be in better positions to obtain corporate advertising. AVP cannot be sure that it will be able to compete successfully with existing or new competitors.

THERE ARE ONLY A FEW MAJOR BROADCAST AND CABLE NETWORKS THAT CAN DISTRIBUTE OUR PROGRAMMING TO A SUFFICIENTLY LARGE AUDIENCE, SO WE HAVE ONLY VERY LIMITED ALTERNATIVES IF ONE OR MORE OF OUR TELEVISION DISTRIBUTORS PERFORMS UNSATISFACTORILY, INSISTS ON UNFAVORABLE CONTRACT TERMS, OR ELECTS NOT TO CARRY OUR PROGRAMMING.

We require widespread distribution of our programming to interest sponsors and other advertisers. There are only four major broadcast networks and only several major cable networks that include sports programming and provide sufficient market reach, so our choices are limited, and our future ability to enter into distribution agreements with major broadcast and/or cable networks cannot be assured. If we are unable to make suitable distribution arrangements, we would likely incur losses that would impair investors' investments in AVP. If we are unable to secure distribution after the expiration of our current network broadcast agreement or if the contract terms become less favorable to AVP, and if we are not able to secure a cable broadcast distribution agreement, our business will be materially adversely affected.

DIFFICULTY IN RETAINING CURRENT PLAYERS OR RECRUITING FUTURE PLAYERS COULD IMPAIR OUR PROSPECTS.

The number of professional beach volleyball players is small in relation to other professional sports, as is the number of elite, amateur players who might play professionally in the future. The players' audience appeal is critical to maintaining popular interest in the sport. Our prospects could decline and investors' investments in AVP impaired, if players on the tour or other qualified players are recruited by competitors or other volleyball organizations or decide to pursue other occupations.

IF WE ARE UNABLE TO HIRE ADDITIONAL NEEDED PERSONNEL, OUR GROWTH PROSPECTS WILL BE LIMITED, OR OUR OPERATIONS MAY BE IMPAIRED.

Our business requires uniquely trained and experienced professionals, and our success depends in large part upon our ability to attract, develop, motivate, and retain highly skilled personnel. Qualified employees will be a limited resource for the foreseeable future. As a new company with little history, we may have particular difficulty hiring qualified personnel. If we are unable to retain necessary personnel, our business probably will suffer, and investors may incur losses on their investment in AVP.

RISKS RELATING TO OUR SECURITIES

OUR STOCK PRICE MAY BE VOLATILE.

There has only been a limited public market for our securities, and there can be no assurance that an active trading market will be maintained. The OTCBB is a relatively unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ and the other national securities markets. The trading price of our common stock is expected to fluctuate significantly, and, as is the case for OTCBB securities generally, is not published in newspapers.

LIMITATIONS OF THE OTCBB CAN HINDER COMPLETION OF TRADES.

Trades and quotations on the OTCBB involve a manual process that may delay order processing. Price fluctuations during a delay can result in the failure of a limit order to execute or cause execution of a market order at a price significantly different from the price prevailing when an order was entered. Consequently, one may be unable to trade in our common stock at optimum prices.

PENNY STOCK REGULATIONS MAY RESTRICT THE MARKET FOR OUR COMMON STOCK.

The SEC has adopted regulations that generally define a "penny stock" to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, broker-dealers selling our common stock are subject to additional sales practices when they sell such securities to persons other than established clients and "accredited investors." For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination; receive the purchaser's written consent to the transaction; and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order; current quotations for the securities; and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict trading in our common stock.

ACCORDING TO THE SEC, THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE.

Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	dumping of securities after prices have been manipulated to a high level, resulting in investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

THE OTCBB IS VULNERABLE TO MARKET FRAUD.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT STOCK PRICE.

OTCBB dealers’ spreads (the difference between the bid and ask prices) may be large, causing higher purchase prices and less sale proceeds for purchasers of sellers of our securities.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE, INCLUDING SHARES ISSUABLE UPON CONVERSION OR EXERCISE OF OUTSTANDING, CAN DEPRESS MARKET PRICES.

Legal restrictions on the sale by former Association stockholders of approximately 4,624,511 shares of common stock lapsed on February 28, 2007. An additional 20,236,669 shares of common stock are reserved for issuance upon conversion or exercise of convertible preferred stock, stock options, and stock purchase warrants. The market's recognition that a large amount of stock might enter the market suddenly can depress market prices.

POTENTIAL CONTROL BY MANAGEMENT.

Currently, all AVP directors and officers as a group hold AVP voting securities representing approximately 9.1% of the votes that can be cast by holders of all AVP voting securities. If AVP's management exercised all rights to acquire AVP voting stock held by them, and no other holder of securities exercisable for AVP voting securities did so, AVP's management would control approximately 38.4% of votes that could be cast. If, in addition, all other holders of AVP rights to acquire AVP voting stock exercised those rights, AVP's management would hold about 28% of the outstanding votes. Although management would not control a majority of the outstanding votes, its ownership would give it a strong advantage in regard to election of directors or other action requiring stockholder approval.

LIABILITY OF DIRECTORS FOR BREACH OF DUTY OF CARE IS LIMITED.

As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty, except in certain cases. Our stockholders' ability to recover damages for fiduciary breaches may be reduced by the provision. In addition, we are obligated to indemnify our directors and officers regarding stockholder suits, under some circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under Risk Factors—Risks Related to our Business.

Overview

We own and operate professional beach volleyball tournaments in the United States. The AVP tour is the sole nationally recognized U.S. professional beach volleyball tour. Every top U.S. men’s and women’s beach volleyball professional, including the women’s gold and bronze medalists in the 2004 Olympic Games, competes on the AVP tour. We have more than 200 of the top professional players under exclusive contracts, as well as a growing base of spectators and television viewers that we believe represent an attractive audience for national, regional, and local sponsors. Our business includes establishing and managing tournaments; sponsorship/advertising sales and sales of broadcast, licensing, and trademark rights; sales of tickets, food, beverage, and merchandise at the tournaments; contracting with players in the tour; and associated activities.

AVP's beach volleyball tournament season customarily commences in early April and continues until late September or early October. In 2006, we held 16 men’s and 16 women’s events compared to 14 men’s and 14 women’s events in 2005. The 2006 events were held in Fort Lauderdale, FL; Tempe, AZ; Santa Barbara, CA; Huntington Beach, CA; Hermosa Beach, CA; Sacramento, CA; Seaside Heights, NJ; Atlanta, GA; Birmingham, AL; Chicago, IL; Manhattan Beach, CA; Brooklyn (Coney Island), NY; Boulder, CO; Cincinnati, OH; Las Vegas, NV; and Lake Tahoe, NV. Ten of the 16 cities were the same as in 2005.

On February 28, 2005, the Association of Volleyball Professionals, Inc. (the “Association”) and a wholly owned subsidiary of AVP, then known as Othnet, Inc., consummated a merger (“Othnet merger”) pursuant to which the Association became our wholly owned subsidiary. On December 16, 2005, AVP effectuated a 1-for-10 reverse stock split, which is reflected in all share amounts referred to in this report.

Results of Operations

For the three months ended March 31, 2007 and 2006

Revenue

	Three Months Ended March 31,		Percentage Increase (Decrease)
	2007	2006
Sponsorship/advertising	$-	$-	-
Activation Fees	-	-	-
Local Promoter Fees	-	-	-
Local Revenue	-	-	-
Miscellaneous Revenue	169,000	122,816	38%
Total Revenue	$169,000	$122,816	38%

AVP’s business is seasonal; therefore revenue, gross profit and operating income amounts and percentages for the first and fourth quarters are not representative of our performance. The majority of AVP’s revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue during the tour, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. AVP's beach volleyball tournament season customarily commences in early April and continues until late September or early October. As mentioned above, our first and fourth quarters have insignificant revenue, gross profit, and operating income. We did not produce any beach volleyball events in the first quarters of 2007 or 2006. Accordingly, we did not recognize any sponsorship revenue, activation fees, or local revenue in the quarters ended March 31, 2007 and 2006.

The 38% increase in miscellaneous revenue for the three months ended March 31, 2007 reflects trademark licensing revenue earned in connection with Crocs, Inc. for AVP branded footwear and ticket sales for an indoor exhibition event.

Event Costs

Event costs primarily include the direct costs of producing an event, costs related to the airing of events on network television, and the cost of servicing our sponsors. Event costs are recognized on an event-by-event basis and event costs billed and/or paid prior to their respective events are recorded as prepaid event costs and expensed at the time the event occurs.

			% Revenue		Increase
					(Decrease) as
	Three Months Ended March 31,		Three Months Ended March 31,		% of Revenue
	2007	2006	2007	2006	2007 vs. 2006
Event Costs	$52,299	$-	31%	0%	31%

For the three months ended March 31, 2007, event costs included costs incurred in connection with an indoor exhibition event that was held in February 2007. There was no sponsorship/advertising revenue for this indoor exhibition event. There was no event taking place during the three months ended March 31, 2006.

Gross Profit

	Three Months Ended March 31,
	2007	2006
Revenue	$169,000	$122,816
Event Costs	52,299	-
Gross Profit	$116,701	$122,816
Gross Profit %	69%	100%

The decrease in the gross profit margin is due to the added event costs related to the indoor exhibition event that took place during the three months ended March 31, 2007. There was no event cost for the three months ended March 31, 2006. As mentioned above, AVP’s primary business is seasonal; therefore revenue, gross profit and operating income amounts and percentages for the first and fourth quarters are not representative of our performance.

Operating Expenses

			% Revenue

	Three Months Ended March 31,		Three Months Ended March 31,
	2007	2006	2007	2006
Administrative	$1,446,303	$1,120,903	856%	913%
Sales and Marketing	875,713	502,585	518%	409%

Total Costs	$2,322,016	$1,623,488	1374%	1322%

The 29% or $0.3 million increase in administrative costs was due to the proposed merger agreement.

The 74% or $0.4 million increase in sales and marketing costs primarily reflects the amortization of commission expense paid to external sales agents, marketing consultants, and additional headcount in marketing during the three months ended March 31, 2007.

Depreciation and Amortization Expense
			Percentage
	Three Months Ended March 31,		Increase
	2007	2006	(Decrease)
Depreciation Expense	$49,571	$36,545	36%
Amortization Expense	-	2,011	(100%)
Total	$49,571	$38,556	29%

Depreciation expense increased 36% as a result of an increase in depreciable assets, including information technology equipment and transportation equipment.

Other Income (Expense)
	Three Months Ended March 31,		Percentage
	2007	2006	Increase/(Decrease)
Interest Expense	$-	$(8,213)	(100%)
Interest Income	56,457	21,139	167%
Gain on disposal of asset	8,449	-	-%
Total	$64,906	$12,926	402%

The 167% increase in interest income is due to higher interest rates and higher cash balances realized from the private placement consummated in May and June of 2006.

Operating Loss and Net Loss			% Revenue
	Three Months Ended March 31,		Three Months Ended March 31
	2007	2006	2007	2006
Operating Loss	$(2,205,315)	$(1,500,672)	(1,305)%	(1,222%)
Net Loss	(2,141,209)	(1,488,546)	(1,267)%	(1,212%)

The Company’s net loss of $2.1 million for the three months ended March 31, 2007 compared to a loss of $1.5 million for the three months ended March 31, 2006 primarily reflects an increase of $ 0.7 million in operating expense that includes costs relating to the proposed merger agreement, amortization of commission expenses, and additional headcount in marketing. As mentioned above, AVP’s primary business is seasonal; therefore revenue, gross profit and operating income (loss) amounts and percentages for the first and fourth quarters are not representative of our performance.

Liquidity and Capital Resources

	March 31, 2007	December 31 , 2006	Increase/ (Decrease)
Cash and cash equivalents	$7,965,514	$5,052,636	$2,912,878

Percentage of total assets	78%	58%

	Three Months Ended March 31,		Increase/
	2007	2006	(Decrease)
Cash flows provided by (used) in operating activities	$2,926,288	$(14,565)	$2,940,853
Cash flows provided by (used) in investing activities	(13,410)	47,849	(61,259)
Cash flows used in financing activities	-	(416,737)	416,737

As of March 31, 2007, our primary source of liquidity is comprised of $8.0 million of cash and cash equivalents.  Over the last two years, our primary sources of liquidity have included cash on hand at the beginning of the year, cash flows generated from continuing operations, and cash flow provided by financing activities.  We have generated significant cash flows from the issuance of our common stock through private placements, which are described in more detail below in “Cash Flows Provided by Financing Activities.”

We believe that we have sufficient working capital ($3.4 million at March 31, 2007) to finance our operational requirements for at least the next twelve months, including purchases of inventory and equipment and the addition of two more events for the 2007 tour season.

Cash flows provided by operating activities for the three months ended March 31, 2007 were $2.9 million. The increase in cash flows provided by operating activities for the three months ended March 31, 2007 is primarily due to a decrease in accounts receivable and an increase in deferred revenue. Working capital, consisting of current assets less current liabilities, was $3.4 million at March 31, 2007 and $5.6 million at December 31, 2006.

At March 31, 2007 and 2006, accounts receivable decreased $2.0 million and $0.2 million as compared to December 31, 2006 and 2005, respectively.  At March 31, 2007 and 2006, deferred revenues increased $3.4 million and $2.6 million as compared to December 31, 2006 and 2005, respectively.  Deferred revenues are recorded as AVP collects revenues prior to holding certain events. The decrease in accounts receivable and the increase in deferred revenue is the result of improved collections.

Capital expenditures for the three months ended March 31, 2007 and 2006 were $0.2 million and $0.06 million, respectively. During the three months ended March 31, 2007, AVP purchased two trailers and information technology equipment in preparation for the 2007 tour season. During the three months ended March 31, 2006, AVP purchased a scoreboard, a trailer and computer equipment in preparation for the 2006 tour season.

Cash flows used in financing activities for 2007 and 2006 were $0 and $0.4 million, respectively. In February 2006, AVP paid the remaining principal amount due on the promissory note to Management Plus Enterprises, Inc. (“MPE”) with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company, was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sponsorship, LLC in connection with sponsorship sales services previously provided by MPE to the Association.

In February 2006, we entered a production and distribution agreement with Fox Broadcasting Company (“FBC”) in connection with two events. Under the agreement, FBC telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of common stock, par value $0.001 per share, of AVP.

Year Ended December 31, 2006 versus December 31, 2005

Revenue

			Percentage
Summary Revenue			Increase
	2006	2005	(Decrease)
Sponsorship/advertising	$17,388,458	$12,718,471	37%
Activation Fees	578,894	638,300	(9)%
Local Promoter Fees and Local Revenue	2,480,253	1,441,222	72%
Other Miscellaneous Revenue	1,024,475	783,289	31%
Total Revenue	$21,472,080	$15,581,282	38%

AVP recognizes national sponsorship/advertising revenue and activation fees during the tour as the events occur and collection is reasonably assured. Such sponsorship revenue and activation fees are recognized in the proportion that prize money for an event bears to total prize money for the season. Local sponsorship/advertising revenue, local promoter fees, and local revenue are recognized as the applicable events occur.

The increase in sponsorship/advertising revenue from 2005 to 2006 was due to increases in sponsorship/advertising fees and the number of national sponsors/advertisers. The increase in sponsorship/advertising revenue was reduced by $0.3 million of contra-revenue resulting from the issue of warrants to the title sponsor of the AVP tour. The average sponsorship/advertising revenue per event for 2006 and 2005 were $1.1 million and $0.9 million, respectively. AVP's revenue for 2007 and beyond will depend primarily on our ability to sign new sponsors to replace non-renewing sponsors, re-sign existing sponsors, and increase the rates of our sponsorship fees.

The 9% decrease in activation fees resulted primarily from one significant 2005 activation sponsor who did not return in 2006. AVP's activation fees in 2007 will depend on our ability to have returning sponsors as well as new sponsors elect to utilize our sponsorship activation services in support of their AVP sponsorships.

Details of local promoter fees, local revenue and other miscellaneous sources of revenue for 2006 and 2005 follow:

			Percentage
			Increase/
	2006	2005	(Decrease)
Local Promoter Fees and Local Revenue
Promoter Fees	$1,339,250	$200,000	570%
Ticket Sales	647,682	620,319	4%
Registration Fees	210,917	176,265	20%
Beach Club	-	260,580	(100)%
Suites	218,750	119,821	83%
Foods and Beverages	63,654	64,237	(1)%
	$2,480,253	$1,441,222	72%

			Percentage
			Increase/
	2006	2005	(Decrease)
Other Miscellaneous Revenue
Trademark Licensing	$600,720	$396,806	51%
Merchandising	113,198	108,948	4%
Grassroots Marketing	185,638	120,680	54%
International Television Licensing	124,919	37,143	236%
Other	-	119,712	(100)%
	$1,024,475	$783,289	31%

Local-related revenue in 2006 increased $1.0 million primarily as a result of increases in local promoter fees. Local promoter fees for 2006 increased because we entered agreements with eight event promoters, compared to one in 2005, pursuant to which the promoter paid AVP a fee for the right to exploit local revenue, including ticket sales, local sponsorships, parking, and concessions. The event promoters also paid for specified event expenses, such as the stadium, sand, various operational costs (e.g., hotel accommodations, certain event personnel, and security), event permits, and/or marketing costs. For 2007, we expect to have agreements with event promoters for 10 cities. In lieu of fixed promoter fees, the promoter agreements will generally be structured as a revenue-share in which the event promoter pays for specified event expenses as described above, and the parties share local revenue on a 50-50 basis after recoupment of the event expenses. In 2006, we eliminated Beach Club packages and increased the amount of reserved and general seating at each event. We also included corporate/luxury suites at all 2006 events. The average local revenue per event, including fees paid to us by local promoters, for 2006 and 2005 were $0.16 million and $0.10 million, respectively.

The 31% or $0.2 million increase in miscellaneous revenue primarily reflects increases in trademark licensing revenue in connection with volleyball and volleyball net sales, sale of AVP branded apparel at AVP events and online, licensing agreements with Speedo for AVP-SPEEDO co-branded apparel and with Crocs, Inc. for AVP branded footwear, an increase in international television licensing revenue, and an increase in AVPNext revenue, which offset the absence of radio ad sales and site fees in 2006.

Event Costs

Event costs primarily include the direct costs of producing an event, costs related to the airing of events on network television, and the cost of servicing our sponsors. Event costs are recognized on an event-by-event basis, and event costs billed and/or paid prior to their respective events are recorded as prepaid event costs and expensed at the time the event occurs.

					Decrease in
Summary Costs			% of Revenue		% of Revenue
	2006	2005	2006	2005	2006 vs. 2005
Event Costs	$14,665,430	$11,800,710	68%	76%	(8)%

Event costs in 2006 increased 24% or $2.9 million, primarily as a result of increases in the number of events from 14 to 16 events and in the size and scope of events to accommodate and entertain a larger fan base, including a larger stadium. The increase in prize money of $0.5 million reflects the annual increase provided in the 2004 exclusive player agreement. The increase in TV airtime and TV productions costs of $0.6 million reflects an increase in the number of events as compared to 2005. We negotiated an agreement with Fox Broadcasting Company (FBC) pursuant to which FBC agreed to broadcast two events in 2006 and take equity in AVP rather than AVP pay cash for the network broadcast time and related production services of the two events. Stadium costs increased as a result of AVP using an enhanced stadium for its 2006 events, which included additional seating as well as corporate suites at all events. The increase in sponsorship costs is the result of signing new sponsors and adding a hospitality sponsorship that obligated AVP to enhance the VIP sections of the event site. Despite the increase in total event costs, event costs as a percentage of revenue decreased 8% to 68% in 2006, resulting from our increased use of local event promoters.

Gross Profit

Gross Profit
	2006	2005
Revenue	$21,472,080	$15,581,282
Event Costs	14,665,430	11,800,710
Gross Profit	$6,806,650	$3,780,572
Gross Profit %	32%	24%

AVP’s gross profit margin for 2006 was 32% compared to 24% for 2005. The increase in the gross profit margin resulted from increases in sponsorship/advertising revenue and the use of local event promoters, partially offset by increases in prize money, television costs, stadium costs and sponsorship costs.

Operating Expenses

					Decrease in
Summary Costs			% of Revenue		% of Revenue
	2006	2005	2006	2005	2006 vs. 2005
Administrative	$4,451,576	$10,528,296	21%	68%	(47)%
Sales and Marketing	2,959,216	2,159,603	14%	14%	0%

Total Costs	$7,410,792	$12,687,899	35%	82%	(47)%

The 58% decrease in administrative costs was primarily due to a decrease of $5.3 million in consulting expense valued under SFAS 123R for warrants granted in 2005, a decrease in SEC compliance costs of $0.3 million, and a decrease in legal and accounting fees of $0.5 million.

The increase in sales and marketing costs primarily reflects the hiring of a Chief Revenue Officer and other marketing personnel as well as an increase in commission expense paid to external sales agents. Other factors contributing to the increase in marketing expenditures included logo design cost as a result of a new title sponsor for the AVP tour (Crocs), as well as youth initiatives to grow the sport of volleyball and holding of an inaugural high performance camp to recruit top college volleyball players to compete on the tour. These increases were partially offset by a reduction in amortization of commissions owed to a related party, MPE, for sponsorship sales services provided in 2001 and 2002, which was fully amortized in 2005.

			Percentage
Depreciation and Amortization Expense			Increase
	2006	2005	(Decrease)
Depreciation Expense	$178,219	$164,148	9%
Amortization Expense	6,073	261,382	(98)%
	$184,292	$425,530	(57)%

The increase in depreciation expense resulted from an increase in depreciable assets, including information technology equipment and transportation equipment (e.g., truck, flat bed trailer).

Amortization expense decreased due to the MPE sponsorship sales service contract being fully amortized in 2005.

Other Income (Expenses)
				Percentage
				Increase
	2006	2005		(Decrease)
Interest Expense	$(23,659)		$(167,859)	(86)%
Interest Income	181,003		112,030	62%
Derivative financial instrument gain	111,042		-	-
Total	$268,386	$	(55,829)	(581)%

Interest expense in 2006 decreased due to repayment of short-term debt to MPE, AEG, Major League Volleyball, Inc. (“MLV”), and bridge financing from the Othnet Merger.

The increase in interest income reflects additional interest earned on higher cash balances realized from the private placement consummated in May and June 2006.

For the year ended December 31, 2006, we recorded a gain of $0.1 million associated with the fair value adjustment of the warrants issued in connection with the May and June 2006 Financing. Pursuant to the May and June 2006 Financing, we sold 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock at a price of $1.00 per share, to accredited investors. Under EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19), the fair value of the warrants issued under the May and June 2006 Financing was originally recorded as a liability due to the requirement to net-cash settle the transaction in the event that the shares underlying the warrant were not registered for sale. Pursuant to the warrant agreement, the warrant holder was entitled to liquidated damages, payable in cash, of 1% of the gross proceeds per month ($55,000) should the Company fail to achieve effectiveness of the registration statement. The warrants were considered a derivative financial instrument with a value of $0.9 million, and they were later reclassified as equity on the date the registration statement became effective. On the effective date, the warrants had a value of $0.8 million, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 5 years, estimated volatility of 90% and a risk free interest rate of 5.10%.

Operating Loss and Net Loss

Operating Loss and Net Loss			% of Revenue
	2006	2005	2006	2005
Operating Loss	$(604,142)	$(8,907,327)	(3)%	(57)%
Net Loss	$(336,556)	$(8,963,956)	(2)%	(58)%

The improvement in operating loss primarily reflects an increase of $4.7 million increase in sponsorship/advertising revenue, an increase of $1.0 million in local promoter fees, a decrease in warrant expense of $5.4 million, and a decrease in accounting and legal fees of $0.5 million, which offset increases in total event costs (including increases in prize money, television costs, and stadium costs) and salary and sales and marketing costs. Included in net income is a derivative financial instrument gain for 2006 of $0.1 million, compared to $0 for 2005.

Net income for the year ended December 31, 2006 would have been $0.1 million compared to net loss of $(3.3) million for the year ended December 31, 2005 if warrant expense, the contra-revenue expense resulting from the issue of warrants to the title sponsor of the AVP tour, and the gain on warrant derivative were excluded from net income.

Liquidity and Capital Resources

Sources of Liquidity

	December 31, 2006	December 31, 2005	Increase
Cash and cash equivalents	$5,052,636	$1,143,345	$3,909,291

Percentage of total assets	58%	43%

	2006	2005	Increase
Cash flows used in operating activities	$(710,700)	$(2,137,747)	$1,427,047
Cash flows provided by (used in) investing activities	199,245	(264,531)	463,776
Cash flows provided by financing activities	4,420,746	2,913,690	1,507,056

As of December 31, 2006, our primary source of liquidity is comprised of $5.1 million of cash and cash equivalents. Over the last two years, our primary sources of liquidity have included cash on hand at the beginning of the year and cash flow provided by financing activities. We have generated significant cash flows from the issuance of our common stock through private placement which are described in more detail below in “Cash Flows Provided by Financing Activities.”

We believe that we have sufficient working capital ($5.6 million at December 31, 2006) to finance our operational requirements for at least the next 12 months, including purchases of equipment and the addition of two more events for the 2007 tour season.

The decrease in cash flows used in operating activities for the 2006 is primarily due to the reduction in net loss to $(0.3) million in 2006 from $(9.0) million in 2005. Working capital, consisting of current assets less current liabilities, was $5.6 million at December 31, 2006 and $(1.2) million at December 31, 2005. During the second quarter of 2006, we completed a private placement of common stock and warrants which generated proceeds of $5.5 million. Consequently, at December 31, 2006, we had $5.1 million of cash. The negative working capital at December 31, 2005 resulted from increased accounts payable and accrued expenses related to the Othnet Merger and the delayed effectiveness of the registration statement.

At December 31, 2006 and 2005, accounts receivable had increased $2.2 million and decreased $0.1 million, respectively, as compared to December 31, 2005 and 2004, respectively. At December 31, 2006 and 2005, deferred revenues had increased $0.9 million and decreased $0.3 million as compared to December 31, 2005 and 2004, respectively. Deferred revenues are recorded as AVP collects revenues prior to holding certain events.

Capital expenditures for 2006 and 2005 were $0.3 million and $0.4 million, respectively. During the year ended December 31, 2006, AVP purchased a scoreboard, a truck, and a trailer in preparation for the 2006 tour season, as well as computer equipment. During 2005, AVP purchased information technology equipment, activation equipment, banners, and flags.

Cash flows provided by financing activities for 2006 and 2005 were $4.4 million and $2.9 million, respectively. During the second quarter of 2006, we completed a private placement of common stock and warrants which generated net proceeds of $5.0 million, net of offering costs of $0.5 million. In February 2006, AVP paid the remaining principal amount due on the promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company, was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC in connection with sponsorship sales services previously provided by MPE to the Association. In November 2006, AVP paid the final installment due on a promissory note to MLV. In 2005, upon consummation of an offering of units of Series B Stock and common stock purchase warrants, on February 28, 2005, of units of Series B Stock and common stock purchaser warrants, AVP realized proceeds of $4.2 million, net of offering costs of $0.8 million. Also, in 2005, AVP repaid $1.0 million on the promissory note to MPE, $0.1 million on the promissory note to MLV, and $0.2 million to holders of the bridge financing notes.

Pursuant to a Securities Purchase Agreement dated May 4, 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at a price of $1.00 per share, to accredited investors, for a total price $2.5 million. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 282,353 shares of common stock on substantially the same terms as the warrants sold to investors. The sale of the securities was exempt from registration pursuant under Securities Act section 4(2), due to the limited number of investors, all of which are accredited.

Pursuant to a Securities Purchase Agreement dated June 9, 2006, AVP sold 705,882 units, each unit consisting of five shares of common stock and a five-year warrant to purchase one share of common stock at a price of $1.00 per share, to an accredited investor, for a total price $3.0 million. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 338,824 shares of common stock on substantially the same terms as the warrants sold to investor. The sale of the securities was exempt from registration under Securities Act section 4(2), due to one investor, which is accredited.

In February 2006, we entered a production and distribution agreement with Fox Broadcasting Company (“FBC”) in connection with two events. Under the agreement, FBC telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

On April 20, 2006, the Board of Directors approved fees for outside directors for their services. The fees are to be paid in common stock until AVP is cash flow positive and/or reaches profitability. For the year ended December 31, 2006, AVP issued 55,905 common stock shares to directors for services rendered.

Critical Accounting Policies

Revenue and Expense Recognition

The majority of AVP’s revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes national sponsorship/advertising revenue and activation fees during the tour season, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. Cash collected before the related events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid before the related events are recorded as deferred costs and expensed at the time the event occurs.

AVP also derives additional revenue from local sponsorships/advertising, promoter fees, event ticket sales, concession rights, event merchandising, and licensing. Revenues and expenses from the foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

Income Taxes

AVP accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred taxes to the amount that is more likely than not to be realized.

Recently Issued Accounting Standards

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host), if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP’s financial position or results of operations.

In March 2006, the FASB issued SFAS No.156, “Accounting for Servicing of Financial Assets - an Amendment of SFAS No.140”. SFAS 156 amends SFAS 140 to clarify the accounting for servicing assets and servicing liabilities. Among other provisions, the new accounting standard requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 is effective for the fiscal periods beginning after September 15, 2006. The adoption of SFAS 156 had no material impact on the Company’s financial position, results of operations or cash flows.

In June 2006, the EITF reached a consensus on Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” ( EITF 06-03). EITF 06-03 applies to taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, and states that the presentation of such taxes on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. Additionally, for such taxes reported on a gross basis, the amount of such taxes should be disclosed in interim and annual financial statements if the amounts are significant. The provisions of EITF 06-03 are effective for interim and annual reporting periods beginning after December 15, 2006. On January 1, 2007, AVP adopted EITF 06-03. AVP collects certain excise taxes levied by state or local governments. AVP’s excise taxes are accounted for on a gross basis and recorded as revenue. For the three months ended March 31, 2007, there were no taxes levied by state or local governments.

In July 2006, FASB issued FASB Interpretation No. 48 ( FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes,” which is effective for fiscal years beginning after December 15, 2006, and clarifies the accounting for uncertainty in tax positions. FIN48 requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The cumulative effect of the change in accounting principle is recorded as an adjustment to opening retained earnings. Effective January 1, 2007, the Company adopted FIN 48 with no significant impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The adoption of this accounting pronouncement is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

On September 29, 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of SFAS No. 87, 88, 106, and 132R. This new standard requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity and in changes in net assets of a not-for-profit organization. Statement 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for the Company’s fiscal year ending October 31, 2007. The adoption of this accounting pronouncement did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measure at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company currently does not believe SFAS 159 will have a material impact on its consolidated financial position, results of operations or cash flows

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B.

OUR STOCK PRICE

The price of our common stock is quoted on the OTCBB under the symbol “AVPI.” Until March 21, 2005, our common stock traded on the OTCBB under the symbol “ONET,” and until December 16, 2005, our common stock traded on the OTCBB under the symbol “AVPN.”

As of April 24, 2007, we had 19,824,939 shares of common stock outstanding held of record by approximately 310 persons.

The following table sets forth certain information with respect to the high and low market prices of our common stock for the periods indicated. Price information has been retroactively adjusted for the 1-for-10 reverse stock split effected December 16, 2005.

Year	Quarter	High	Low
2007	First Quarter	$2.00	$0.70

2006	Fourth Quarter	1.40	0.55
	Third Quarter	0.90	0.60
	Second Quarter	1.02	0.75
	First Quarter	1.95	0.87

2005	Fourth Quarter	2.00	1.20
	Third Quarter	2.60	1.40
	Second Quarter	3.40	1.40
	First Quarter	4.40	3.20

The closing sale price of our common stock on June 1, 2007 was $1.23 per share.

The high and low prices are based on the average bid and ask prices for our common stock, as reported by the OTCBB. Such prices are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

We have not declared or paid any cash dividends on our common stock since our inception and intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plans

Information regarding AVP’s equity compensation plans, as of December 31, 2006, is set forth in the table below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	12,078,084	$1.05	11,649,069
Equity compensation plans not approved by security holders	—	—	—
Total	12,078,084	$1.05	11,649,069

SECURITY OWNERSHIP

The following table sets forth, as of May 31, 2007, the beneficial ownership, as defined in Securities and Exchange Commission Rule 13d-3, of AVP voting securities, by each director and executive officer, all directors and executive officers as a group, and each person or group known by management to be a beneficial owner of more than 5% of any class of voting securities. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

	Series B Preferred Stock		Common Stock (1)
	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Leonard Armato (2)(3)	-0-	-0-	8,262,638	31.4
Bruce Binkow (2)(4)	-0-	-0-	1,895,178	8.7
William J. Chardavoyne(2)(5)	-0-	-0-	37,471	*
Philip Guarascio (2)(6)	-0-	-0-	169,118	*
Jack Kemp (2) (7)	-0-	-0-	35,241	*
Scott Painter (2)(8)	-0-	-0-	782,613	3.8
Thomas Torii(2)(4)	-0-	-0-	34,336	*
Brett Yormark (2)(5)	-0-	-0-	15,313	*
Kathy Vrabeck(2)(9)	-0-	-0-	14,440	*
All directors and executive officers as a group, including those named above (9 persons)	-0-	-0-	11,246,348	38.5
Anschutz Entertainment Group (10)	-0-	-0-	1,129,261	5.7
Amtrust Financial Group(10)	-0-	-0-	4,235,292	20.6
Diker Micro-Value Fund, LP; Diker Micro-Value QP Fund, LP; Diker Micro & Small Cap Fund, LP; Diker M&S Cap Master Fund, Ltd.; Diker GP, LLC; Diker Management, LLC; Charles M. Diker; Mark N. Diker(12)	-0-	-0-	3,661,330	18.0
FOX Broadcasting Company (13)	-0-	-0-	2,345,260	11.8
Highbridge International LLC (14)	29,472	39.4	1,026,731	4.9
Shamrock Capital Growth Fund II, L.P.; Shamrock Capital Partners, LLC; Stephen D. Royer; AVP Holdings, Inc.; AVP Acquisition Corp. (15)	-0-	-0-	8,262,638	31.4
*	Less than 1%.

(1)
Includes shares issuable upon conversion of Series B Preferred Stock reflected in the table opposite the identified person or group, as well as exercise of currently exercisable stock options or warrants to acquire shares, as set forth in the succeeding notes. In accordance with SEC rules, each owner’s or group’s percentage is computed assuming conversion or exercise of only that person’s convertible securities, options, or warrants.

(2)	Address is c/o AVP Pro Beach Volleyball Tour, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045.

(3)	Common stock includes 6,466,840 shares issuable upon exercise of currently exercisable stock options and a warrant.

(4)	All shares are issuable upon exercise of currently exercisable stock options and warrants.

(5)	Common stock includes 7,603 shares issuable upon exercise of currently exercisable stock options.

(6)	Common stock includes 160,283 shares issuable upon exercise of currently exercisable stock options and warrants.

(7)	Common stock includes 26,027 shares issuable upon exercise of currently exercisable stock options.

(8)	Common stock includes 774,927 shares issuable upon exercise of currently exercisable stock options and warrants.

(9)	Common stock includes 3,699 shares issuable upon exercise of currently exercisable stock options.

(10)	The stockholder's address is 1111 South Figueroa Street Suite 3100 Los Angeles, CA 90015.

(11)	The stockholder’s address is 10451 Mill Run Circle, Owings Mills, MD 21117. Common stock includes 705,882 shares issuable upon exercise of warrants.

(12)
The stockholders’ address is 745 Fifth Avenue, Suite 1409, New York, NY 10151. Common stock includes 541,177 shares issuable upon exercise of warrants. Information is furnished in reliance on the stockholders’ Amendment No. 1 to Schedule 13D, dated April 9, 2007.

(13)	The stockholder’s address is c/o Fox Sports Net, 10201 W. Pico Boulevard, Building 101, Suite 5420, Los Angeles, CA 90035.

(14)	The stockholder’s address is 9 West 57th Street, 27th Floor, New York, NY 10019. Common stock includes 179,042 shares issuable upon exercise of a currently exercisable warrant.

(15)
The stockholders’ address is c/o Shamrock Capital Advisors, 4444 Lakeside Driver, Burbank, CA 91505. Common stock reflects 1,795,798 shares of common stock beneficially owned by Leonard Armato and 6,466,840 shares issuable to Mr. Armato upon exercise of currently exercisable stock options and a warrant. Mr. Armato entered a Voting Agreement, dated April 5, 2007 with AVP Holdings, Inc. and Acquisition Corp.

DIRECTORS AND EXECUTIVE OFFICERS OF AVP

Set forth below for each of the directors and executive officers of AVP is the individual’s principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each such director and executive officer. Each person identified below is a citizen of the United States of America, unless otherwise noted. Unless indicated otherwise, each person’s principal address is c/o AVP Pro Beach Volleyball, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045.

Name	Position and Age	Has Served as Director or Executive Officer Since
Leonard Armato	Chief Executive Officer and Chairman of the Board of Directors; 54	March 25, 2005

Bruce Binkow	Chief Marketing Officer and Director; 50	March 25, 2005

William Chardavoyne	Interim Chief Financial Officer; Director; 54	May 10, 2006

Philip Guarascio	Director; 65	March 25, 2005

Jack Kemp	Director; 71	December 16, 2005

Scott Painter	Director; 38	March 25, 2005

Thomas Torii	Controller; 40	March 25, 2005

Brett Yormark	Director; 40	August 31, 2006

Kathy Vrabeck	Director; 43	November 7, 2006

Leonard Armato has been Chairman, Chief Executive Officer, Tour Commissioner and a director of the Association since 2001. Previously, Mr. Armato was Chief Executive of MPE, a sports representation and marketing firm owned by Mr. Armato that he founded in 1988.

Bruce Binkow has been Chief Marketing Officer and a director of the Association since 2001. From 1996, Mr. Binkow worked as executive vice president at MPE. Previously, Mr. Binkow was an Executive Vice President of Marketing at Playboy Enterprises, Inc., a media company, from 1987 to 1991.

William Chardavoyne, Chairman of the Audit Committee, has been Interim Chief Financial Officer since March 31, 2007. Mr. Chardavoyne held the position of Chief Financial Officer at Activision, Inc., a global publisher of interactive entertainment software products, from 2000 to 2006. He is a director of FTD Group Inc. Prior to this, Mr. Chardavoyne was Chief Financial Officer for Movietown.com, a development stage Internet company selling home entertainment products and marketing intelligence for the home entertainment industry. From 1987-1998, Mr. Chardavoyne held several senior management positions in operations and finance at Columbia Tri Star Home Video, a subsidiary of Sony Pictures Entertainment. Prior to this, Mr. Chardavoyne was Vice President and Controller for MTV Networks, Inc., a unit of Viacom, where he was responsible for all financial and accounting functions. Mr. Chardavoyne is a certified public accountant and was a principal of Ernst & Young from 1974 through 1985.

Philip Guarascio, a member of the Audit Committee and the Compensation Committee, has been a member of the board of directors of the Association since 2002. Mr. Guarascio has been a consultant for the National Football League since October 2000 and has been a consultant for the William Morris Agency, a talent agency, since October 2001. In 2000, he retired as the Vice President of Marketing and Advertising for General Motors’ North American operations.

Jack Kemp is Founder and Chairman of Kemp Partners. From January 1993 until July 2004 he was co-director of Empower America, a Washington, D.C.-based public policy and advocacy organization. In September 2001, Mr. Kemp helped form a new non-partisan, non-profit think tank, the Foundation for the Defense of Democracies, to counter terrorist propaganda efforts, and he has been writing a weekly syndicated column for the Copley News Service nationwide since February of 2000. Prior to founding Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development and in the United States House of Representatives from 1971-1989. Before his election to Congress in 1970, Mr. Kemp played as a professional football quarterback for 13 years.

Scott Painter, Chairman of the Compensation Committee, has been a member of the board of directors of the Association since 2002. He was a founder and former Chief Executive Officer of CarsDirect.com, an online car dealership, from October 1998 to May 2000. From May 2000 until May 2001, Mr. Painter was Chairman and Chief Executive Officer of Direct.com, an online retailer of high-end consumer goods. From May 2001 until March 2003, Mr. Painter was Founder and Chairman of Build-To-Order, Inc., a start up car company seeking to outsource the engineering and manufacture of production vehicles. Mr. Painter is currently the Chairman and Chief Executive Officer of Zag.com, an online automotive retailer and lead generation company.

Thomas Torii has been the Association’s controller since 2002. Previously, Mr. Torii was Director of Finance for the Jim Henson Company, a motion picture and television production company, beginning in 2001, and Director of Accounting at Twentieth Century Fox Corporation, a media company, from 1999 to 2001.

Brett Yormark is the President and Chief Executive Officer of Nets Sports and Entertainment. Prior to joining the Nets, Mr. Yormark was vice president, corporate marketing, at NASCAR, from 2000 to 2005, and managing director, corporate marketing, at NASCAR, from 1998-2000. Prior to joining NASCAR, Mr. Yormark was senior vice president for corporate marketing for the New Jersey Nets from 1995 to 1998 and vice president for corporate marketing in 1994.

Kathy Vrabeck, a member of the Audit Committee, is the President of EA Casual Entertainment. Prior to that she was President of Activision Publishing. She joined Activision in 1999 as Executive Vice President of Global Brand Management, where she was promoted in 2000 to Executive Vice President of Global Publishing and Brand Management, and in 2003 to President of Activision Publishing. Prior to that, she was Senior Vice President of Marketing at ConAgra Grocery Products Co. and spent seven years at The Pillsbury Company serving in various executive positions with a focus on sales and marketing. Additionally, she held marketing positions at Quaker Oats.

Except for Messrs. Kemp, Chardavoyne, Yormark, and Ms. Vrabeck, each person who serves on our Board of Directors was originally appointed on March 25, 2005, in connection with the transactions contemplated by the Othnet Merger. Directors are elected at each annual meeting and serve until the next annual meeting and until their successors have been elected and qualified. Executive officers are appointed for one-year terms and until their successors have been elected and qualified.

No director or executive officer is related to any other director or executive officer by blood or marriage.

During the last five years, none of AVP or any of the foregoing directors or executive officers of AVP (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

Stock Option Plan; Warrants

Under AVP’s 2005 Stock Incentive Plan (the “2005 Plan”), we may grant awards of stock options (including stock purchase warrants) and restricted stock grants to our officers, directors, employees, consultants, players, and independent contractors. We may issue an aggregate of 30,000,000 shares of our common stock under the 2005 Plan, including approximately 14,000,000 shares subject to management warrants and options converted from stock options to purchase shares of the Association, pursuant to the Othnet Merger. We may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy our common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of our common stock must be at least 110% of the fair market value of the common stock on the date of grant. A stock option granted under the 2005 Plan will expire no more than ten years from the date of grant, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of our common stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option, at a rate of 25% per year over four years from the date of grant.

In connection with the acquisition of the Association, the executive officers were granted four-year warrants to purchase the indicated numbers of shares of common stock, at an exercise price of $2.20 per share (equal to 110% of the market price of a share on the date of grant): Mr. Armato, 1,502,157; Mr. Binkow, 346,868; Mr. Torii, 25,000.

Employment Agreements

The Company entered employment agreements in 2005 with Messrs. Leonard Armato, AVP’s CEO and Chairman, and Bruce Binkow, Chief Marketing Officer and a director. Mr. Armato’s at-will employment agreement provides for an annual salary of $350,000 with minimum annual increases of 10% and an annual bonus in the range of 50% of annual salary (based on certain to-be-determined milestones); health and disability insurance; a $1,000,000 term life insurance policy; and a monthly car allowance in the amount of $1,000. In the event that Mr. Armato’s employment is terminated other than for good cause, he will receive a payment of one year’s base salary, continuance of welfare benefits for 18 months, and other benefits for 12 months. Mr. Binkow’s employment agreements is of substantially the same form as Mr. Armato’s, except that the salary is $250,000. Messrs. Armato and Binkow have voluntarily declined the annual bonuses and the monthly car allowances they were entitled to per their employment agreements. The employment agreements also provide that AVP will set aside 10% of the net profits, as defined or as determined by the Compensation Committee, to establish a Profit Sharing Bonus Pool. The Compensation Committee and the Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool.

Compensation of Directors

Our non-management directors receive compensation for service on our Board of Directors or any committee, paid in stock. They receive shares valued at $2,500 for attending board meetings in person, $1,500 for attending board meeting by telephone, and $1,500 for attending committee meetings. Each of our non-management Audit Committee Chairman and Compensation Committee Chairman can charge $200 per hour for time reasonably required to fulfill his duties.

Certain Relationships and Related Transactions

Mr. Leonard Armato is the sole owner of MPE, which owned MPE Sales, LLC prior to its sale to the Company. MPE entered an agreement with the Association on August 15, 2001 pursuant to which MPE was engaged to secure sponsorship agreements in return for a commission (the “Sales Agreement”). The Sales Agreement remained in place through December 31, 2002, and MPE was projected to earn approximately $1.6 million in commissions through 2005 based upon the sponsorship agreements secured by MPE during the term of the Sales Agreement. MPE assigned the Sales Agreement to the LLC in 2003. The Company acquired the LLC later in 2003 for a convertible promissory note with a principal amount of approximately $1.4 million, of which $250,000 was paid in February 2005, and the balance was paid in February 2006.

Mr. Scott Painter, a member of the board of directors, entered a consulting agreement with us whereby he was compensated as a financial advisor in specified areas relating to our operations and fund-raising efforts. Specifically, Mr. Painter gave Company officers advice regarding valuation of the Company, financial modeling, and structure of financings. He also consulted with the officers regarding proposed transactions and participated in merger negotiations between the Association and AVP, as well as terms of financings with the broker dealer for our February 2005 financing. Mr. Painter did not in any circumstance solicit investors. For his services, Mr. Painter received compensation equal to $150,000 in cash and a warrant to purchase a total of 527,213 shares of our common stock, at an exercise price of $2.20 per share, equal to 110% of the market price of a share on the date of grant.

INFORMATION CONCERNING SHAMROCK AFFILIATES

Under the rules governing “going private” transactions, we are the subject company of a “going private” transaction, and, as a result of facts and circumstances surrounding the merger, Holdings, Acquisition, and Shamrock are deemed affiliates of AVP. Therefore, each of them has been included as a filing person on the Schedule 13E-3 filed in connection with the merger. Information with respect to each of them and their controlling persons, directors and executive officers, as applicable, is set forth below. None of the persons identified below owns any AVP stock. Each individual identified below is a United States citizen, and, during the last five years, none of them (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.

Holdings and Acquisition

The following sets forth the name, address and telephone number of the director and each executive officer of Holdings and Acquisition: Robert F. Perille, Director, President and Treasurer; Michael A. LaSalle, Director, Vice President and Secretary. The business address and telephone number of each such person listed is c/o Shamrock Capital Advisors, 4444 Lakeside Drive, Burbank, California 91505; (818) 845-4444. The following sets forth the background of each such person:

Robert F. Perille is a managing director of Shamrock Capital Advisors. He has over 15 years of media, entertainment and communications private equity experience. Prior to joining Shamrock, Mr. Perille was managing partner of Banc of America Capital Investors, a $700 million private equity and mezzanine partnership. Mr. Perille also spent 23 years with Bank of America in commercial banking, investment banking, leveraged finance and principal investing. Mr. Perille is a director of HGI Holdings, Inc. and NextWave Media Group. Mr. Perille is a graduate of Lawrence University and the F.W. Olin Graduate School of Management of Babson College.

Michael A. LaSalle is a vice president of Shamrock Capital Advisors. He has over 5 years of media, entertainment and communications private equity experience. Prior to joining Shamrock, Mr. LaSalle was an associate for mergers and acquisitions boutique, Putnam Lovell Securities. Mr. LaSalle is a director of HGI Holdings, Inc. and Modern Luxury Media, LLC. Mr. LaSalle is a graduate of the University of Notre Dame and the John E. Anderson School of Management of the University of California, Los Angeles as a Deutschman Venture Fellow.

Shamrock Capital Growth Fund II, L.P. and Shamrock Capital Partners II, LLC

Shamrock Capital Growth Fund II, L.P. is a private investment fund. Shamrock Capital Partners II, LLC is a Delaware limited liability company, the principal business of which is serving as the general partner of Shamrock Capital Growth Fund II, L.P. The business address and telephone number of each of the above is c/o Shamrock Capital Advisors, 4444 Lakeside Drive, Burbank, California 91505; (818) 845-4444.

The following sets forth the names of each managing member of Shamrock Capital Growth Fund II, L.P.’s general partner, Shamrock Capital Partners II, LLC:

Stanley P. Gold is a managing member of Shamrock Capital Partners II, LLC. Prior to founding Shamrock in 1978, Mr. Gold was the managing partner of a prominent Los Angeles law firm serving the entertainment industry. Mr. Gold is a former director of The Walt Disney Company and Tadiran Communications, Ltd., and an alternate Director of Ansell Limited. In addition, Mr. Gold is the chairman of the Board of Trustees of the University Southern California and the past chairman of the Board of Governors of Hebrew Union College. Mr. Gold is a graduate of the University of California, Los Angeles and the University of Southern California Law School and completed post-graduate studies at Cambridge University in England.

Stephen D. Royer is a managing member of Shamrock Capital Partners II, LLC. He has over 14 years of media, entertainment and communications private equity experience. Prior to joining Shamrock, Mr. Royer was an investment banker with Lehman Brothers. Mr. Royer is a director of TeleGuam Holdings and Modern Luxury Media, LLC and a former director of Latin Communications Group, Inc., Small Planet Foods, LLC, Fantastic Foods, Inc., Netgear, Inc., PortalPlayer, Inc., Premier Retail Networks, and Triad Broadcasting Co. In addition, Mr. Royer is the former chairman of the Los Angeles Child Guidance Center and its current director. Mr. Royer is a graduate of Stanford University and the John E. Anderson School of Management of the University of California, Los Angeles as a Deutschman Venture Fellow.

The business address and telephone number of each such person listed is c/o Shamrock Capital Advisors, 4444 Lakeside Drive, Burbank, California 91505; (818) 845-4444.

STOCKHOLDER PROPOSALS FOR THE AVP’S NEXT ANNUAL MEETING

Due to the contemplated merger, we do not expect to hold a 2007 annual meeting of stockholders because, following completion of the merger, we will not be a publicly held company. If the merger is not completed, we will announce the dates by which stockholder proposals intended for inclusion in the proxy statement or to be made from the floor without being included in the proxy statement must be received. Proposals should be addressed to our Secretary, AVP, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Company’s transfer agent, U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204-2991 or by calling U.S. Stock Transfer Corporation at (818) 502-1404. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting U.S. Stock Transfer Corporation at the address and phone number set forth in the prior sentence.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to give AVP unaffiliated stockholders access to its corporate files or of any other party to the proposed merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of AVP or any other such party or affiliate.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if other matters should properly come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in their discretion.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. You also may access the SEC filings and obtain other information about us through our website at http://www.avp.com. The information contained on our website is not incorporated by reference into or in any way part of this proxy statement.

The merger described in this proxy statement is a “going private transaction.”  We and Shamrock have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection or copying as set forth above.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated ______, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of AVP, Inc.

We have audited the accompanying consolidated balance sheets of AVP, Inc. and subsidiary (AVP) as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of AVP’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AVP as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with U.S. generally accepted accounting principles.

Mayer Hoffman McCann P.C.
Los Angeles, California
March 28, 2007

AVP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,052,636	$1,143,345
Accounts receivable, net of allowance for doubtful accounts of $25,193 and $49,232	2,653,473	484,770
Prepaid expenses	242,007	158,054
Other current assets - current portion	301,477	145,768
TOTAL CURRENT ASSETS	8,249,593	1,931,937

PROPERTY AND EQUIPMENT, net	340,054	288,409

OTHER ASSETS	105,373	455,192

TOTAL ASSETS	$8,695,020	$2,675,538

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Notes payable	$-	$600,071
Accounts payable	529,331	711,303
Accrued expenses	1,049,439	1,702,424
Deferred revenue	1,056,960	116,000
TOTAL CURRENT LIABILITIES	2,635,730	3,129,798

NON-CURRENT LIABILITIES	190,766	150,000

TOTAL LIABILITIES	2,826,496	3,279,798

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Preferred stock, 2,000,000 shares authorized:
Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Series B convertible preferred stock, $.001 par value, 250,000 shares authorized, 69,548 and 94,488 shares issued and outstanding	70	94
Common stock, $.001 par value, 80,000,000 shares authorized, 19,751,838 and 11,669,931 shares issued and outstanding	19,752	11,670
Additional paid-in capital	39,077,065	32,183,810
Accumulated deficit	(33,228,363)	(32,799,834)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	5,868,524	(604,260)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$8,695,020	$2,675,538

See notes to consolidated financial statements

AVP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005
REVENUE
Sponsorships/Advertising (1)	$17,388,458	$12,718,471
Other	4,083,622	2,862,811
TOTAL REVENUE	21,472,080	15,581,282

EVENT COSTS (2)	14,665,430	11,800,710
GROSS PROFIT	6,806,650	3,780,572

OPERATING EXPENSES
Sales and Marketing (3)	2,959,216	2,159,603
Administrative (4)	4,451,576	10,528,296
TOTAL OPERATING EXPENSES	7,410,792	12,687,899

OPERATING LOSS	(604,142)	(8,907,327)

OTHER INCOME (EXPENSE)
Interest expense	(23,659)	(167,859)
Interest income	181,003	112,030
Gain on warrant derivative	111,042	-
TOTAL OTHER INCOME (EXPENSE)	268,386	(55,829)

LOSS BEFORE INCOME TAXES	(335,756)	(8,963,156)

INCOME TAXES	(800)	(800)

NET LOSS	(336,556)	(8,963,956)

Deemed Dividend to Series B Preferred Stock Shareholders	91,973	-
Net Loss Available to Common Shareholder	$(428,529)	$(8,963,956)

Loss per common share:
Basic	$(0.03)	$(1.03)
Diluted	$(0.03)	$(1.03)

Shares used in computing loss per share:
Basic	16,918,490	8,681,388
Diluted	16,918,490	8,681,388

(1) Sponsorship/Advertising includes $252,842 and $0 in stock based contra-revenue for the years ended December 31, 2006 and 2005, respectively.

(2) Event costs include stock based expenses of $1,000,000 and $0 for the years ended December 31, 2006 and 2005, respectively.

(3) Sales and marketing expenses include stock based expenses of $119,942 and $0 for the years ended December 31, 2006 and 2005, respectively.

(4) Administrative expenses include stock based expenses of $293,190 and $5,640,132 for the years ended December 31, 2006 and 2005, respectively.

See notes to consolidated financial statements

AVP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficiency)
Balance, December 31, 2004	-	$-	-	$-	2,973,861	$2,974	$16,118,266	(23,835,878)	$(7,714,638)
Merger of AVP, Inc. into the Association (“the reverse merger”)	-	-	-	-	2,251,474	2,251	(954,175)	-	(951,924)
Conversion of 10% convertible notes payable	-	-	-	-	1,707,683	1,708	2,288,640	-	2,290,348
Conversion of Series A redeemable preferred stock	-	-	-	-	2,317,188	2,317	3,655,283	-	3,657,600
Private placement units (net of offering costs of $753,038)	-	-	147,364	147	-	-	4,246,876	-	4,247,023
Conversion of Series B Preferred Stock to common stock	-	-	(52,876)	(53)	1,284,877	1,285	(1,232)	-	-
Payment of accrued registration penalty in common stock	-	-	-	-	5,587	6	7,816	-	7,822
Conversion of AEG note payable to common stock	-	-	-	-	1,129,261	1,129	1,182,204	-	1,183,333
Compensation expense from issuance of warrants	-	-	-	-	-	-	5,640,132	-	5,640,132
Net loss	-	-	-	-	-	-	-	(8,963,956)	(8,963,956)
Balance, December 31, 2005	-	-	94,488	94	11,669,931	11,670	32,183,810	(32,799,834)	(604,260)
Conversion of Series B Preferred Stock to common stock	-	-	(24,940)	(24)	624,464	624	(600)	-	-
Payment of accrued registration penalty in common stock	-	-	-	-	667	1	934	-	935
Issuance of common stock to Fox Broadcasting Company for services	-	-	-	-	666,667	667	999,333	-	1,000,000
Issuance of common stock to sales agent for services	-	-	-	-	250,000	250	199,750	-	200,000
Issuance of warrants to sales agent for services	-	-	-	-	-	-	152,598	-	152,598
Contra-revenue from issuance of warrants to national sponsor	-	-	-	-	-	-	252,842	-	252,842
Value of modification of non-employee warrants	-	-	-	-	-	-	99,379	-	99,379
Private placement units (net of offering costs of $466,000)	-	-	-	-	6,470,590	6,470	5,027,532	-	5,034,002
Warrants derivative liability from private placement unit	-	-	-	-	-	-	(875,513)	-	(875,513)
Change in value of warrant derivative financial instrument	-	-	-	-	-	-	764,471	-	764,471
Cashless exercise of non-employee options	-	-	-	-	13,614	14	(14)	-	-
Deemed dividend from issuance of warrants	-	-	-	-	-	-	91,973	(91,973)	-
Issuance of warrants to broker-dealer for services	-	-	-	-	-	-	93,135	-	93,135
Expenses from issuance of employee options	-	-	-	-	-	-	53,491	-	53,491
Issuance of common stock to Board of Directors for services	-	-	-	-	55,905	56	47,129	-	47,185
Rescission of player options	-	-	-	-	-	-	(13,185)	-	(13,185)
Net loss	-	-	-	-	-	-	-	(336,556)	(336,556)
Balance, December 31, 2006	-	$-	69,548	$70	19,751,838	$19,752	$39,077,065	$(33,228,363)	$5,868,524

See notes to consolidated financial statements

AVP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(336,556)	$(8,963,956)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation of property and equipment	178,219	164,148
Loss on impairment of property and equipment	48,820	119,277
Stock based event costs	1,000,000	-
Interest income on investment in sales-type lease	(47,297)	(39,596)
Bad debt expense	-	39,232
Amortization of deferred commissions	119,942	253,339
Other amortization	6,073	8,043
Gain on property and equipment	(9,864)	-
Compensation from issuance of common stock	47,185	-
Contra-revenue from the issuance of warrants	252,842	-
Compensation from issuance of stock options and warrants	246,005	5,640,132
Change in fair value of derivative financial instrument	(111,042)	-
Decrease (increase) in operating assets:
Accounts receivable	(2,168,703)	125,135
Prepaid expenses	(83,953)	(131,448)
Other assets	(75)	(3,946)
Increase (decrease) in operating liabilities:
Accounts payable	(181,972)	396,504
Accrued expenses	(536,284)	539,439
Deferred revenue	865,960	(284,050)

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(710,700)	(2,137,747)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Investment in property and equipment	(288,485)	(370,131)
Proceeds from investment in sales-type lease	468,065	105,600
Proceeds from disposal of property and equipment	19,665	-
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	199,245	(264,531)

See notes to consolidated financial statements

AVP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED)

	Year Ended December 31,
	2006	2005
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from sale of capital stock	$5,500,002	$5,000,061
Offering costs	(466,000)	(753,038)
Debt repayments	(600,071)	(1,333,333)
Payment for rescission of player options	(13,185)	-
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	4,420,746	2,913,690
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,909,291	511,412
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,143,345	631,933
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,052,636	$1,143,345

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$124,332	$86,159
Income taxes	$800	$800

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING INFORMATION

Net liabilities assumed in merger
Cash	$-	$4,217
Accounts payable	-	(261,857)
Accrued expenses	-	(173,934)
	$-	$(431,574)

Conversion of Association redeemable preferred stock into common stock	$-	$3,657,600

Conversion of 10% convertible notes payable into common stock	$-	$2,290,348

Conversion of AEG note payable to common stock	$-	$1,183,333

Conversion of Series B preferred stock into common stock	$624	$-

Payment of accrued registration penalty in common stock	$935	$7,822

Asset assumed through lease termination	$141,551	$-

Issuance of common stock to sales agent for services	$200,000	$-

Issuance of warrant to sales agent for services	$152,598	$-

Cashless exercise of warrant	$14	$-

See notes to consolidated financial statements

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

AVP, Inc. (AVP), domesticated in Delaware on August 6, 1990, is the sole stockholder of AVP Pro Beach Volleyball Tour, Inc. f/k/a Association of Volleyball Professionals, Inc., a Delaware corporation (the “Association”), which is the sole nationally recognized men’s and women’s U.S. professional beach volleyball tour. AVP conducts professional beach volleyball activities in the United States, including tournaments, sponsorships sales, broadcast rights, licensing and trademark agreements, sales of food, beverage, and merchandise at tournaments, player contracts and other associated activities.

2. MERGER

On February 28, 2005, upon filing a certificate of merger with the Delaware Secretary of State, a wholly owned subsidiary of AVP named Othnet Merger Sub, Inc., a Delaware corporation, and the Association of Volleyball Professionals, Inc. (the “Association”) consummated a merger (“Merger”) pursuant to an Agreement and Plan of Merger (“Merger Agreement”) dated as of June 29, 2004, as amended. As a result of the Merger, the Association, which survived the Merger, became AVP’s wholly owned subsidiary, and AVP issued common stock to Association stockholders.

In the second half of 2004, AVP issued $2,360,000 principal amount of 10% convertible notes and, as required by the Merger Agreement, loaned $2,000,000 of the proceeds of the notes to the Association (the notes were issued in units that included common stock and common stock purchase warrants) (the “Bridge Financing”). It was a condition to the closing of the Merger, among other things, that at least $2,000,000 principal amount of the notes (and accrued interest) be converted into common stock. Another condition was the closing of a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,061 (the “February 2005 Financing”), concurrently with the Merger closing.

At the time of the Merger, each share of Series B preferred stock was convertible into 24.3 shares of AVP common stock. Pursuant to Securities Purchase Agreements dated May 4, 2006 and June 9, 2006, AVP sold an aggregate of 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock at an exercise price of $1.00 per share (“May and June 2006 Financing”). As a result of the May and June 2006 Financing, the conversion rate of the outstanding Series B Convertible Preferred Stock increased from 24.3 to 27.87, in accordance with the anti-dilution provision from the February 2005 Financing. Each share of Series B preferred stock carries the number of votes that equals the number of shares into which it is convertible.

In accordance with the Merger, the outstanding shares of the Association’s common stock were converted into 2,973,861 shares of AVP common stock. The Association also had outstanding options and warrants that, as a result of the Merger, now represent the right to purchase 8,842,839 shares of AVP common stock.

As part of the Merger, National Broadcasting Company (NBC) and Fox Broadcasting Company (Fox) converted 3,442,161 shares of redeemable preferred stock (948,627 and 2,493,534 shares of NBC and Fox, respectively) into 2,317,188 shares of AVP common stock, and both television networks waived their put rights on their redeemable Series A preferred stock that AVP previously issued to them. In addition, as part of the Merger, holders of Bridge Financing convertible notes converted $2.1 million of principal plus accrued interest into 1,707,683 shares of AVP common stock.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. MERGER (CONTINUED)

Concurrent with the Merger, AVP raised $5,000,061 through the February 2005 Financing, representing 147,364 shares of Series B Convertible Preferred Stock, which were convertible into 3,580,945 shares of AVP common stock.

Pursuant to the Merger Agreement and in conjunction with the Merger, AVP granted warrants to purchase 5,677,590 shares of common stock as consideration for services that facilitated the merger.

Upon consummation of the Merger and the February 2005 Financing, the Association’s former stockholders held common stock entitling them to cast 58.22% of votes entitled to be cast at an election of AVP directors; the Association’s executive officers became AVP’s executive officers; and Association designees constituted a majority of the Board of Directors.

Because AVP was a publicly traded shell corporation at the time of the Merger, the transaction was accounted for as a capital transaction—for accounting purposes, the equivalent of the Association’s issuing stock for AVP’s net assets, accompanied by a recapitalization of the Association. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of AVP.

Accordingly, the Association, which was the acquired entity from the legal standpoint, is the acquirer from the accounting standpoint, and AVP, which was the acquirer from the legal standpoint, is the accounting acquiree.

On March 9, 2005, Othnet changed its name to its current name, AVP, Inc.

AVP agreed to register for resale the shares of common stock underlying the Series B preferred stock. The agreement provided that if a registration statement was not filed by April 15, 2005 or did not become effective by June 28, 2005, AVP was required to pay a penalty to the Series B preferred stockholders of approximately $50,000 for each month that the penalty condition was not satisfied, until August 28, 2005, when the monthly penalty increased to $100,000 for each month. The registration statement became effective on November 1, 2005 and, accordingly, AVP incurred $311,505 in penalties.

On August 23, 2005 the stockholders gave approval to amend the Certificate of Incorporation increasing the number of authorized shares of common stock to 300,000,000 shares and to amend the Certificate of Incorporation to effect a 1 for 10 reverse stock split immediately following the increase in the number of authorized shares. The Certificate of Incorporation was subsequently amended to reduce the authorized shares of common stock to 80,000,000.

As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the merger agreement, the authorization of additional shares and the reverse stock split, which was effective on December 16, 2005.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of AVP and its significant subsidiary in which a controlling interest is held. All intercompany transactions have been eliminated.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. The company previously recorded promoter fees of $0.2 million in 2005 in Sponsorship/advertising in the consolidated statement of operations. These fees are now reflected in other revenue. In addition, costs of $0.3 million for servicing our sponsors were previously reflected in operating expenses in the consolidated statement of operations. These costs are now included in event costs. These reclassifications had no overall impact on the Company’s previously reported net income.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these financial statements include acquisition liabilities associated with the Othnet merger, accrued expenses, allowances for doubtful accounts, useful lives for depreciation and amortization, loss contingencies, income taxes and tax valuation reserves. Actual results could differ materially from these estimates.

Revenue and Expense Recognition

The majority of AVP’s revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes national sponsorship/advertising revenue and activation fees during the tour season, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. Cash collected before the related events is recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid before the related events are recorded as deferred costs and expensed at the time the event occurs.

AVP derives additional revenue from local sponsorships/advertising, promoter fees, event ticket sales, concession rights, event merchandising, and licensing. Revenues and expenses from the foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

Fair Value of Financial Instruments

AVP considers the recorded carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued expenses and notes payable to approximate their respective fair values because of the short maturities of these instruments.

Cash and Cash Equivalents

Cash equivalent consists primarily of cash, money market account, and marketable securities with an initial term of less than three months.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

Accounts receivable consist primarily of amounts due from sponsors and licensees for sponsorship fees and royalties, respectively. Such amounts are billed when due under the terms of the respective sponsorship agreements, or, in the case of royalties, when earned. AVP performs ongoing credit evaluations of its customers and extends credit without requiring collateral. AVP does not accrue finance or interest charges on outstanding receivable balances. Accounts receivable are carried at outstanding principal less any allowance for doubtful accounts. The Company writes off uncollectible receivables against the allowance for doubtful accounts when the likelihood of collection is remote. On a periodic basis, the Company evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts, based on the history of past write-offs, collections, and current credit condition. The allowance for doubtful accounts was $25,193 and $49,232 as of December 31, 2006 and 2005, respectively.

Concentration of Credit Risks and Significant Customers

Financial instruments that potentially subject AVP to a concentration of credit risk consist principally of accounts receivable and uninsured cash deposits. AVP places its cash deposits with what management believes are high-credit quality financial institutions. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000. Concentrations of credit risk with respect to accounts receivable are present due to the small number of customers comprising the Company’s customer base. However, the credit risk is reduced through the Company’s efforts to monitor its exposure for credit losses and by maintaining allowances, if necessary. Three sponsors accounted for approximately 35% of the Company’s total revenue during 2006 and two sponsors accounted for approximately 27% of the Company’s total revenue during 2005. At December 31, 2006 and 2005, three sponsors accounted for approximately 72% and 48% of the Company’s outstanding accounts receivable balance, respectively.

Depreciation and Amortization

Depreciation and amortization of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets as follows:

Assets	Useful Lives
Furniture and equipment	3 years
Transportation equipment	3 years

Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.

Long-Lived Assets

In accordance with SFAS No. 144, when facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of the recoverability is performed by comparing the carrying value of the assets to the estimated undiscounted future cash flows. If the estimated undiscounted future cash flows are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. In addition, the remaining estimated useful life or amortization period for the impaired asset would be reassessed and revised if necessary. During 2006 and 2005, AVP recognized an impairment loss of $48,820 and $119,277 for property and equipment that was impaired and no longer used in operations since the event for which such property and equipment were used did not renew for 2007 and 2006, respectively.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Bartering Transactions

AVP barters advertising for products and services. Revenue and related expenses from barter transactions are recorded at fair value in accordance with EITF 99-17, Accounting for Advertising Barter Transactions. Revenue from barter transactions is recognized in accordance with AVP’s revenue recognition policies. Expenses for barter transactions are generally recognized as incurred.

Comprehensive Income

Comprehensive income consists of net income (loss) and other gains and losses affecting stockholders’ equity that, under U.S. generally accepted accounting principles, are excluded from net income (loss). Such items consist primarily of unrealized gains and losses on marketable equity securities and foreign translation gains and losses. AVP has not had any such items in the prior two years and, consequently, net loss and comprehensive loss are the same.

Advertising

AVP advertises primarily through radio and print media for each specific event. Most of AVP’s advertising is event specific. AVP’s policy is to expense advertising costs, including production costs, as incurred. Advertising expense was $568,539 in 2006 and $675,277 in 2005.

Income Taxes

AVP accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred taxes to the amount that is more likely than not to be realized.

Stock Based Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R). Prior to January 1, 2006, the Company had accounted for stock-based payments under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion 25 and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with APB 25, no compensation expense was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Under the modified prospective method of SFAS No. 123(R), compensation expense was recognized during the year ended December 31, 2006 and includes compensation expense for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123.  The Company’s financial results prior to December 31, 2005 were not restated.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation (Continued)

AVP adopted SFAS No. 148 effective for the year ended December 31, 2002, and has accounted for its stock-based compensation in accordance with APB No. 25, “Accounting for Stock Issued to Employees”, until January 2006, at which time AVP adopted SFAS No. 123(R). Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the grant date. The reported net income and net income per share for the year ended December 31, 2005 do not reflect the impact of the adoption of SFAS No. 123(R). If AVP had elected to recognize compensation expense based upon the fair value at the grant date for awards under its stock-based compensation plans consistent with the methodology prescribed by SFAS No. 123, AVP’s net loss for the year ended December 31, 2005 would increase to the following pro forma amounts:

Year Ended December 31,
2005
Net loss applicable to common stockholders, as reported	$(8,963,956)

Less stock based employee compensation expense determined under fair-value-based methods for all awards, net of related tax effects	(4,686,689)
Pro forma net loss	$(13,650,645)
Basic and diluted loss per share of common stock:
As reported	$(1.03)
Pro forma	$(1.57)

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model, with the following assumptions for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005
Risk-free interest rate	4.66 - 5.30%	3.66 - 4.37%
Expected life	4 to 10 years	4 to 10 years
Expected volatility	83 - 95%	100%
Expected forfeiture rate	0%	0%
Expected dividend yield	0%	0%

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation (Continued)

As a result of adopting SFAS No. 123(R), during the year ended December 31, 2006, the Company’s net loss is $53,491 greater than if it had continued to account for stock based compensation under APB 25 as it did for the year ended December 31, 2005. Basic earnings per share for the year ended December 31, 2006 would have been ($0.02) if the Company had not adopted SFAS No. 123(R), compared to basic earnings per share of ($0.03). The adoption of SFAS No. 123 had no significant impact on the Company’s cash flows.

Consistent with the valuation method used for the disclosure only provisions of SFAS No. 123(R), the Company is using the Black-Scholes option-pricing model to value compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The expected term of options granted from historical data on employee exercises is not yet determinable. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock. As of December 31, 2006, the Company had approximately $129,005 of unrecognized compensation expense expected to be recognized over a weighted average period of approximately 1.67 years.

Recently Issued Accounting Standards

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140.  SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host), if the holder elects to account for the whole instrument on a fair value basis.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP’s financial position or results of operations.

In March 2006, the FASB issued SFAS No.156, “Accounting for Servicing of Financial Assets - an Amendment of SFAS No.140”. SFAS 156 amends SFAS 140 to clarify the accounting for servicing assets and servicing liabilities. Among other provisions, the new accounting standard requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 is effective for the fiscal periods beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2006, the EITF reached a consensus on Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” ( EITF 06-03). EITF 06-03 applies to taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, and states that the presentation of such taxes on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. Additionally, for such taxes reported on a gross basis, the amount of such taxes should be disclosed in interim and annual financial statements if the amounts are significant. The provisions of EITF 06-03 are effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have a material impact on the financial position, results of operations or cash flows of AVP.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Standards (Continued)

In July 2006, FASB issued FASB Interpretation No. 48 ( FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes,” which is effective for fiscal years beginning after December 15, 2006, and clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The cumulative effect of the change in accounting principle is recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of the adoption of FIN 48 on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The adoption of this accounting pronouncement is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

On September 29, 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- An Amendment of SFAS No. 87, 88, 106, and 132R. This new standard requires an employer to: (a)  recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity and in changes in net assets of a not-for-profit organization. Statement 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for the Company’s fiscal year ending October 31, 2007. The adoption of this accounting pronouncement is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measure at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reporting in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company currently does not believe SFAS 159 will have a material impact on its consolidated financial position, results of operations or cash flows.

Net Loss per Basic and Diluted Share of Common Stock

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the “treasury stock” method.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss per Basic and Diluted Share of Common Stock (Continued)

The following options, warrants and other incremental shares to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share for the periods presented as their effect would be antidilutive.

	Year Ended December 31,
	2006	2005
Options and Warrants	18,295,026	15,482,688
Series B Preferred Stock	1,938,303	2,296,060
Total	20,233,329	17,778,748

4. RESCISSION OFFER

Options granted in 2004 to AVP players under AVP’s 2002 Stock Option Plan were not exempt from registration or qualification under federal and state securities laws, and AVP did not obtain the required registrations or qualifications. As a result, AVP commenced a rescission offer to the holders of these options on August 9, 2006. On September 8, 2006, the rescission offer expired. Several players accepted the offer totaling approximately $20,000, including interest expense. AVP may continue to be liable under federal and state securities laws for amounts with respect to which the rescission offer is not accepted.

5. DEFERRED COMMISSION - RELATED PARTY

On April 6, 2003, AVP acquired from Management Plus Enterprises, Inc. (MPE), a corporation owned by an officer, director and stockholder, the ownership interests to MPE Sales, LLC, whose only asset was the right to receive certain commissions that MPE was entitled to receive under a sponsorship sales agreement between the Association and MPE. The aggregate cost of acquiring the rights of $1,366,737 was charged to operations over the term of the related sponsorship agreements and projected revenues thereunder. The deferred commissions were fully amortized as of December 31, 2005.

Deferred commissions charged to operations aggregated $0 in 2006 and $253,339 in 2005.

6. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 consists of:

Cost	2006	2005
Furniture and equipment	$517,643	$395,415
Transportation equipment	97,867	49,836
Leasehold improvements	23,704	23,704
Total cost	639,214	468,955

Less accumulated depreciation and
amortization	(299,160)	(180,546)
Net property and equipment	$340,054	$288,409

Depreciation and amortization expense charged to operations was $178,219 in 2006 and $164,148 in 2005.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INVESTMENT IN SALES-TYPE LEASE

In 2001, AVP leased furniture and equipment associated with a former office facility to a third party in a lease classified as a sales-type lease. The unearned lease income was amortized to income over the lease term, using the effective interest method. The sales-type lease was terminated on December 31, 2006, and the leased assets were returned to AVP. AVP plans on selling these assets within twelve months. An appraisal of the assets projected the market value of the property to be approximately $150,000. Pursuant to SFAS No. 13 “Accounting for Leases”, the termination of the lease was accounted by removing the investment and recording the asset at the lower of its original cost, present fair value, or carrying amount. Upon termination of the lease, AVP recorded the assets at its carrying amount of $141,551. Since the assets are available for immediate sale, and AVP expect to complete such sale within a year, such personal properties have been classified as “Assets held for sale” in accordance with SFAS 144. No depreciation on the assets was recorded. SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” states long-lived assets classified as held for sale should be recorded at the lower of its carrying amount or fair value less cost to sell and to cease depreciation (amortization).

8. NOTES PAYABLE

Notes payable consist of the following:
	2006	2005
Related party note dated April 2003, payable in installments through January 2006 plus interest at 3.75% per annum. The related party agreed to defer the payments due August 2003, January 2004, and August 2004, aggregating to $700,000, until February 2005. In connection with the merger, the related party agreed to defer payments due August 2005 and January 2006 aggregating $416,737, until February 28, 2006. The outstanding balance was paid on March 1, 2006.	$-	$416,737

Convertible note dated July 2003 payable to a former stockholder in annual installments of $183,333, plus interest at 5% per annum, through November 2006. Beginning November 2004, the note holder may exchange the unpaid principal and any unpaid interest for shares of Common Stock of AVP at a per share price equal to the per share price paid to AVP under AVP’s most recent round of equity financing. The borrowings are collateralized by AVP’s accounts receivable and property and equipment. The outstanding balance was paid on November 20, 2006.	-	183,334

Total Notes Payable	$-	$600,071

9. RELATED PARTY TRANSACTIONS

During 2004, in connection with the Bridge Financing, the Association issued debentures aggregating $2,000,000 to Othnet, with whom the Association had entered into a merger agreement. The convertible promissory note holders had the right to convert the principal amount of the note and accrued interest, based on a conversion price of the lower of $5.60 per share of common stock or 85% of the offering price in the next round of financing of Othnet common stock, as defined in the convertible promissory note. As part of the consummated merger, on February 28, 2005, $2.1 million of the $2.36 million convertible promissory notes and accrued interest were converted into common stock.

In April 2003, AVP issued a $1,366,737 promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC. The debenture was payable in installments through January 2006 plus interest at a rate of 3.75% per annum. During 2006, $416,737 in principal was repaid under this obligation.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. RELATED PARTY TRANSACTIONS (CONTINUED)

In 2004, AVP entered into a consulting agreement with a shareholder/member of AVP's Board of Directors to provide financial consulting services regarding AVP's operations and fund-raising efforts. He also participated in merger negotiations between the Association and AVP, as well as terms of financings with the broker dealer of the Units Offering. For his services, this non-management director received compensation equal to $150,000 in cash plus an additional 527,213 in warrants. Prior to 2004, this non-management director received 120,903 warrants for his service on our Board of Directors, and he received 126,811 warrants in 2005 as a result of the merger. AVP recognized consulting expense of $0 in 2006 and $50,000 in 2005. In 2006, this non-management director received 7,686 shares of AVP common stock as compensation for service on our Board of Directors.

In February 2005, AVP entered into a consulting agreement with Montecito Capital Partners, LLC (“Montecito”), a firm controlled by one of AVP’s former non-management directors. Under the terms of the agreement, Montecito provided various management consulting services to AVP, including, but not limited to strategic planning and marketing. The agreement obligated AVP to pay $20,000 per month to services through February 2006. Total consulting fees of $40,000 and $200,000 were charged to operations under this agreement during the years ended December 31, 2006 and 2005, respectively.

In February 2006, AVP entered into a production and distribution agreement with Fox Broadcasting Company (“FBC”) in connection with two events. Under the agreement, FBC had the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

10. CAPITAL TRANSACTIONS

In February 2006, AVP entered into a production and distribution agreement with Fox Broadcasting Company (“FBC”) in connection with two events. Under the agreement, FBC had the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

On March 24, 2006, AVP entered an agreement with Wall Street Communications Group, Inc. (“Sales Agent”) pursuant to which Sales Agent performed sales services for the AVP in connection with a sponsorship/advertising agreement with Crocs, Inc. (“Crocs”) which currently serves as title sponsor for the AVP tour. For his services, the Sales Agent received 250,000 shares of AVP common stock valued at $200,000 and a warrant to purchase up to 200,000 shares of AVP common stock. The exercise price of the warrant is $.80. On December 31, 2006, the warrants had a value of $152,598, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 3.3 years, estimated volatility of 83.88% and a risk free interest rate of 4.74%. For the year ended December 31, 2006, we expensed $65,399. The expiration date of the warrant is April 12, 2010 (4th anniversary of the signing of the Crocs Sponsorship/advertising Agreement).

On April 12, 2006, AVP entered a multi-year sponsorship/advertising agreement with Crocs, pursuant to which Crocs became the title sponsor of the AVP tour through the end of the 2008 AVP tour season (“Crocs Agreement”). In the Crocs Agreement, AVP agreed to issue warrants to purchase up to 1,000,000 shares of common stock of AVP. The vesting period is as follows: (i) 200,000 shares on April 12, 2006 and (ii) 200,000 shares on each January 15th for the years 2007 through 2010; however no shares shall be granted in 2008, 2009 or 2010 if Crocs reduces its sponsorship in 2008, or in either 2009 or 2010 if the Crocs Agreement is not extended beyond 2008 or in such earlier years if the Crocs Agreement is terminated by either party for breach prior to the final event of the 2008 AVP tour season. The exercise price of the warrant is $.80. The warrants were recorded with a value of $252,842, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 6 years, estimated volatility of 95% and a risk free interest rate of 4.92%.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. CAPITAL TRANSACTIONS (CONTINUED)

The fair value of the warrants was recorded through the Consolidated Statement of Operations as contra-revenue. For the year ended December 31, 2006, we recognized $252,842 related to these warrants. The expiration date of the warrant is April 12, 2012 (6th anniversary of the execution of the Agreement).

In April 2006, the Board of Directors of AVP agreed to extend the warrants included in the Bridge Financing, which were scheduled to expire in June 2006, for an additional 18-month period through December 2007. The warrants were recorded with a value of $99,379, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 1.7 years, estimated volatility of 90% and a risk free interest rate of 3.52%. For the year ended December 31, 2006, we expensed $99,379.

Pursuant to a Securities Purchase Agreement dated May 4, 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at an exercise price of $1.00 per share for a total price $2,500,003. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 282,353 shares of common stock on substantially the same terms as the warrants sold to investors. Warrants issued to the placement agent were capitalized as part of the offering costs. Pursuant to a Securities Purchase Agreement dated June 9, 2006, AVP sold 3,529,410 shares of common stock and five-year warrants to purchase 705,882 shares of common stock at an exercise price of $1.00 per share, to an accredited investor, for a total price $2,999,998.50. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 338,824 shares of common stock on substantially the same terms as the warrants sold to the investor. Warrants issued to the placement agent were capitalized as part of the offering costs. Pursuant to Securities Purchase Agreements dated May 4, 2006 and June 9, 2006, AVP sold an aggregate of 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock.

The Securities Purchase Agreements in the May and June 2006 Financing required AVP to file a re-sale registration statement within 10 business days from closing of the June 9, 2006 Securities Purchase Agreement and gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions. The registration statement became effective on June 30, 2006.

Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19), the fair value of the warrants issued at the close of the May and June 2006 Financing has been reported as a liability due to the requirement to net-cash settle the transaction in the event that the shares underlying the warrant are not registered for sale. The warrant provides that the holder is entitled to liquidated damages, payable in cash, of 1% of the gross proceeds per month ($55,000) should the Company fail to achieve effectiveness of the registration statement. The warrants were recorded as a derivative financial instrument with a value of $875,513, and they were later reclassified as equity on the date the registration statement became effective. On the effective date, the warrants had a value of approximately $764,471, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 5 years, estimated volatility of 90% and a risk free interest rate of 5.10%. The change in fair value of the warrants was recorded through the Consolidated Statement of Operations as Other Income (Expense). For the year ended December 31, 2006, we recorded a gain of $111,042 associated with the fair value adjustment of the warrants.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. CAPITAL TRANSACTIONS (CONTINUTED)

As a result of the shares of common stock sold as part of the May and June 2006 Financing, the conversion rate of the outstanding Series B Convertible Preferred Stock increased from 24.3 to 27.87 in accordance with the anti-dilution provision from the February 2005 Financing. Each unit sold in the February 2005 Financing consisted of four shares of AVP’s Series B Preferred Stock (each Preferred Stock was originally convertible into 24.3 shares of common stock), and a five-year warrant to purchase up to 24.3 shares of the AVP’s common stock. In accordance with the February 2005 Financing anti-dilution provisions, the number of shares of common stock for which the warrants were exercisable was adjusted. The warrant agreement entitles Series B Preferred Stock holders to purchase 131,521 additional shares of common stock—for accounting purposes, the additional warrants were treated as a dividend. All outstanding shares of Series B Convertible Preferred Stock are now convertible into 27.87 shares of common stock.

In addition, as a result of the new shares sold in the May and June 2006 Financing, AVP also issued to Maxim, placement agent for the February 2005 Financing, a warrant to purchase 122,898 additional shares of common stock in accordance with its anti-dilution provision. The warrants were recorded with a value of $93,135, which was determined using the Black-Scholes valuation method. The fair value of the warrants was recorded through the Consolidated Statement of Operations as an administrative expense. For the year ended December 31, 2006, we expensed $93,135.

For the year ended December 31, 2006, 24,940 shares of Series “B” preferred stock were converted into 624,464 shares of AVP’s common stock pursuant to notices of conversions from various individual investors.

During the year ended December 31, 2006, AVP issued 13,614 shares of common stock pursuant to the cashless exercise of options for 20,195 shares of common stock. The exercise price of the options was $0.30 per share.

Warrants granted in the May and June 2006 Financing include an anti-dilution provision that could increase the number of shares of common stock underlying such warrants. The company has analyzed the anti-dilutive provision in the warrant agreements under EITF 00-19 and has concluded the warrants are not a liability.

On April 20, 2006, the Board of Directors approved fees for outside directors for their services. The fees are to be paid in common stock until AVP is cash flow positive and/or reaches profitability. For the year ended December 31, 2006, AVP issued 55,905 common stock shares to directors for services rendered.

11. STOCK OPTIONS

Stock Option Plans

On August 23, 2005, the stockholders approved the adoption of the 2005 Stock Incentive Plan. Under the 2005 Plan, AVP may grant awards of stock options (including stock purchase warrants) and restricted stock grants to its officers, directors, employees, consultants, players, and independent contractors. AVP may issue an aggregate of 30,000,000 shares of its common stock under the 2005 Plan, including approximately 14,000,000 shares consisting of management warrants, as well as options previously granted by the Association which were subsequently converted to AVP stock options pursuant to the Merger Agreement. AVP may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy AVP’s common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of each optioned share is determined by the Compensation Committee; however the exercise price for incentive stock options and nonqualified stock options will not be less than 100% of the fair market value of the optioned shares on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of AVP’s Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS (CONTINUED)

The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of AVP’s Common Stock, such options will expire no more than five years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversaries of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

The following table contains information on the stock options under the Plan for the years ended December 31, 2006 and 2005. The outstanding options expire from December 2007 to November 2016.

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2005	8,555,241	$.32
Granted	3,259,593	2.19
Converted Othnet options	200,428	2.50
Exercised	—	—
Cancelled	—	—
Options outstanding at December 31, 2005	12,015,262.87
Granted	150,000.70
Exercised	—	—
Cancelled	(87,178)	1.67
Options outstanding at December 31, 2006	12,078,084	$.86

The weighted average fair value per share of options granted was $0.61 in 2006 and $1.41 in 2005.

The following table summarizes information about AVP’s stock-based compensation plan at December 31, 2006:

Options outstanding and exercisable by price range as of December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$.01 - 30	6,118,943	3.0	$0.03	6,118,943	$0.03
.31 - .90	1,805,480	6.9	0.77	1,655,480	0.77
.91 - 1.60	698,438	2.3	1.60	664,529	1.60
1.61 - 2.80	3,455,223	2.6	2.21	3,448,798	2.21
$.01 - 2.80	12,078,084	3.4	$0.86	11,887,750	$0.86

In connection with stock options granted to employees to purchase common stock, AVP recorded $53,491 of stock-based compensation expense for the period ended December 31, 2006 and $-0- for the period ended December 31, 2005.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTIONS (CONTINUED)

Other Stock Options

The following table contains information on all of AVP’s non-plan stock options for the period ended September 30, 2006 and the year ended December 31, 2005.

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2005	302,930	$0.30
Granted	2,491,056	1.99
Converted Othnet options	728,557	2.39
Exercised	—	—
Cancelled	(55,118)	4.42
Options outstanding at December 31, 2005	3,467,425	1.89
Granted	4,173,506	1.16
Exercised	(20,195)	0.30
Cancelled	(1,403,794)	1.76
Options outstanding at December 31, 2006	6,216,942	$1.44

The weighted average fair value of options granted was $0.61 in 2006 and $2.26 in 2005.

The following table summarizes information about AVP’s non-qualified stock options at September 30, 2006:

Options outstanding and exercisable by price range as of September 30, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$.30 - 1.50	3,279,022	4.2	$0.91	3,279,022	$0.91
1.60 - 3.40	2,937,920	2.5	2.03	2,937,920	2.03
$.30 - 3.40	6,216,942	3.4	$1.44	6,216,942	$1.44

In connection with warrants granted to non-employees to purchase Common Stock, AVP recorded warrant expense of $192,514 in administrative expenses, $65,399 in sales and marketing expenses, and $252,842 in contra-revenue for the year ended December 31, 2006 and $5,640,132 in administrative expenses for the year ended December 31, 2005. Such amounts represent, for each non-employee stock option, the valuation under SFAS 123 on the date of the grant. These grants were fully vested on the grant date.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its corporate office facilities under a non-cancellable operating lease expiring in March 2010. The lease agreement contains a renewal option for an additional five-year term. In addition, the lease agreement provides for rental escalations at defined intervals during the lease term. Rent expense is recognized on the straight-line method over the term of the lease. The difference between rent expense recognized and rent payable under the rental escalation clauses is reflected in accrued expenses.

The Company also subleases approximately 4,500 square feet of warehouse space pursuant to a sublease that expires on February 15, 2008. The space is used for storing tournament equipment and the company’s trucks.

The future minimum rental payments under the non-cancellable operating leases commitment are as follows:

Years Ending December 31,
2007	$365,000
2008	351,500
2009	357,000
2010	90,000
Total	$1,163,500

Rent expense for the corporate office facility charged to operations was $318,565 and $308,194 for the years ended December 31, 2006 and 2005, respectively.

Officer Indemnification

Under the organizational documents, AVP’s directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

Employment Agreements

AVP has entered into “at will” employment agreements with three officers. In addition to base salary, the employment agreements provide for annual performance bonuses and profit sharing bonuses. The performance bonuses range from 30% to 50% of the respective officer’s base salary. The performance bonuses awarded, if any, will be based upon achieving certain milestones and targets as determined by the Board of Directors’ Compensation Committee. The employment agreements also provide that AVP will set aside 10% of the net profits as defined by EBITDA or such other appropriate specification of the AVP for such fiscal year to establish a Profit Sharing Bonus Pool. The Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool. For 2005, Messrs. Armato, Binkow, and Reif voluntarily declined the annual bonus and the monthly car allowance they were entitled to per their employment agreements.

Legal proceedings

A complaint was filed by Carl Schneider and Schneider Productions, LLC on October 24, 2005 in the United States District Court, Central District of California, in which the plaintiffs sought damages for copyright infringement in connection with the allegedly unauthorized use of a still photograph in a television commercial that was broadcast on NBC and FSN in 2005. The parties have reached a settlement of the complaint filed by Carl Schneider and Schneider Productions, LLC. The final settlement was covered by the Company’s general liability insurance and did not have a material impact on the Company’s financial condition or results of operations.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. INCOME TAXES

The components of the provision for income taxes are as follows:

	2006	2005
Current
Federal	$—	$—
State	800	800
Total	800	800
Deferred
Federal	—	—
State	—	—
Total	—	—
Total Income Tax Provision	$800	$800

The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

	2006	2005
Federal statutory rate	(34)%	(34)%
State income taxes, net of federal benefits	(6)	(6)
Valuation allowance	40	40
Total	—%	—%

Significant components of deferred income taxes as of December 31, 2006 are as follows:

Net operating loss	$6,454,419
Valuation allowance	(6,454,419)
Net Deferred Tax	$—

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. INCOME TAXES (CONTINUED)

AVP records a valuation allowance for certain temporary differences for which it is more likely than not that AVP will not receive future tax benefits. AVP assesses its past earnings history and trends and projections of future net income to determine the allowance. AVP recorded a valuation allowance for the entire amount of the net deferred assets in 2006 and 2005, as it had determined that it was more likely than not that no deferred tax assets would be realized. The net change in the valuation allowances for deferred tax assets were increase (decrease) of ($913,711) and $2,698,945 in 2006 and 2005, respectively. AVP will continue to review this valuation allowance quarterly and make adjustments as appropriate.

The tax benefits associated with employee exercises of stock options reduces income taxes currently payable. However, no benefits were recorded to additional paid in capital in 2006 and 2005 because their realization was not more likely than not to occur, and, consequently, a valuation allowance was recorded against the entire benefit.

At December 31, 2006 and 2005, AVP had federal net operating loss carryforwards of approximately $16,200,000 and $18,500,000, respectively, which expire at various intervals from the years 2019 to 2025. As of December 31, 2006 and 2005, $16,200,000 and $18,500,000, respectively, of AVP’s federal net operating loss carryforwards were subject to approximately $652,000 in limitations related to their utilization under Section 382 of the Internal Revenue Code. Future ownership changes as determined under Section 382 of the Internal Revenue Code could further limit the utilization of net operating loss carryforwards. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

14. PENSION PLAN

AVP sponsors a qualified 401(k) savings plan for eligible employees. The plan provides for pre-tax employee contributions. Additionally, the plan provides for employer matching contributions at the discretion of AVP. No matching contributions were contributed to the plan by the employer in 2006 or 2005.

15. SUBSEQUENT EVENTS (UNAUDITED)

On April 5, 2007, AVP entered into an Agreement and Plan of Merger (the "Merger Agreement") with AVP Holdings, Inc. and AVP Acquisition Corp., affiliates of Shamrock Capital Growth Fund II, L.P. ("Shamrock").  Under the terms of the Merger Agreement, AVP Acquisition Corp. will be merged with and into AVP, with AVP continuing as the surviving corporation.  Upon consummation of the merger, each outstanding share of AVP common stock and Series B preferred stock will be cancelled and converted into the right to receive $1.23, and $33.93, respectively, and AVP will become a wholly owned subsidiary of AVP Holdings, Inc. The total value of the transaction is approximately $36.9 million. The transaction, which is expected, but not certain, to close in the summer of 2007, is subject to certain customary terms and conditions, including stockholder approval, but is not subject to any financing condition.  If this transaction is completed, AVP will become a privately held company, and its common stock will no longer be traded on the OTC Bulletin Board.

In connection with the Merger Agreement, the special committee (“Special Committee”) of the board of directors of AVP, Inc. entered into an agreement dated January 26, 2007, as amended by an amendment dated April 19, 2007 (collectively, the “Jefferies Agreement”) with Jefferies & Company, Inc. (“Jefferies”) under which Jefferies would provide the Special Committee with financial advice and assistance in connection with the Special Committee’s review of a possible sale or other business transaction, including merger, stock purchase, recapitalization, and such, of AVP (a “Transaction”). Pursuant to the Jefferies Agreement, Jefferies will render an opinion as to the fairness of the consideration to be paid to the AVP stockholders in a Transaction. With respect to the Merger Agreement, Jefferies has rendered an opinion as to the aforementioned $1.23 per share. For its services, Jefferies received in accordance with the Jefferies Agreement a non-refundable fee of $250,000 on April 5, 2007 upon delivery of the opinion. In addition, Jefferies is entitled to receive a $500,000 transaction fee upon consummation of a Transaction; provided, however, that if such Transaction is at a price greater than $1.23 per share, Jefferies is entitled to receive in addition to the $500,000 fee, the greater of $250,000 or 5% of the aggregate consideration in excess of $1.23 per share. Finally, AVP will reimburse Jefferies for all out-of-pocket expenses incurred by Jefferies in connection with the engagement.

AVP, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$7,965,514	$5,052,636
Accounts receivable, net of allowance for doubtful accounts of $25,193 and $49,232	626,172	2,653,473
Prepaid expenses	889,091	242,007
Other assets - current portion	162,820	301,477
TOTAL CURRENT ASSETS	9,643,597	8,249,593

PROPERTY AND EQUIPMENT, net	453,893	340,054

OTHER ASSETS	87,191	105,373

TOTAL ASSETS	$10,184,681	$8,695,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$451,813	$529,331
Accrued expenses	1,288,160	1,049,439
Deferred revenue	4,475,915	1,056,960
TOTAL CURRENT LIABILITIES	6,215,888	2,635,730

NON-CURRENT LIABILITIES	162,499	190,766

TOTAL LIABILITIES	6,378,387	2,826,496

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, 2,000,000 shares authorized:
Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Series B convertible preferred stock, $.001 par value, 250,000 shares authorized, 69,256 and 69,548 shares issued and outstanding	70	70
Common stock, $.001 par value, 80,000,000 shares authorized, 19,824,539 and 19,751,838 shares issued and outstanding	19,825	19,752
Additional paid-in capital	39,155,971	39,077,065
Accumulated deficit	(35,369,572)	(33,228,363)

TOTAL STOCKHOLDERS’ EQUITY	3,806,294	5,868,524

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,184,681	$8,695,020

See notes to financial statements.

AVP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
REVENUE
Sponsorships/Advertising	$-	$-
Other	169,000	122,816
TOTAL REVENUE	169,000	122,816

EVENT COST	52,299	-
GROSS PROFIT	116,701	122,816

OPERATING EXPENSES
Sales and Marketing (1)	875,713	502,585

Administrative	1,446,303	1,120,903

TOTAL OPERATING EXPENSES	2,322,016	1,623,488

OPERATING LOSS	(2,205,315)	(1,500,672)

OTHER INCOME (EXPENSE)
Interest expense	-	(8,213)
Interest income	56,457	21,139
Gain on sale of asset	8,449	-
TOTAL OTHER INCOME (EXPENSE)	64,906	12,926

LOSS BEFORE INCOME TAXES	(2,140,409)	(1,487,746)

INCOME TAXES	(800)	(800)

NET LOSS	$(2,141,209)	$(1,488,546)

Loss per common share:
Basic	$(0.11)	$(0.12)
Diluted	$(0.11)	$(0.12)

Shares used in computing loss per share:
Basic	19,783,309	12,468,848
Diluted	19,783,309	12,468,848

(1) Sales and marketing expenses includes stock based expenses of $72,907 and $0 for the three months ended March 31, 2007 and 2006, respectively.

See notes to financial statements.

AVP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For The Three Months Ended March 31, 2007

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2006	-	$-	69,548	$70	19,751,838	$19,752	$39,077,065	$(33,228,363)	$5,868,524
Conversion of Series B Preferred Stock to common stock	-	-	(292)	-	8,138	8	(8)	-	-
Cashless exercise of options	-	-	-	-	64,563	65	(65)	-	-
Issuance of warrants to broker-dealer for services	-	-	-	-	-	-	57,619	-	57,619
Expenses from issuance of employee options	-	-	-	-	-	-	21,360	-	21,360
Net loss	-	-	-	-	-	-	-	(2,141,209)	(2,141,209)
Balance, March 31, 2007	-	$-	69,256	$70	19,824,539	$19,825	$39,155,971	$(35,369,572)	$3,806,294

See notes to financial statements.

AVP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2007	2006
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net loss	$(2,141,209)	$(1,488,546)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation of property and equipment	49,571	36,545
Interest income on investment in sales-type lease	-	(12,843)
Amortization of deferred commissions	72,907	-
Gain on property and equipment	-	(9,864)
Gain on sale of asset	(8,449)	-
Other amortization	-	2,011
Compensation from issuance of stock options	21,360	10,726

Decrease (increase) in operating assets:
Accounts receivable	2,027,301	202,903
Prepaid expenses	(647,084)	(492,067)
Other assets	-	(3)
Increase (decrease) in operating liabilities:
Accounts payable	(77,518)	(414,534)
Accrued expenses	229,204	(446,058)
Deferred revenue	3,400,205	2,597,165

NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,926,288	(14,565)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Investment in property and equipment	(163,410)	(64,216)
Proceeds from investment in sales-type lease	150,000	92,400
Proceeds from disposal of property and equipment	-	19,665
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	(13,410)	47,849

CASH FLOWS USED IN FINANCING ACTIVITIES
Debt repayments	-	(416,737)
NET CASH FLOWS USED IN FINANCING ACTIVITIES	-	(416,737)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,912,878	(383,453)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,052,636	1,143,345
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,965,514	$759,892

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$-	$110,447
Income taxes	$800	$800

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING INFORMATION
Conversion of Series B preferred stock into common stock	$8	$-
Payment of accrued registration penalty in common stock	$-	$935
Issuance of common stock to non-employees for services	$-	$1,000,000
Issuance of warrant to sales agent for services	$57,619	$-
Cashless exercise of options	$65	$-

See notes to financial statements.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of AVP, Inc. (“AVP”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in AVP’s latest Annual Report on Form 10-KSB filed with the SEC. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of AVP’s financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements that would substantially duplicate the disclosures contained in the consolidated audited financial statements for the most recent fiscal year 2006, as reported in the Form 10-KSB as previously filed with the SEC, have been omitted.

2. RESCISSION OFFER

Options granted in 2004 to AVP players under AVP's 2002 Stock Option Plan were not exempt from registration or qualification under federal and state securities laws, and AVP did not obtain the required registrations or qualifications. As a result, AVP commenced a rescission offer to the holders of these options on August 9, 2006. On September 8, 2006, the rescission offer expired. Several players accepted the offer totaling approximately $20,000, including interest expense. AVP may continue to be liable under federal and state securities laws for amounts with respect to which the rescission offer is not accepted.

3. NET LOSS PER BASIC AND DILUTED SHARE OF COMMON STOCK

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the “treasury stock” method.

The following options, warrants and other incremental shares to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share available to common shareholders for the periods presented as their effect would be antidilutive.

	Three Months Ending March 31,
	2007	2006
Options and Warrants	18,227,220	15,482,688
Series B Preferred Stock	1,930,165	1,815,404
Total	20,157,385	17,298,092

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4. STOCK BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123R). Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The fair value of stock options granted is estimated using the Black-Scholes-Merton option pricing model and a single option award approach. The fair value is amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

Determining the appropriate fair value of stock-based awards at the grant date requires judgment, including estimating stock price volatility, forfeiture rates and expected term. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The expected term of options granted from historical data on employee exercises is not yet determinable. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock. As of March 31, 2007, the Company had approximately $100,879 of unrecognized compensation expense expected to be recognized over a weighted average period of approximately 1.41 years. Due to the inherent uncertainty in valuing awards for publicly-traded stock as of the grant date, given that such awards will be exercised, purchased or sold at indeterminate future dates, the actual value realized by the recipients, if any, may vary significantly from the value of the awards estimated at the grant date.

Three Months Ended March 31,
2007
Risk-free interest rate	4.54%
Expected life	3 years
Expected volatility	84%
Expected forfeiture rate	0%
Expected dividend yield	0%

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. STOCK OPTIONS

Stock Option Plans

On August 23, 2005, the stockholders approved the adoption of the 2005 Stock Incentive Plan. Under the 2005 Plan, AVP may grant awards of stock options (including stock purchase warrants) and restricted stock grants to its officers, directors, employees, consultants, players, and independent contractors. AVP may issue an aggregate of 30,000,000 shares of its common stock under the 2005 Plan, including approximately 14,000,000 shares consisting of management warrants, as well as options previously granted by the Association which were subsequently converted to AVP stock options pursuant to the Merger Agreement. AVP may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy AVP’s common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of each optioned share is determined by the Compensation Committee; however the exercise price for incentive stock options and nonqualified stock options will not be less than 100% of the fair market value of the optioned shares on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of AVP’s Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant.

The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of AVP’s Common Stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversaries of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

The following table contains information on the stock options under the Plan for the period ended March 31, 2007 and the year ended December 31, 2006. The outstanding options expire from April 2008 to November 2016.

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2006	12,015,262	$0.87
Granted	150,000	0.70
Converted Othnet options	--	--
Exercised	--	--
Cancelled	(87,178)	1.67
Options outstanding at December 31, 2006	12,078,084	0.86
Granted	--	--
Exercised	(50,977)	0.01
Cancelled	--	--
Options outstanding at March 31, 2007	12,027,107	$0.86

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. STOCK OPTIONS (CONTINUED)

Stock Option Plans (Continued)

The following table summarizes information about AVP’s stock-based compensation plan at March 31, 2007:

Options outstanding and exercisable by price range as of March 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ .01 - .30	6,067,966	2.8	$0.03	6,067,966	$0.03
.31 -.90	1,805,480	6.6	0.77	1,692,877	0.77
.91 -1.60	698,438	2.1	1.60	665,614	1.60
1.61 -2.80	3,455,223	2.3	2.21	3,434,974	2.21
$ .01 - 2.80	12,027,107	3.2	$0.86	11,861,431	$0.86

In connection with stock options granted to employees to purchase common stock, AVP recorded $21,360 of stock-based compensation expense for the period ended March 31, 2007 and $10,726 for the period ended March 31, 2006.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. STOCK OPTIONS (CONTINUED)

Other Stock Options

The following table contains information on all of AVP’s non-plan stock options for the period ended March 31, 2007 and the year ended December 31, 2006.

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2006	3,467,425	$1.89
Granted	4,173,506	1.16
Converted Othnet options	--	--
Exercised	(20,195)	0.30
Cancelled	(1,403,794)	1.76
Options outstanding at December 31, 2006	6,216,942	1.44
Granted	--	--
Exercised	(16,829)	0.30
Cancelled	--	--
Options outstanding at March 31, 2007	6,200,113	$1.44

The following table summarizes information about AVP’s non-qualified stock options at March 31, 2007:

Options outstanding and exercisable by price range as of March 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ .30 - 1.50	3,262,193	4.0	$0.91	3,262,193	$0.91
1.60 - 3.40	2,937,920	2.3	2.03	2,937,920	2.03
$ .30 - 3.40	6,200,113	3.2	$1.44	6,200,113	$1.44

In connection with warrants granted to non-employees to purchase common stock, AVP recorded warrant expense of $54,725 in sales and marketing expenses for the period ended March 31, 2007 and $-0- in sales and marketing expenses for the period ended March 31, 2006. Such amounts represent, for each non-employee stock option, the valuation under SFAS 123R on the date of the grant.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its corporate office facilities under a non-cancellable operating lease expiring in March 2010. The lease agreement contains a renewal option for an additional five-year term. In addition, the lease agreement provides for rental escalations at defined intervals during the lease term. Rent expense is recognized on the straight-line method over the term of the lease. The difference between rent expense recognized and rent payable under the rental escalation clauses is reflected in accrued expenses.

The Company also subleases approximately 4,500 square feet of warehouse space pursuant to a sublease that expires on February 15, 2008. The space is used for storing tournament equipment and the company’s trucks.

The future minimum rental payments under the non-cancellable operating leases commitment are as follows:

Years Ending December 31,
2007	$275,080
2008	351,500
2009	357,000
2010	90,000
Total	$1,073,580

Rent expense for the corporate office facility charged to operations was $79,853 and $78,157 for the three months ended March 31, 2007 and 2006, respectively.

Officer Indemnification

Under the organizational documents, AVP’s directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7. CAPITAL TRANSACTIONS

In February 2006, AVP entered a production and distribution agreement with Fox Broadcasting Company (“FBC”) in connection with two events. Under the agreement, FBC had the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of common stock, par value $0.001 per share, of AVP.

For the three months ended March 31, 2007, 292 shares of Series "B" preferred stock were converted into 8,138 shares of AVP’s common stock pursuant to notice of conversion from an individual investor.

During the three months ended March 31, 2007, AVP issued 13,945 shares of common stock pursuant to the cashless exercise of options for 16,829 shares of common stock. The exercise price of the options was $0.30 per share.

During the three months ended March 31, 2007, AVP issued 50,618 shares of common stock pursuant to the cashless exercise of options for 50,977 shares of common stock. The exercise price of the options was $0.01 per share.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) .

8. RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host), if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP’s financial position or results of operations.

In March 2006, the FASB issued SFAS No.156, “Accounting for Servicing of Financial Assets - an Amendment of SFAS No.140”. SFAS 156 amends SFAS 140 to clarify the accounting for servicing assets and servicing liabilities. Among other provisions, the new accounting standard requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 is effective for the fiscal periods beginning after September 15, 2006. The adoption of SFAS 156 had no material impact on the Company’s financial position, results of operations or cash flows.

In June 2006, the EITF reached a consensus on Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” ( EITF 06-03). EITF 06-03 applies to taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, and states that the presentation of such taxes on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. Additionally, for such taxes reported on a gross basis, the amount of such taxes should be disclosed in interim and annual financial statements if the amounts are significant. The provisions of EITF 06-03 are effective for interim and annual reporting periods beginning after December 15, 2006. On January 1, 2007, AVP adopted EITF 06-03. AVP collects certain excise taxes levied by state or local governments. AVP’s excise taxes are accounted for on a gross basis and recorded as revenue. For the three months ended March 31, 2007, there were no taxes levied by state or local governments.

In July 2006, FASB issued FASB Interpretation No. 48 ( FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes,” which is effective for fiscal years beginning after December 15, 2006, and clarifies the accounting for uncertainty in tax positions. FIN48 requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The cumulative effect of the change in accounting principle is recorded as an adjustment to opening retained earnings. Effective January 1, 2007, the Company adopted FIN 48 with no significant impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The adoption of this accounting pronouncement is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited) .

8. RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

On September 29, 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - An Amendment of SFAS No. 87, 88, 106, and 132R. This new standard requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity and in changes in net assets of a not-for-profit organization. Statement 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for the Company’s fiscal year ending October 31, 2007. The adoption of this accounting pronouncement did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measure at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reporting in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company currently does not believe SFAS 159 will have a material impact on its consolidated financial position, results of operations or cash flows.

AVP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. SUBSEQUENT EVENTS

On April 5, 2007, AVP entered into an Agreement and Plan of Merger (the "Merger Agreement") with AVP Holdings, Inc. and AVP Acquisition Corp., affiliates of Shamrock Capital Growth Fund II, L.P. ("Shamrock").  Under the terms of the Merger Agreement, AVP Acquisition Corp. will be merged with and into AVP, with AVP continuing as the surviving corporation.  Upon consummation of the merger, each outstanding share of AVP common stock and Series B preferred stock will be cancelled and converted into the right to receive $1.23 and $33.93, respectively, and AVP will become a wholly owned subsidiary of AVP Holdings, Inc.  The total value of the transaction is approximately $36.9 million.  The transaction, which is expected, but not certain to close in the summer of 2007, is subject to certain customary terms and conditions, including stockholder approval, but is not subject to any financing condition.  If this transaction is completed, AVP will become a privately held company and its common stock will no longer be traded on the OTC Bulletin Board.

In connection with the Merger Agreement, the special committee (“Special Committee”) of the board of directors of AVP, Inc. entered into an agreement dated January 26, 2007, as amended by an amendment dated April 19, 2007 (collectively, the “Jefferies Agreement”) with Jefferies & Company, Inc. (“Jefferies”) under which Jefferies would provide the Special Committee with financial advice and assistance in connection with the Special Committee’s review of a possible sale or other business transaction, including merger, stock purchase, recapitalization, and such, of AVP (a “Transaction”). Pursuant to the Jefferies Agreement, Jefferies will render an opinion as to the fairness of the consideration to be paid to the AVP stockholders in a Transaction. With respect to the Merger Agreement, Jefferies has rendered an opinion as to the aforementioned $1.23 per share. For its services, Jefferies received in accordance with the Jefferies Agreement a non-refundable fee of $250,000 on April 5, 2007 upon delivery of the opinion. In addition, Jefferies is entitled to receive a $500,000 transaction fee upon consummation of a Transaction; provided, however, that if such Transaction is at a price greater than $1.23 per share, Jefferies is entitled to receive in addition to the $500,000 fee, the greater of $250,000 or 5% of the aggregate consideration in excess of $1.23 per share. Finally, AVP will reimburse Jefferies for all out-of-pocket expenses incurred by Jefferies in connection with the engagement.

ANNEX A

EXECUTION VERSION

AGREEMENT

AND PLAN OF MERGER

dated as of April 5, 2007

by and among

AVP, INC.,
a Delaware corporation

AVP HOLDINGS INC.,
a Delaware corporation

and

AVP ACQUISITION CORP.,
a Delaware corporation

i

v

EXHIBITS

Exhibit A	Certificate of Merger

Exhibit B	Certificate of Incorporation of Surviving Corporation

Exhibit C	Bylaws of Surviving Corporation

Exhibit D	Press Release

INDEX OF DEFINED TERMS

Term	Location of Definition
Acquisition Corp.	Introduction
Acquisition Corp. Common Stock	2.01(d)
Acquisition Corp. Material Adverse Effect	4.01
Acquisition Corp. Representatives	5.04
Acquisition Proposal	5.08(f)
affiliate	8.10(a)
Agent	2.04(a)
Agreement	Introduction
AVP Subsidiaries	3.05
AVP Subsidiary	3.05
Benefit Plans	3.13(a)
Business Day	8.10(b)
Bylaws	8.10(c)
CERCLA	3.18(c)
Certain Principal Stockholders	Recital B
Certificates	2.04(b)
Certificate of Incorporation	8.10(d)
Certificate of Merger	1.03
Claim	5.17(a)
Claims	5.17(a)
Closing	1.08
Closing Date	1.08
Code	2.04(h)
Common Shares	1.01
Company	Introduction
Company Board	Recital A
Company Disclosure Documents	3.12(a)
Company Greater Break Up Fee	8.01(c)
Company Lesser Break Up Fee	8.01(c)
Company Material Adverse Effect	3.01
Company Permits	3.16
Company Representatives	5.04
Company Shares	2.01(a)
Confidentiality Agreement	5.04
Contract	8.10(e)
Costs	5.17(a)
DGCL	1.02
Dissenting Shareholder	2.01(e)
Dissenting Shares	2.01(e)
Effective Time	1.03
Environmental and Safety Requirements	3.18(e)

Term	Location of Definition
ERISA	3.13(a)
ERISA Affiliate	3.13(c)
Exchange Act	2.02(b)
Expenses	8.01(a)
Financial Advisor	3.19
Financial Statement	3.07(b)
Four Day Period	5.08(d)
Future SEC Reports	3.07(a)
GAAP	3.07(b)
Go-Shop Expiration Date	5.08(a)
Go-Shop Period	5.08(a)
Governmental Authority	3.06(b)
Hazardous Substances	3.18(e)
HSR Act	3.06(b)
Indebtedness	3.07(b)
Indemnified Directors and Officers	5.17(a)
Intellectual Property	3.15(b)
Knowledge	8.10(f)
Law	3.06(a)
Laws	3.06(a)
Leased Real Property	8.10(g)
Leases	8.10(h)
Liabilities	3.07(d)
Liability	3.07(d)
Lien	3.06(a)
Liens	3.06(a)
Material Contracts	3.17(a)
Maximum Amount	5.17(c)
Merger	1.02
Merger Consideration	2.01(b)
No-Shop Period	5.08(b)
Option	2.02(a)
Option Consideration	2.02(b)
Order	6.01(b)
Parent	Introduction
Parent Break Up Fee	8.01(c)
Payment Fund	2.04(a)
Permits	3.16
Permitted Liens	3.24(d)
Person	8.10(i)
Preferred Shares	2.01(a)
Press Release	5.06
Proxy Statement	3.12(a)
Run-Off Policy	5.17(c)
SEC	3.07(a)

Term	Location of Definition
SEC Reports	3.07(a)
Securities Act	3.06(b)
Special Committee	Recital A
Stockholder Approval	3.22
Stockholders Meeting	5.02(a)
Stock Incentive Plan	2.02(a)
Stock Plan	2.02(a)
Subsidiaries	8.10(j)
Subsidiary	8.10(j)
Superior Proposal	5.08(g)
Surviving Corporation	1.02
Surviving Corporation Common Stock	2.01(d)
Tax	8.10(k)
Taxes	8.10(k)
Tax Return	8.10(l)
Terminating Acquisition Corp. Breach	7.04(a)
Terminating Company Breach	7.03(a)
Termination Date	7.02(b)
Transaction Agreements	Recital B
Transactions	3.01
WARN Act	3.25(c)
Warrant	2.03(a)
Warrant Consideration	2.03(b)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 5, 2007, is entered into by and among AVP, Inc., a Delaware corporation (“Company”), AVP Holdings, Inc., a Delaware corporation (“Parent”), and AVP Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Corp.”).

RECITALS

A. A special committee consisting solely of disinterested members (“Special Committee”) of the board of directors of Company (“Company Board”) has recommended to Company Board that it approve the transactions contemplated by this Agreement. Company Board and the board of directors of each of Parent and Acquisition Corp. have approved and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Acquisition Corp. with and into Company on the terms set forth herein. Each of Special Committee and Company Board has resolved to recommend that the holders of Company Shares (as defined in Section 2.01(a)) approve this Agreement, the Transactions (as defined in Section 3.01), including the Merger (as defined in Section 1.02) and the other transactions contemplated hereby, in each case upon the terms and subject to the conditions set forth herein.

B. To induce Parent and Acquisition Corp. to enter into this Agreement and incur the obligations set forth herein, (i) pursuant to this Agreement, Company is making certain representations and warranties and entering into certain covenants and agreements in connection with the Merger and (ii) certain stockholders of Company (“Certain Principal Stockholders”) have entered into a voting agreement with Parent and Acquisition Corp. (together with this Agreement, the “Transaction Agreements”) pursuant to which Certain Principal Stockholders have agreed to take specific actions in furtherance of the Merger.

C. Leonard Armato, the Chairman and Chief Executive Officer of Company, has entered into a subscription and contribution agreement with Parent pursuant to which, immediately prior to the Effective Time (as defined in Section 1.03), he will contribute to Parent all of the Company Shares (as defined in Section 2.01(a)) that he owns and invest an additional amount of cash in Parent, in exchange for shares of capital stock of Parent. Leonard Armato has also entered into an employment agreement with Parent (which agreement will become effective upon the Effective Time), pursuant to which he will be entitled to receive, among other things, salary, bonus, benefits and a stock option award. In addition, certain other members of Company management are expected to enter into agreements to invest in Parent.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

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ARTICLE 1

THE MERGER

1.01  Company Actions. Except as may otherwise be required in order to comply with its fiduciary obligations, as more thoroughly set forth in Section 5.08, (a) Company Board has, at a meeting duly called and held, unanimously (i) approved each of the Transaction Agreements and the Transactions, including the Merger, (ii) recommended that the holders of Company Shares approve and adopt this Agreement and the Merger, (iii) determined that each of the Transaction Agreements and the Transactions, including the Merger, are fair to and in the best interests of the stockholders of Company, (iv) determined that the consideration to be paid for each Company Share in the Merger is fair to the stockholders of Company, (v) declared that each of the Transaction Agreements is advisable, and (vi) Financial Advisor (as defined in Section 3.19) has delivered to Company Board its written opinion that the consideration to be received by Company’s stockholders in respect of each share of Company’s common stock, par value $0.001 per share (the “Common Shares”) pursuant to the Merger is fair to such stockholders from a financial point of view.

1.02  The Merger. At the Effective Time (as defined in Section 1.03), subject to the terms and upon the conditions of this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Corp. shall be merged with and into Company (the “Merger”). Following the Merger, the separate corporate existence of Acquisition Corp. shall cease, and Company shall continue as surviving corporation (sometimes hereinafter referred to as “Surviving Corporation”) and shall continue to be governed by the DGCL.

1.03  Effective Time. As soon as practicable following the Closing (as defined in Section 1.08), and provided that this Agreement has not been terminated or abandoned pursuant to Article 7, Company and Acquisition Corp. will cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed, acknowledged and filed, in the manner required by the DGCL, with the Secretary of State of the State of Delaware, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The date and time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”

1.04  Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Company and Acquisition Corp. shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Acquisition Corp. shall become the debts, liabilities and duties of Surviving Corporation.

1.05  Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)  The Certificate of Incorporation (as defined in Section 8.10(d)) of Company as in effect immediately prior to the Effective Time shall be amended in its entirety substantially as provided in Exhibit B attached hereto, and, as so amended, shall be the Certificate of Incorporation of Surviving Corporation until duly amended.

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(b)  The Bylaws (as defined in Section 8.10(c)) of Company as in effect immediately prior to the Effective Time shall be amended in its entirety substantially as provided in Exhibit C attached hereto, and, as so amended, shall be the Bylaws of Surviving Corporation until duly amended.

1.06  Directors. The directors of Acquisition Corp. immediately prior to the Effective Time shall be the initial directors of Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.07  Officers. The officers designated by Acquisition Corp. immediately prior to the Effective Time shall be the initial officers of Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.08  Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 777 S. Figueroa Street, Los Angeles, California 90017, as promptly as practicable but in no event later than the third (3rd) Business Day (as defined in Section 8.10(b) following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 that by their terms are not to be satisfied at the Closing or (ii) at such other place and time and/or on such other date as Company and Acquisition Corp. may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.09  Additional Actions. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or Acquisition Corp., Company and its officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in Surviving Corporation, and the officers and directors of Surviving Corporation are authorized in the name of Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF COMPANY AND ACQUISITION CORP.

2.01  Effect on Shares of Capital Stock.

(a)  Preferred Shares of Company. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company’s Series B convertible preferred stock, par value $0.001 per share (the “Preferred Shares”, and collectively with the Common Shares, the “Company Shares”), each Preferred Share that is issued and outstanding immediately prior to the Effective Time (excluding any Preferred Shares converted into Common Shares prior to the Effective Time) shall, in accordance with Section 3 of Company’s Certificate of Incorporation, be converted into the right to receive, in cash, Thirty-Three Dollars and Ninety-Three Cents ($33.93) (as adjusted for any stock dividends, combinations, splits, recapitalizations, etc.). Such amounts will be payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.04. All Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

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(b)  Common Shares of Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, Company or Acquisition Corp., each Common Share that is issued and outstanding immediately prior to the Effective Time (other than those Company Shares to be canceled pursuant to Section 2.01(c) shall be canceled and extinguished and converted into the right to receive One Dollar and Twenty-Three Cents ($1.23) (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.04. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

(c)  Cancellation of Certain Company Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares, Company or Acquisition Corp., each Company Share that is owned by Company or any wholly-owned AVP Subsidiary (as defined in Section 3.05) as treasury stock or otherwise or owned by Acquisition Corp. or Parent or any of their respective Subsidiaries (as defined in Section 8.10(j)) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d)  Capital Stock of Acquisition Corp. As of the Effective Time, each share of common stock, no par value per share, of Acquisition Corp. (“Acquisition Corp. Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Acquisition Corp. Common Stock, Company or Acquisition Corp., be converted into one (1) validly issued, fully paid and non-assessable share of common stock, no par value per share, of Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Acquisition Corp. Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Acquisition Corp. Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

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(e)  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(b), but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(b). Company shall give Acquisition Corp. prompt notice of any demands received by Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Company. Company shall not, except with the prior written consent of Acquisition Corp., make any payment with respect to, or settle or offer to settle, any such demands.

2.02  Options and Stock Plan.

(a)  For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of Company or any AVP Subsidiary or any other person, whether under any stock option plan or otherwise (including, without limitation, under the 2005 Stock Incentive Plan (the “Stock Incentive Plan”) and any other Company stock plan (collectively with the Stock Incentive Plan, the “Stock Plan”).

(b)  Prior to the Closing Date, Company shall take all actions necessary so that (A) immediately prior to the Effective Time, each outstanding Option granted under the Stock Plan which has vested or will vest in connection with the Transactions shall become immediately exercisable in full and (B) at the Effective Time, all Options shall be canceled. In consideration of such cancellation, each holder of an Option granted under the Stock Plan which has vested or will vest in connection with the Transactions and canceled in accordance with this Section 2.02(b) and that has an exercise price per Common Share less than the Merger Consideration, will be entitled to receive in settlement of such Option as promptly as practicable following the Effective Time, but in no event later than ten (10) Business Days after the Effective Time, a cash payment from the Payment Fund (as defined in Section 2.04(a)), subject to any required withholding of taxes, equal to the product of (i)  the total number of Common Shares otherwise issuable upon exercise of such Option and (ii)  the amount, if any, by which the Merger Consideration per Common Share exceeds the applicable exercise price per Common Share otherwise issuable upon exercise of such Option (the “Option Consideration”); provided, however, that with respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the“Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Each Option that has an exercise price per Common Share equal to or in excess of the Merger Consideration shall be cancelled at the Effective Time for no consideration.

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(c)  The Option Consideration described in Section 2.02(b) will satisfy in full the Company’s obligation to each Option holder pursuant to such Option and at the Effective Time all Options shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto.

(d)  Company shall take all actions (including, if appropriate, amending the terms of the relevant Stock Plan or amending or waiving relevant agreements providing for vesting conditions on Company Shares or Options therefor) that are necessary to give effect to the transactions contemplated by this Section 2.02.

(e)  Except as otherwise provided herein or agreed to in writing by Parent and Company, the Stock Plan shall terminate effective as of the Effective Time and no participant in the Stock Plan shall thereafter be granted any rights thereunder to acquire any equity securities of Company, Surviving Corporation, Parent or any Subsidiary of any of the foregoing.

(f)  Company covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation, cash-out and conversion of Options, pursuant to this Section 2.02, will qualify for exemption under Rule 16b-3(e) under the Exchange Act.

2.03  Warrants.

(a)  For purposes of this Agreement, the term “Warrant” means each outstanding unexercised warrant to purchase Company Shares granted by Company or an AVP Subsidiary to any Person (as defined in Section 8.10(i)) on or prior to the date hereof.

(b)  To the extent permitted pursuant to the terms of the respective agreement under which each Warrant was granted, prior to the Closing Date, Company shall take all actions necessary so that at the Effective Time, all Warrants shall be canceled. In consideration of such cancellation, and, in any event, upon the exercise of a Warrant by the holder thereof, each holder of a Warrant which was exercisable immediately prior to the Effective Time and canceled or exercised in accordance with this Section 2.03(b) and that has an exercise price per Common Share less than the Merger Consideration will be entitled to receive in settlement of such Warrant as promptly as practicable following the Effective Time, but in no event later than ten (10) Business Days after the Effective Time, a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to, (i) with respect to the Warrants listed in Section 2.03(b) of the Company Disclosure Schedule, an amount calculated pursuant to the terms of such Warrants, or (ii) with respect to all other Warrants, the product of (A) the total number of Company Shares otherwise issuable upon exercise of such Warrant and (B) the amount, if any, by which the Merger Consideration per Common Share exceeds the applicable exercise price per Common Share otherwise issuable upon exercise of such Warrant (in either case, the “Warrant Consideration”); provided, however, that with respect to any person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

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(c)  The Warrant Consideration described in Section 2.03(b) will satisfy in full the Company’s obligation to each Warrant holder pursuant to such Warrant and at the Effective Time all Warrants shall, without any action on the part of the Company or the holder, be deemed to have become exercisable for the Warrant Consideration.

(d)  Prior to the consummation of the acquisition of Company Shares by Acquisition Corp., Company shall take all actions (including, if appropriate, amending the terms of the relevant Warrant agreement) that are necessary to give effect to the transactions contemplated by this Section 2.03.

2.04  Payment for Preferred Shares, Common Shares, Options and Warrants in the Merger.

(a)  Prior to the Effective Time, Acquisition Corp. shall appoint a commercial bank or trust company reasonably acceptable to Company to act as exchange and paying agent, registrar and transfer agent (“Agent”) for the purpose of (i) exchanging certificates representing, immediately prior to the Effective Time, Preferred Shares for consideration as described in Section 2.01(a) above, (ii) exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the Merger Consideration, (iii) making payment of the aggregate Option Consideration in exchange for the cancellation of all then-outstanding Options, and (iv) making payment of the aggregate Warrant Consideration in exchange for the cancellation of the then-outstanding Warrants. Subject to Company’s obligations to deposit cash in the Payment Fund described in this Section 2.04(a), at or prior to the Effective Time, Acquisition Corp. shall deposit, or Acquisition Corp. shall otherwise take all steps necessary to cause to be deposited, in trust with Agent for the benefit of the holders of Preferred Shares, Common Shares, Options, and Warrants as the case may be, cash in an aggregate amount equal to the sum of (i) the product of (A) the number of Preferred Shares issued and outstanding immediately prior to the Effective Time and entitled to receive consideration in accordance with Section 2.01(a), and (B) the consideration payable per each Preferred Share pursuant to Section 2.01(a), (ii) the product of (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(b) and (B) the Merger Consideration, (iii) the amount necessary for the payment in full of the Option Consideration in accordance with Section 2.02(b) and (iv) the amount necessary for payment in full of the Warrant Consideration in accordance with Section 2.03(b) (such aggregate amount described in (i), (ii), (iii) and (iv) being hereinafter referred to as the “Payment Fund”). Company shall, as of the Closing Date, have sufficient unrestricted domestic cash on hand to pay any unpaid Expenses (as defined in Section 8.01(a)) (contemplated by Section 3.27 (including, without limitation, those incurred or which may be incurred by Financial Advisor and counsel to Company (including Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions)) and at the request of Acquisition Corp. or Parent, shall use reasonable best efforts to deposit all other available domestic cash of Company (taking into account the reasonable short-term working capital needs of Company) with Agent for deposit into the Payment Fund prior to the Effective Time. Agent shall, pursuant to instructions provided by Acquisition Corp., make the payments provided for in Section 2.01, Section 2.02 and Section 2.03 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to Agent pursuant to this Agreement shall be turned over to the party depositing such funds with Agent). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

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(b)  Promptly after the Effective Time, but in no event later than ten (10) Business Days after the Effective Time, Surviving Corporation shall cause Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Preferred Shares and/or Company Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal, in form approved by Company’s counsel, which approval shall not be unreasonably withheld, delayed or conditioned, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Agent, and (iii) instructions for use in surrendering such Certificates and receiving consideration in accordance with Section 2.01(a) with respect to each Preferred Share and the Merger Consideration with respect to each Common Share.

(c)  Upon surrender to Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within ten (10) Business Days after such surrender, in exchange therefor, (i) in the case of Preferred Shares (other than Preferred Shares to be canceled pursuant to Section 2.01(c)), cash in an amount equal to the product of (A) the number of Preferred Shares formerly represented by such Certificate and (B) the consideration payable per Preferred Share in accordance with Section 2.01(a) and (ii) in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(c)), cash in an amount equal to the product of (A) the number of Common Shares formerly represented by such Certificate and (B) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.04, each Certificate shall represent, for all purposes, (i) in the case of Certificates representing Preferred Shares (other than Preferred Shares to be canceled pursuant to Section 2.01(c)), only the right to receive an amount in cash equal to the consideration payable per Preferred Share in accordance with Section 2.01(a) multiplied by the number of Preferred Shares formerly evidenced by such Certificate without any interest or dividends thereon and (ii) in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(c)), only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

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(d)  The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of any Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e)  Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of Company upon the expiration of one hundred and eighty (180) days after the Closing Date shall be returned to Surviving Corporation, upon demand, and any former stockholders of Company who have not theretofore complied with this Article 2 shall, subject to Section 2.04(f), thereafter look to Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such stockholder. Following the Closing, Agent shall retain the right to invest and reinvest the Payment Fund on behalf of Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $100,000,000 and Surviving Corporation shall receive the interest earned thereon.

(f)  None of Acquisition Corp., Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the second anniversary of the Closing Date (or immediately prior to such earlier date on which any consideration including, but not limited to, consideration in accordance with Section 2.01(a), the Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.06(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and the agreement to indemnify Surviving Corporation against any claim that may be made against it with respect to such Certificate (and, at the reasonable request of Surviving Corporation, the posting by such person of a bond as indemnity against any claim that may be made against it with respect to such Certificate), Agent will issue in exchange for such lost, stolen or destroyed Certificate the consideration deliverable in respect thereof pursuant to this Agreement.

(h)  Each of Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Shares or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment or any other payment in connection with the transactions contemplated by this Agreement under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to each of Acquisition Corp. and Parent that:

3.01  Organization and Qualification. Company and each AVP Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the laws of its state of incorporation, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing (to the extent applicable) or to have such governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below in this Section 3.01). Except as set forth in Section 3.01 of the Company Disclosure Schedule, Company and each of AVP Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any effect, event, or change that individually or in the aggregate (i) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of Company and AVP Subsidiaries, taken as a whole, or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Company and AVP Subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the transactions contemplated hereby (the “Transactions”) in accordance with the terms hereof, except for any effect, event or change (x) that is generally applicable to the industry or markets in which Company and AVP Subsidiaries operate and not affecting Company or any AVP Subsidiary in any materially more adverse manner or degree therefrom, (y) that is generally applicable to the United States economy or securities markets or the world economy or international securities markets, or (z) the public announcement or existence of this Agreement and the transactions contemplated hereby.

3.02  Certificate of Incorporation Documents and Bylaws. The Certificate of Incorporation attached as Exhibit 3.02-A and the Bylaws attached as Exhibit 3.02-B to Company Disclosure Schedule are, respectively, true, complete and correct copies of Company’s Certificate of Incorporation and Bylaws, each in full force and effect as of the date hereof. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Company has heretofore made available to Acquisition Corp. a complete and correct copy of the Certificate of Incorporation and the Bylaws of each AVP Subsidiary, as in full force and effect as of the date hereof. No AVP Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

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3.03  Capitalization.

(a)  The authorized capital stock of Company consists of 80,000,000 Common Shares and 2,000,000 Preferred Shares. Except for Common Shares issued after the date hereof upon exercise of Options and Warrants outstanding as of the date hereof, (i) 19,824,539 Common Shares are issued and outstanding, (ii) 69,256 Preferred Shares are issued and outstanding, and (iii) no Company Shares are held by Company in its treasury. Company has 30,000,000 Common Shares reserved for issuance pursuant to the Stock Incentive Plan, of which 8,879,883 Common Shares are subject to outstanding Options, and the weighted average exercise price for such Options is $0.32 (except for any changes caused by the exercise of Options after the date hereof which were outstanding on the date hereof). Company has issued Warrants exercisable for 9,947,337 Common Shares, and weighted average exercise price for such Warrants is $1.70. There are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock of Company or obligating Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, Company or any AVP Subsidiary. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price, number of Common Shares issuable upon exercise of each such Option, vesting schedule of each such Option and the number of vested and unvested Options of each Option holder, except with respect to any unintentional misstatement which would not affect the number of Common Shares issuable upon exercise of the Options or the aggregate Option Consideration with respect to all Options. All of the Options were granted pursuant to the Stock Incentive Plan. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of a Warrant, together with the issuance date, exercise price, number of Common Shares issuable upon the exercise of such Warrant and the vesting schedule of such Warrant. All issued and outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each AVP Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, are owned by either Company or an AVP Subsidiary, free and clear of all Liens (as defined in Section 3.06(a)), other than Permitted Liens (as defined in Section 3.24(d)). There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any AVP Subsidiary to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of Company or any AVP Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Company or any AVP Subsidiary.

(b)  Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, neither Company nor any AVP Subsidiary is a party to, and to Company’s Knowledge (as defined in Section 8.10(f)), without having made inquiry of any of its stockholders, except for estate planning and similar trust agreements, no stockholders of Company are party to, any stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to Company Board. Company is not party to any such agreement or to any agreement granting registration rights to any Person.

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3.04  Authority Relative to this Agreement. Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding Company Shares entitled to vote thereon with respect to the Merger, and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding Company Shares entitled to vote thereon and the filing or recordation of the Certificate of Merger). This Agreement have been duly and validly executed and delivered by Company, and (assuming this Agreement constitutes a valid and binding obligation of Acquisition Corp. and Parent) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity. Upon consummation of the Transactions, (i) Parent will own all of the outstanding capital stock of the Company, including all of the outstanding Company Shares, (ii) all Options shall have been cancelled and be of no further force or effect, and (iii) all Warrants that have an exercise price per Common Share less than the Merger Consideration shall have become exercisable for the Warrant Consideration.

3.05  Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each Subsidiary of Company (each, “AVP Subsidiary” and collectively, “AVP Subsidiaries”) and the jurisdiction in which each such AVP Subsidiary is incorporated. Section 3.05 of the Company Disclosure Schedule sets forth for each AVP Subsidiary: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) Company’s direct or indirect equity interest therein. Except for (A) investments in marketable securities set forth in Section 3.05 of the Company Disclosure Schedule and (B) equity interests in AVP Subsidiaries, Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No AVP Subsidiary owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another AVP Subsidiary. Each AVP Subsidiary is directly or indirectly wholly-owned by Company.

3.06  No Violation and Required Filings and Consents.

(a)  The execution and delivery by Company of this Agreement does not, and the performance of this Agreement by Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of Company’s Certificate of Incorporation or Bylaws or conflict with or violate any provision of the Certificate of Incorporation or Bylaws of any AVP Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to Company or any AVP Subsidiary or by which any asset of Company or any AVP Subsidiary is bound or affected, (iii) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, materially conflict with, result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require any notice, or require any payment under, or give rise to a loss of any benefit to which Company or any AVP Subsidiary is entitled under any provision of any Material Contract (as defined in Section 3.17(a)) or (iv) result in the creation or imposition of a material lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of Company or any AVP Subsidiary.

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(b)  The execution and delivery by Company of this Agreement does not, and the performance of this Agreement and the consummation by Company of the Transactions will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind (“Governmental Authority”), except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations thereunder and filing and recordation of the Certificate of Merger.

3.07  SEC Reports and Financial Statements.

(a)  Company has filed all forms, reports, statements and schedules and made all other filings (the “SEC Reports”) with the United States Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder since February 28, 2005. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by Company with the SEC after the date hereof and prior to the Effective Time (the “Future SEC Reports”) (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, as applicable to such SEC Reports and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No AVP Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b)  Set forth in Section 3.07(b) of the Company Disclosure Schedule are copies of Company’s audited, consolidated balance sheet as of December 31, 2006 and statements of income and cash flows for the twelve (12) month period ended December 31, 2006 (collectively, the “Financial Statements”). Each of the Financial Statements and the consolidated financial statements (including, in each case, any notes thereto) of Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”) (except as otherwise stated in such financial statements, including the related notes, or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-QSB, 8-K or any successor forms under the Exchange Act), except as otherwise specifically set forth in Section 3.07(b) of the Company Disclosure Schedule, and each fairly presents the consolidated financial position, results of operations and cash flows of Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the absence of complete footnote disclosure and to normal and recurring quarterly and year-end adjustments, none of which, individually or in the aggregate is, or is reasonably expected to be, material). Except as set forth in Section 3.07(b) of the Company Disclosure Schedule, neither Company nor any AVP Subsidiary have any outstanding Indebtedness (as defined in the following sentence). For purposes of this Agreement, “Indebtedness” shall mean, with respect to any Person at a particular time and, in each case, except between or among Company and any AVP Subsidiary, (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any obligation for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities (incurred in the ordinary course of business consistent with past practice), (iv) any commitment by which such Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any obligation guaranteed in any manner by such Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized or synthetic leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a creditor against loss, (vii) any obligation secured by a Lien (other than a Permitted Lien) on such Person’s assets, (viii) any Liability under any deferred compensation plans, which Liability is payable or becomes due as a result of the transactions contemplated herein, and (ix) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise) that would become due or payable as a result of the consummation of the Transactions. There are no obligations under any letters of credit in effect as of the date hereof in excess of the amounts set forth in Section 3.07(b) of the Company Disclosure Schedule and any such obligations subsequent to the date hereof were entered into in the ordinary course of business in compliance with Article 5.

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(c)  Except as disclosed in Section 3.07(c) of the Company Disclosure Schedule, all accounts receivable of Company and AVP Subsidiaries, whether reflected in the Interim Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and, to Company’s Knowledge, are current and collectible net of any reserves shown in the Interim Financial Statements.

(d)  The management of Company has (i) designed disclosure controls and procedures (as defined under the Exchange Act) to ensure that material information relating to Company, including its consolidated subsidiaries, is made known to the management of Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to Company’s auditors and the audit committee of Company Board (A) all significant deficiencies in the design or operation of internal control over financial reporting (as defined under the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and have identified for Company’s auditors any material weaknesses in internal control over financial reporting (as defined under the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting (as defined under the Exchange Act). A summary of such disclosure made by management to the Company’s auditors and audit committee is set forth in Section 3.07(d) of Company Disclosure Schedule.

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(e)  Except as set forth in Section 3.07(e) of the Company Disclosure Schedule, neither Company nor any AVP Subsidiary is subject to any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise) (each, a “Liability” and collectively, “Liabilities”), except (i) Liabilities set forth on the face of the December 31, 2006 balance sheet included in Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 or the footnotes thereto, (ii) Liabilities that have arisen after December 31, 2006 in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (iii) Liabilities under Contracts (as defined in Section 8.10(e)) identified in Section 3.17(a) of the Company Disclosure Schedule or under Contracts not required to be identified on the Company Disclosure Schedule pursuant to Section 3.17 below which were entered into in the ordinary course of business consistent with past practice (but not Liabilities for any breach of any such Contract occurring on or prior to the Closing Date), or (iv) Liabilities not required by GAAP to be reflected on the consolidated balance sheet or notes thereto which would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, neither Company nor any AVP Subsidiary is a guarantor or otherwise liable for any Liability (including Indebtedness) of any Person other than the following bonds to the extent disclosed in Section 3.07(d) of the Company Disclosure Schedule: (x) indemnity bonds entered into the ordinary course of business (e.g., workers compensation), (y) utility bonds or (z) bonds entered into in connection with certain promotional activities and any similar Liabilities, in each case other than bonds which do not have a Liability exceeding $250,000 in the aggregate. No such bonds require any collateral.

(f)  Except as set forth in Section 3.07(f) of the Company Disclosure Schedule and other than as disclosed in Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006, neither Company nor any AVP Subsidiary is indebted to any director or officer of Company or any AVP Subsidiary (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to Company or any AVP Subsidiary and, since January 1, 2007, there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

(g)  The Company does not have any unresolved comments from the staff of the SEC with respect to any SEC Report covered by Section 3.07.

(h)  Company has no plans to file any amendments or modifications to any previously filed SEC Reports.

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3.08  Compliance with Applicable Laws. Except as set forth in Section 3.08 of the Company Disclosure Schedule, (i) neither Company nor any AVP Subsidiary is in violation of any Order (as defined in Article 6) of any Governmental Authority or any Law of any Governmental Authority applicable to Company or any AVP Subsidiary or any of their respective properties or assets and (ii) since February 28, 2005, the business operations of Company and the AVP Subsidiaries have been conducted in material compliance with all Laws of each Governmental Authority.

3.09  Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since January 1, 2007, Company and AVP Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:

(a)  any material change in any method of accounting or accounting practice by Company or any AVP Subsidiary nor have either Company or any AVP Subsidiary made any material write-down in the value of their respective inventory or accounts receivable or reversed any material accruals;

(b)  any transaction or commitment made, or any Contract entered into, by Company or any AVP Subsidiary relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by Company or any AVP Subsidiary of any contract or other right, in either case, material to Company and the AVP Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice;

(c)  any declaration of any dividend scheduled to be paid after the date hereof or, other than regular quarterly dividends and distributions from any AVP Subsidiary to Company or another AVP Subsidiary, any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of Company’s securities or any redemption, purchase or other acquisition of any of Company’s securities;

(d)  any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock, except for (i) the granting of Options or Warrants set forth in Section 3.03(a) of the Company Disclosure Schedule and (ii) the issuance of any Company Shares pursuant to the exercise of any Options or Warrants set forth in Section 3.03(a) of the Company Disclosure Schedule;

(e)  any amendment of any material term of any outstanding security of Company or any AVP Subsidiary;

(f)  any issuance by Company or any AVP Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options or Warrants set forth in Section 3.03(a) of the Company Disclosure Schedule and (ii) the issuance of any Company Shares pursuant to the exercise of any Options or Warrants set forth in Section 3.03(a) of the Company Disclosure Schedule;

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(g)  any incurrence, assumption or guarantee by Company or any AVP Subsidiary of any indebtedness for borrowed money other than the issuance of letters of credit in the ordinary course of business consistent with past practices of Company and AVP Subsidiaries;

(h)  any creation or assumption by Company or any AVP Subsidiary of any Lien on any assets other than Permitted Liens;

(i)  any making of any loans, advances or capital contributions to or investment in any entity or person, other than loans, advances or capital contributions to or investments in Company or AVP Subsidiaries;

(j)  any entry into any Contract related to the acquisition or disposition of any business or any material assets other than inventory in the ordinary course of business;

(k)  any effect, event or change that has had or is reasonably likely to have a Company Material Adverse Effect;

(l)  any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(a)) covering current or former employees, officers or directors of Company or any AVP Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or executives with a title of vice president or higher of Company or any AVP Subsidiary or, other than as required by an existing employment agreement disclosed to Parent prior to execution of this Agreement, any material increase in the compensation payable or to become payable to any other employee of Company or any AVP Subsidiary;

(m)  any entry by Company or any AVP Subsidiary into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director or executive of Company or any AVP Subsidiary or entry into any such agreement with director or executive with a title of vice president or higher for a non-contingent cash amount in excess of $25,000 per year or outside the ordinary course of business;

(n)  any entry into or termination of a collective bargaining agreement or any other agreement with a labor organization, written or oral, or amendment of the material terms of any such agreement;

(o)  any implementation of a plant closing or layoff that could implicate the WARN Act (as defined in Section 3.25(c));

(p)  any settlement or compromise of any material litigation or other dispute affecting Company or any AVP Subsidiary;

(q)  any capital expenditures that amount in the aggregate to more than $100,000 or any commitments with respect to capital expenditures and other planned capital expenditures through the Closing Date in the ordinary course of business that amount in the aggregate to more than $100,000;

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(r)  any authorization of, or agreement by Company or any AVP Subsidiary to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement; or

(s)  any material elections relating to Taxes (as defined in Section 8.10(k)) or revocation of such elections, any material change in any tax accounting practices, procedures, or methods relating to any material amount of Taxes of Company or any AVP Subsidiary, or settling or compromising of any legal proceeding or controversy relating to any material increase or decrease in the amount of Taxes of Company or any AVP Subsidiary.

3.10  Change of Control. Section 3.10 of the Company Disclosure Schedule sets forth (i) all Contracts with Company or any AVP Subsidiary, including but not limited to, severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement with any Person, pursuant to which a Liability is due or would become payable, in whole or in part, directly as a result of the consummation of any of the Transactions, (ii) all Contracts with Company or any AVP Subsidiary, that require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights and (iii) the amount of any compensation, remuneration or other amounts which are or may be due or payable by Company or any AVP Subsidiary as a result of the Transactions under such Contracts (including any such Liabilities which are or may be due or payable by Company or any AVP Subsidiary assuming that each employee of Company that is a party to a Contract is terminated without cause immediately following the consummation of the Merger).

3.11  Litigation. Section 3.11 of the Company Disclosure Schedule sets forth each suit, claim, charge, complaint, action, grievance, arbitration, proceeding or investigation pending or, to Company’s Knowledge, threatened against Company or any AVP Subsidiary, at law or in equity other than workers’ compensation claims or general liability claims which individually do not exceed $10,000. Except as set forth in Section 3.11 of the Company Disclosure Schedule neither Company nor any AVP Subsidiary is subject to any outstanding material order, writ, injunction or decree. All workers’ compensation claims and general liability claims taken in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.12  Information in Proxy Statement. The representations and warranties contained in this Section 3.12 will not apply to statements or omissions included in the Company Disclosure Documents (as defined in Section 3.12(a)) based upon information furnished to Company in writing by Parent, Acquisition Corp. or any of their respective representatives specifically for use therein.

(a)  Each document required to be filed by Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of Company containing information required by Regulation 14A under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

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(b)  At the time the Proxy Statement, if any, or any amendment or supplement thereto is first mailed to stockholders of Company and at the time such stockholders vote on adoption of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.13  Benefit Plans.

(a)  Section 3.13(a) of the Company Disclosure Schedule contains a complete and correct list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material benefit plan, program, agreement or arrangement maintained, sponsored, contributed or required to be contributed to by Company or any AVP Subsidiary or with respect to which Company or any AVP Subsidiary has any current or potential obligation or liability (collectively, the “Benefit Plans”). Company has provided to Parent or Acquisition Corp. correct and complete copies of (i) each Benefit Plan document, (ii) the three most recent annual reports on Form 5500 as filed with respect to each Benefit Plan (and all attachments thereto), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) the most recent determination letter received from the Internal Revenue Service, if applicable, and (v) each trust agreement, insurance contract, group annuity contract or funding arrangement relating to any Benefit Plan.

(b)  Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

(c)  None of Company, any AVP Subsidiary or any ERISA Affiliate (as defined below in this paragraph) maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a “multiple employer plan” (as such term is defined in Section 210 of ERISA or Section 413(c) of the Code), (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither Company nor any AVP Subsidiary has any obligation or liability to provide post-employment or post-termination welfare or welfare-type benefits to any Person, and Company, AVP Subsidiaries and the ERISA Affiliates have complied and are in compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law. For purposes of this Agreement, an “ERISA Affiliate” means each Person that at any relevant time is or was treated as a single employer with Company or any AVP Subsidiary under Section 414 of the Code.

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(d)  Each Benefit Plan has been maintained, funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws. All contributions and premium payments with respect to the Benefit Plans that have been required to be made in accordance with the terms of the Benefit Plans and applicable laws have been timely made, and all contributions and premium payments with respect to the Benefit Plans for any period ending on or before the Closing Date that are not yet due shall have been made or properly accrued.

(e)  None of Company, any AVP Subsidiary or any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (with in the meaning of Section 3(14) of ERISA) has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan. No “fiduciary” (within the meaning of Section 3(21) of ERISA) of any Benefit Plan has any current or potential obligation or liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. There is no action, suit, investigation, proceeding, audit, inquiry or claim pending or threatened with respect to any Benefit Plan, other than routine claims for benefits under any Benefit Plan.

(f)  The transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan and will not otherwise accelerate or increase any current or potential liability or obligation thereunder.

(g)  Neither Company nor any AVP Subsidiary has any current or potential obligation or liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code with any other entity.

(h)  Each Benefit Plan which is a nonqualified deferred compensation plan is in “good faith compliance” in all material respects, in both form and operation, with Section 409A of the Code and the guidance promulgated thereunder. No payment to be made under any Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.14  Taxes.

(a)  All Tax Returns (as defined in Section 8.10(l)) required to have been filed by Company and AVP Subsidiaries have been filed prior to the due date for such Tax Returns, and each such Tax Return is true, correct, accurate and prepared in accordance with applicable law. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, all Taxes of Company and AVP Subsidiaries have been paid whether or not shown on any Tax Return. Company and AVP Subsidiaries have timely withheld and paid to the appropriate taxing authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any third-party. There are no Liens on any assets of Company or any AVP Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.

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(b)  Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there is no audit, claim, action, suit, proceeding or investigation pending against Company or any AVP Subsidiary in respect of any Taxes, nor has Company or any AVP Subsidiary been informed of the commencement or anticipated commencement of any such activity. No written claims have been made by any taxing authority in a jurisdiction where Company and AVP Subsidiaries do not file Tax Returns that Company or any AVP Subsidiary is or may be subject to taxation in that jurisdiction. Neither Company nor any AVP Subsidiary (nor any member of any affiliated, consolidated, combined or unitary group of which Company or any AVP Subsidiary is a member) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(c)  The unpaid Taxes of Company and AVP Subsidiaries do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on Company’s Interim Financial Statements and the most recent balance sheet of any AVP Subsidiaries that are not consolidated with Company for balance sheet purposes, nor do the unpaid Taxes of Company or any AVP Subsidiary exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and AVP Subsidiaries in filing their Tax Returns. Since the date of the Interim Financial Statements, neither Company nor any AVP Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, except in the ordinary course of business consistent with past custom and practice.

(d)  Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns for Company and AVP Subsidiaries filed for all periods since December 31, 2003, and all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from any taxing authority since the same date or that may apply to Company or any AVP Subsidiary after the Closing Date. Section 3.14(d) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Company and AVP Subsidiaries file Tax Returns. Section 3.14(d) of the Company Disclosure Schedule lists Company and each AVP Subsidiary and whether each such entity is treated for Tax purposes as a corporation, association, partnership or other entity, or whether such entity is disregarded for Tax purposes.

(e)  Neither Company nor any AVP Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date or (v) any prepaid amounts received on or prior to the Closing Date.

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(f)  Neither Company nor any AVP Subsidiary (i) is currently subject to a limitation under Section 383 or 384 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) is a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations, (iii) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, (iv) is or has ever been a “United States Real Property Holding Company” within the meaning of Section 897 of the Code, (v) is a party to any contract, agreement, plan or arrangement including, without limitation, this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code, (vi) has taken any position on a federal income tax return that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code without disclosing such position as provided in the applicable Treasury Regulations, (vii) is subject to the dual consolidated loss provisions of Section 1503(d) of the Code, (viii) is subject to the overall foreign loss provisions of Section 904(f) of the Code, (ix) is subject to the recharacterization provisions of Section 952(c)(2) of the Code, (x) is or has ever been subject to the international boycott provisions of Section 999 of the Code or (xi) has ever been a party to any transaction or arrangement which may have caused an extension of any statute of limitations related to Taxes, including an extension because the transaction or arrangement was required to be, but was not, reported to any taxing authority.

(g)  Neither Company nor any AVP Subsidiary (i) has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign law, (ii) has any liability for the Taxes of any Person as transferee or successor, by contract or otherwise or (iii) is a party to any Tax allocation or Tax sharing agreement.

3.15  Intellectual Property.

(a)  Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property (as defined in Section 3.15(b)) owned by Company and each AVP Subsidiary, (b) pending patent applications and applications for registrations of other Intellectual Property filed by Company and each AVP Subsidiary, (c) material unregistered trademarks, service marks, and copyrights owned by Company and each AVP Subsidiary, and (d) except for shrink-wrap, click-wrap or other standard form licenses for unmodified commercially available software purchased or licensed for less than $25,000, all written licenses and other agreements by which Company and each AVP Subsidiary grants to any third party the right to use any Intellectual Property owned by Company and AVP Subsidiaries, all licenses and other agreements by which any third party grants to Company or any AVP Subsidiary the right to use any material Intellectual Property and all other agreements that restrict Company’s and each AVP Subsidiary’s ability to use or disclose any material Intellectual Property owned or used by Company or any AVP Subsidiary, in each case identifying the subject Intellectual Property.

(b)  Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, Company and each AVP Subsidiary owns and possesses, free and clear of any Liens, or has a valid and enforceable written license or otherwise has the right to use, all Intellectual Property set forth in or required to be set forth in Section 3.15(a) of the Company Disclosure Schedule and all other Intellectual Property necessary for the operation of their respective businesses as currently conducted. As used in this Agreement, the term “Intellectual Property” means: (i)  registered and unregistered trademarks, service marks, trade names, Internet domain names, and trade dress (including the good will associated with each); (ii)  patents, patent applications, patent disclosures, inventions and related know how; (iii)  registered and unregistered copyrights, copyrightable works and mask works; (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein; (v) trade secrets and confidential information; and (vi) all other intellectual property rights.

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(c)  Company and AVP Subsidiaries have taken reasonable steps to maintain and protect the material Intellectual Property owned by Company or AVP Subsidiaries and will continue to take such steps to maintain and protect all of the Intellectual Property prior to Closing, in each such case so as not to adversely affect the validity or enforceability thereof.

(d)  Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, (i) all of the Intellectual Property owned by Company or any AVP Subsidiary is valid and enforceable, (ii) no claim by any third party has been made that is currently outstanding or to Company’s Knowledge, is threatened, against Company or any AVP Subsidiary contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by Company or any AVP Subsidiary, (iii) to Company’s Knowledge, neither Company nor any AVP Subsidiary has infringed, misappropriated or otherwise conflicted with, and the operation of their business as currently conducted will not infringe, misappropriate or conflict with, any Intellectual Property of any third party, (iv) neither Company nor any AVP Subsidiary has received any notices asserting claims of the type described in clause (iii) immediately preceding (including, without limitation, any demands to license any Intellectual Property from any third party), and (iv) to Company’s Knowledge, none of the Intellectual Property owned or used by Company or any AVP Subsidiary has been or is currently being infringed, misappropriated or otherwise violated by any third party. The transactions contemplated by this Agreement will not have a Company Material Adverse Effect on Company’s and AVP Subsidiaries’ right, title or interest in and to the Intellectual Property owned or used by Company or any AVP Subsidiary and all of such Intellectual Property shall be owned or available for use by Company and AVP Subsidiaries on substantially the same terms and conditions immediately after the Closing.

3.16  Licenses and Permits. Company and AVP Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (the “Permits”) necessary for Company and AVP Subsidiaries to own, lease and operate its properties and carry on its business as it is now being conducted in all material respects (the “Company Permits”). As of the date hereof, all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of Company Permits is pending or, to Company’s Knowledge, threatened. Except as set forth in Section 3.16 of the Company Disclosure Schedule, none of the Company Permits will be terminated or impaired in any material respect or become terminable, in whole or in part, as a result of the Transactions.

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3.17  Material Contracts.

(a)  Section 3.17(a) of the Company Disclosure Schedule sets forth a list (in effect as of the date hereof) of each of the following Contracts (and each amendment or modification thereto): (i) pension, profit sharing, equity option, employee equity purchase, bonus or other plan or Contract of Company or any AVP Subsidiary providing for deferred or other compensation to employees, former employees or consultants, or any collective bargaining agreement or other Contract of Company or any AVP Subsidiary with any labor union; (ii) Contract for the employment of any officer, individual employee or other Person relating to Company or any AVP Subsidiary on a full-time, part-time, consulting or other basis requiring annual payment by Company or any AVP Subsidiary of at least $100,000 or relating to loans to members, managers, officers, directors or Affiliates of Company or any AVP Subsidiary; (iii) Contract providing for any post-employment obligations to any past or current employee; (iv) Contract under which Company or any AVP Subsidiary has advanced or loaned or agreed to advance or loan to any other Person amounts exceeding $20,000 in the aggregate, other than from Company or an AVP Subsidiary in the ordinary course of business, which is set forth in Section 3.17(a) of the Company Disclosure Schedule, but it is understood that such schedule is only current as of the date hereof; (v) Contract of Company or any AVP Subsidiary relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of Company and AVP Subsidiaries; (vi) Contract by which Company or any AVP Subsidiary guarantees, endorses or otherwise becomes or is contingently liable upon the Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person; (vii) Contract under which Company or an AVP Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000; (viii) Contract under which Company or an AVP Subsidiary is lessor of or permits any other Person to hold or operate any property, real or personal, owned or controlled by Company or an AVP Subsidiary other than immaterial rights of way, easements, covenants or similar rights to real property; (ix) Contract of Company or any AVP Subsidiary that is a settlement, conciliation or similar agreement requiring payment as of or after the execution date hereof of consideration in excess of $10,000 or satisfaction of any monitoring or reporting responsibilities to any Governmental Authority outside the ordinary course of business; (x) material Contract of Company or any AVP Subsidiary relating to any intangible property (including any Intellectual Property) or any other agreements affecting Company’s or any AVP Subsidiary’s ability to use or disclose any Intellectual Property; (xi) warranty agreement of Company or any AVP Subsidiary relating to the services rendered or products sold or leased by it; (xii) distribution, promotion, supply or franchise agreement of Company or any AVP Subsidiary; (xiii) each Contract of Company or any AVP Subsidiary with a term of more than six (6) months which is not terminable by Company or an AVP Subsidiary upon less than thirty-two (32) days’ notice without material penalty and involves consideration in excess of $50,000 in the aggregate annually; (xiv) Contract prohibiting Company or any AVP Subsidiary from freely engaging in business in any jurisdiction in the world in any material respect; and (xv) Contract or group of related Contracts of Company or any AVP Subsidiary which involves a consideration in excess of $100,000 in the aggregate annually (the items listed in clauses (i) through (xv) above, together with any Contract required to be disclosed pursuant to Section 3.15, collectively, the “Material Contracts”). Company has made available to Acquisition Corp. a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Statement.

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(b)  Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) neither Company nor any AVP Subsidiary is, nor to Company’s Knowledge, is any other party, in material default under any Material Contract and (ii) there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute a material default. All Contracts to which Company or any AVP Subsidiary is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against Company or any such AVP Subsidiary, as the case may be, and, to Company’s Knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity.

(c)  Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, no Material Contract will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time.

3.18  Environmental and Safety Requirements. Except as set forth in Section 3.18 of the Company Disclosure Schedule:

(a)  Company and AVP Subsidiaries have at all times complied and are in compliance with all Environmental and Safety Requirements (as defined in Section 3.18(e)), which compliance has included obtaining and complying at all times with all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of Company’s or AVP Subsidiaries’ properties or facilities and the operation of its business.

(b)  Neither Company nor any AVP Subsidiary has received any written, or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, with respect to past or current operations of the business, or its past or current real properties or facilities and arising under Environmental and Safety Requirements.

(c)  Neither Company nor any AVP Subsidiary, nor any predecessor or Affiliate of Company or any AVP Subsidiary, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any substance, including without limitation any Hazardous Substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any liabilities (contingent or otherwise), including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other Environmental and Safety Requirements.

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(d)  Neither Company nor any AVP Subsidiary have, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

(e)  Company and AVP Subsidiaries have furnished to Acquisition Corp. and Parent all environmental audits, reports and other environmental documents relating to Company or any AVP Subsidiary or its or their current operations, properties or facilities (and any past operations, properties or facilities with respect to which environmental matters remain unresolved ) which are in their possession or under its or their reasonable control.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment.

“Hazardous Substances” shall mean any hazardous, toxic or polluting substance, material or waste or any other substance for which liability or standards of conduct are imposed under Environmental and Safety Requirements, and shall include including petroleum or any derivative or by-product thereof, asbestos containing materials, radioactive materials, odors, mold and polychlorinated biphenyls.

3.19  Opinion of Financial Advisor. The Special Committee has received the written opinion of Jefferies & Company, Inc. (“Financial Advisor”) to the effect that, as of the date hereof, subject to the factors and assumptions in the opinion, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders from a financial point of view. Company has made available a copy of such opinion to Parent.

3.20  Brokers. Except for the liability to Financial Advisor pursuant to the engagement letter by and between Company and Financial Advisor, delivered to Parent and Acquisition Corp. prior to the date hereof, neither Company nor any AVP Subsidiary has or will have any liability for any brokerage fees, commissions, finder’s fees or investment banking fees connection with the Transactions. Prior to the execution hereof, Company has made available to Parent and Acquisition Corp. a complete and correct copy of all agreements between Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating the Transactions.

3.21  Special Committee and Company Board Recommendations. The Special Committee has unanimously (i) declared the advisability of this Agreement and the Transactions, (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the holders of Company Shares, (iii) determined that the Merger Consideration is fair to and in the best interests of the holders of Company Shares, (iv) recommended that Company Board approve and adopt this Agreement and the Transactions, including the Merger, and (v) resolved to recommend that the holders of Company Shares approve and adopt this Agreement, the Merger and the Transactions. Based upon the recommendation of the Special Committee, Company Board, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Transactions and approved and adopted this Agreement and the Transactions, including the Merger, in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws, (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the holders of Company Shares, (iii) determined that the consideration to be paid in the Merger is fair to and in the best interests of holders of Company Shares and (iv) resolved to recommend that the holders of Company Shares approve and adopt this Agreement, the Merger and the Transactions, in each case upon the terms and subject to the conditions set forth in this Agreement.

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3.22  Required Stockholder Vote. The approval of this Agreement at the Stockholders Meeting (as defined in Section 5.02(a)) by the holders of a majority of the issued and outstanding Company Shares entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote of the holders of any class or series of Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

3.23  Related Party Transactions. Except as set forth in Section 3.23 of the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, no director, executive officer, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of Company or any AVP Subsidiary or any person who beneficially owns five percent (5%) of the issued and outstanding Company Shares (i) is a party to any Contract with or binding upon Company or any AVP Subsidiary or any of their respective properties or assets (ii) has any material interest in any material property owned by Company or any AVP Subsidiary or (iii) has engaged in a transaction with any of the foregoing within the last twelve (12) months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24  Assets and Properties.

(a)  Company and AVP Subsidiaries have good title to, or a legal, valid, binding, enforceable and in full force and effect leasehold interest in or valid right to use, all material properties and assets used by them, located on their premises or shown on the consolidated balance sheet of Company and AVP Subsidiaries as of the date hereof or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business since the date hereof, except for Liens disclosed on such consolidated balance sheet, and except for Permitted Liens). Company and AVP Subsidiaries own, have a valid leasehold interest in, or have the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of their businesses as presently conducted. All of Company’s and AVP Subsidiaries’ buildings (including all components of such buildings, structures and other improvements), and all equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in adequate condition and repair (ordinary wear and tear excepted) for the operation of their businesses as presently conducted.

(b)  Neither Company nor any AVP Subsidiary owns any real property.

(c)  Section 3.24(c) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document) used or intended to be used in or otherwise related to the business. Company has made available to Parent and Acquisition Corp. a complete copy of each such Lease. Neither Company nor any AVP Subsidiary are party to any oral Leases. Except as set forth in Section 3.24(c) of the Company Disclosure Schedule, with respect to each of the Leases: (i) as to Company and AVP Subsidiaries, such Lease is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) the transaction contemplated by this Agreement does not require the consent of or notice to any other party to such Lease, will not result in a material breach of or material default under such Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) none of Company, AVP Subsidiaries, or, to Company’s Knowledge, any other party to the Lease is in material breach or material default under such Lease and no event, with the passage of time or giving of notice or both, would constitute a material breach or default under such Lease; (iv) the other party to such Lease is not an Affiliate of Company or any AVP Subsidiary; (v) neither Company nor any AVP Subsidiary has subleased, licensed or otherwise granted any Person the contractual right to use or occupy such Leased Real Property or any portion thereof; (vi) neither Company nor any AVP Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (vii) there are no Liens on the estate or interest created by such Lease except for Permitted Liens. Except as set forth in Section 3.24(c) of the Company Disclosure Schedule, none of the Leases contain any capital expenditure requirements or remodeling obligations of Company or any AVP Subsidiary other than ordinary maintenance and repair obligations.

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(d)  For purposes of this Agreement, “Permitted Liens” shall mean (i) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Company Material Adverse Effect and for which appropriate reserves have been established by Company in accordance with GAAP, (ii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (iii) Liens securing executory obligations under any lease that constitutes an “operating lease,” (iv) such easements, covenants and other restrictions or encumbrances of record as do not materially affect the ownership or use of the properties or assets subject thereto or affected thereby or otherwise materially affect, restrict or impair business operations at such properties and (v) Liens for taxes or governmental assessments, charges or claims the payment of which is not yet due, or Liens for taxes the validity of which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established by Company in accordance with GAAP.

3.25  Labor and Employment Matters.

(a)  Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, with respect to Company or any AVP Subsidiary, (i) there is no labor strike, material labor dispute, slowdown, stoppage or lockout actually pending, or, to Company’s Knowledge, threatened, and during the past three (3) years there has not been any such action, (ii) there is no collective bargaining agreement with any labor organization, (iii) to Company’s Knowledge, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition, (iv) to Company’s Knowledge, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists, (v) Company and AVP Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, including (without limitation) those Laws relating to collective bargaining, wages and hours, equal employment opportunity, and occupational safety and health, immigration, layoffs, and the collection and payment of taxes and other withholdings, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (vi) to Company’s Knowledge, there is no workers’ compensation liability, experience or matter arising outside of the ordinary course of business; (vii) there is no employment-related charge, complaint, material grievance, investigation, inquiry or obligation of any kind, pending or  to Company’s Knowledge, threatened in any form, relating to an alleged violation or breach by Company or any AVP Subsidiary (or its or their officers or directors) or any law, regulation or contract; and (viii) to Company’s Knowledge, no employee or agent of Company or any AVP Subsidiary has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.

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(b)  Except as set forth in Section 3.25(b) of the Company Disclosure Schedule, to Company’s Knowledge, as of the date hereof, no officer with a title of vice president or higher of Company or any AVP Subsidiary (A) has any present intention to terminate his or her employment, or (B) is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of Company and AVP Subsidiaries, except agreements between Company or any AVP Subsidiary and its present and former officers and employees.

(c)  Since February 28, 2005, neither Company or any AVP Subsidiary has implemented any plant closing or mass layoff that triggered notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Purchaser.

3.26  Insurance. Set forth in Section 3.26 of the Company Disclosure Schedule is a list of all property, casualty and general liability insurance policies and surety bonds maintained by Company and each AVP Subsidiaries and a description of the type of insurance covered by such policies, the dollar limit and deductible of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and, to Company’s Knowledge, Company and AVP Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Section 3.26 of the Company Disclosure Schedule, as of the date hereof, neither Company nor any AVP Subsidiary maintains any self-insurance or co-insurance programs covering property, casualty and general liability. Except as set forth in Section 3.26 of the Company Disclosure Schedule, as of the date hereof, neither Company nor any AVP Subsidiary has any material disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by Company or any AVP Subsidiary.

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3.27  Company Expenses. Section 3.27 of the Company Disclosure Schedule sets forth, as of the Effective Time, the maximum amount of Expenses incurred or which may be incurred after December 31, 2006 but prior to the Effective Time by Company in connection with the Transactions including, but not limited to, those incurred or which may be incurred by Financial Advisor and counsel to Company (including Expenses incurred in connection with the preparation and filing of the Proxy Statement).

3.28  Suppliers. Section 3.28 of the Company Disclosure Schedule sets forth a list of the top ten (10) suppliers of Company and the AVP Subsidiaries (by volume of purchases from such suppliers), for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006. Neither Company nor any AVP Subsidiary has received any notification from any supplier to Company or any AVP Subsidiary set forth on such list to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Company and any AVP Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.29  State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Company is applicable to the Merger or the other Transactions. The action of the Company Board in approving this Agreement and the Transactions provided for herein is sufficient to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the Transactions provided for herein.

3.30  Rights Plan. Company has no rights plan (a.k.a. a poison pill) and neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will cause any rights to become exercisable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

Parent and Acquisition Corp. represent and warrant to Company that:

4.01  Organization and Qualification. Each of Acquisition Corp. and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Acquisition Corp. Material Adverse Effect (as defined below in this Section 4.01). Each of Acquisition Corp. and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Acquisition Corp. Material Adverse Effect. As used in this Agreement, the term “Acquisition Corp. Material Adverse Effect” means any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Parent and Acquisition Corp. to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

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4.02  Certificate of Incorporation Documents and Bylaws. Parent has heretofore made available to Company a complete and correct copy of the Certificate of Incorporation and the Bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Parent has heretofore made available to Company a complete and correct copy of the Certificate of Incorporation and the Bylaws (or equivalent organizational documents) of each Subsidiary of Parent (including Acquisition Corp.) in full force and effect as of the date hereof. No Subsidiary of Parent (including Acquisition Corp.) is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents). Acquisition Corp. is or immediately prior to the Closing Date, will be a wholly-owned subsidiary of Parent.

4.03  Authority Relative to this Agreement. Each of Acquisition Corp. and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquisition Corp. or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by each of Acquisition Corp. and Parent, and (assuming this Agreement constitutes a valid and binding obligation of Company) constitutes the valid and binding obligations of each of Acquisition Corp. and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.04  No Violation; Required Filings and Consents.

(a)  The execution and delivery by each of Acquisition Corp. and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Acquisition Corp. and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s Certificate of Incorporation or Bylaws or conflict with or violate any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of any Subsidiary of Parent (including Acquisition Corp.), (ii) conflict with or violate any Law applicable to Parent or any AVP Subsidiary or by which any asset of Parent or any AVP Subsidiary is bound or affected, (iii) materially conflict with, result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any Subsidiary of Parent or any party controlling Parent is entitled under any provision of any Contract or (iv) result in the creation or imposition of a material Lien on any asset of Parent or any AVP Subsidiary, in each case, in a manner that would prevent the consummation of the Transaction or have a material adverse effect on Acquisition Corp.’s ability to consummate the transaction.

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(b)  The execution and delivery by each of Acquisition Corp. and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Acquisition Corp. and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act and the rules and regulations thereunder and the filing and recordation of the Certificate of Merger.

4.05  Litigation. There is no material suit, claim, action, proceeding or investigation pending or, to Parent’s Knowledge, threatened against Parent or Acquisition Corp., at law or in equity. As of the date hereof, neither Parent nor Acquisition Corp. is subject to any outstanding order, writ, injunction or decree.

4.06  Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its Subsidiaries.

4.07  Information to be Supplied. None of the information to be supplied by Parent to Company for inclusion in the Proxy Statement to be filed by Company with the SEC and to be sent to the stockholders of Company in connection with the Stockholders Meeting will, at the time it is sent to the stockholders of Company or at the time of the Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.08  Acquisition Corp. Acquisition Corp. has been formed for the purpose of engaging in the Transactions and prior to the Merger will have engaged in no other business activities.

4.09  Sufficient Funds. Parent and Acquisition Corp., collectively, have sufficient funds available to consummate the Transactions.

ARTICLE 5

COVENANTS

5.01  Interim Operations. Except as otherwise contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule or as consented to in writing by Parent, Company covenants and agrees that during the period from the date hereof to the Effective Time (or until termination of this Agreement in accordance with Article 7):

(a)  the business and operations of Company and AVP Subsidiaries shall be conducted only in the ordinary course of business and Company shall, and shall cause each AVP Subsidiary to, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with its material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with it and to preserve the goodwill of its respective businesses;

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(b)  Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, warrants, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any AVP Subsidiary, any other securities or any securities convertible or exercisable into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Company Shares upon the exercise of Options or Warrants outstanding as of the date hereof or (ii) purchase, repurchase, redeem or otherwise acquire, and shall ensure that no AVP Subsidiary shall purchase, repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of Company or any AVP Subsidiary (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of Company or any AVP Subsidiary);

(c)  Company (i) shall retain, and shall not sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it directly or indirectly in any AVP Subsidiary or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any AVP Subsidiary, (ii) shall not amend or otherwise change its Certificate of Incorporation or Bylaws, and shall ensure that no AVP Subsidiary shall amend its Certificate of Incorporation or Bylaws and (iii) shall not split, combine or reclassify any shares of its capital stock, and shall ensure that no AVP Subsidiary shall split, combine or reclassify any shares of its capital stock;

(d)  Company shall not, and shall ensure that no AVP Subsidiary shall, declare, set aside or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by AVP Subsidiaries to Company or to other AVP Subsidiaries consistent with past practices);

(e)  neither Company nor any AVP Subsidiary shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except increases in the ordinary course of business consistent with past practice of less than ten percent (10%) of each such individual’s salary for non-officer employees, increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed or described in Section 5.01(e) of the Company Disclosure Schedule and except in connection with accelerating the vesting schedules of the Options and the Warrants and terminating the Options, Warrants and the Stock Plan, (ii) enter into any new or materially amend or terminate any existing employment, consulting, severance, termination, change-of-control or indemnification agreement with any current or former director, officer or employee of Company, (iii) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, as may be required to comply with applicable Law and as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02), become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02), pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement), except in connection with accelerating the vesting schedules of the Options and the Warrants and terminating the Options, Warrants and the Stock Plan;

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(f)  Company shall not, and shall ensure that no AVP Subsidiary shall, acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof other than non-taxable transfers by or among AVP Subsidiaries;

(g)  Company shall not, and shall ensure that no AVP Subsidiary shall, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 5.01(g) of the Company Disclosure Schedule, (ii) immaterial properties or assets (or immaterial portions of properties or assets, including those described in Section 5.01(g) of the Company Disclosure Schedule), (iii) inventory in the ordinary course of business consistent with past practice, (iv) Permitted Liens and (v) non-taxable transfers by or among AVP Subsidiaries;

(h)  Company shall not, and shall ensure that no AVP Subsidiary shall, issue any letter of credit other than pursuant to the issuance of letters of credit in the ordinary course of business consistent with past practices of Company and AVP Subsidiaries in an amount not to exceed $150,000 in the aggregate, incur, assume or pre-pay any Indebtedness, enter into any agreement to incur, assume or pre-pay any Indebtedness, guarantee, or agree to guarantee, any such Indebtedness or obligation of another person, issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of Company or any AVP Subsidiary, guarantee any debt securities of others, enter into any “keep” well or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

(i)  Company shall not, and shall ensure that no AVP Subsidiary shall, make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity, other than (i) loans or advances in the ordinary course of business pursuant to Material Contracts in an amount not to exceed $50,000 in the aggregate, (ii) such loans between or among Company and any AVP Subsidiary and (iii) cash advances to Company’s or any such AVP Subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

(j)  Company shall not, and shall ensure that no AVP Subsidiary shall, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of AVP Subsidiaries permitted under this Agreement, other than in the ordinary course of business consistent with past practice;

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(k)  neither Company nor any AVP Subsidiary shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any AVP Subsidiary (other than any transaction specifically contemplated by this Agreement);

(l)  Company shall not, and shall ensure that no AVP Subsidiary shall, (i) enter into, terminate or materially amend, modify or supplement any Contract outside the ordinary course of business consistent with past practice (except as may be necessary for Company to comply with its obligations hereunder), (ii) enter into, terminate or materially amend, modify or supplement, any Lease or Material Contract, other than in the ordinary course of business consistent with past practice, or (iii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Contract or otherwise);

(m)  Company shall not, and shall ensure that no AVP Subsidiary shall, authorize or make any capital expenditures (other than pursuant to commitments prior to the date hereof or other planned capital expenditures in the ordinary course of business consistent with past practices disclosed in Section 5.01(m) of the Company Disclosure Schedule by category) or make any commitments with respect to capital expenditures or other planned capital expenditures in the ordinary course of business consistent with past practices in excess of $50,000 in the aggregate;

(n)  Company and AVP Subsidiaries (i) shall continue in force insurance with insurance companies who are experienced in underwriting insurance for businesses similar to Company’s business and adequately covering risks of such types and in such amounts as are consistent with Company’s past practices and (ii) shall use reasonable best efforts not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(o)  Company shall not, and shall ensure that no AVP Subsidiary shall, establish or acquire (i) any Subsidiary other than wholly-owned Subsidiaries or (ii) Subsidiaries organized outside of the United States and its territorial possessions;

(p)  Company shall not, and shall ensure that no AVP Subsidiary shall, amend, modify or waive any term of any outstanding Options, Warrants or other securities of Company or any AVP Subsidiary, except (i) as required by this Agreement, or (ii) in connection with terminating the Options and the Stock Plan;

(q)  Company shall, and shall cause each AVP Subsidiary to, (i) maintain any real property in which any of Company and AVP Subsidiaries have any ownership or leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition in all material respects, subject to reasonable wear and tear and subject to any casualty or condemnation and Permitted Liens, subject to the expiration of real property in accordance with their terms or (ii) pay, prior to the imposition of any Lien or material penalty all taxes, water and sewage rents, assessments and insurance premiums affecting such real property or contest them in good faith;

(r)  Company shall not, and shall ensure that no AVP Subsidiary shall, enter into, terminate or materially amend any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

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(s)  Company shall not, and shall ensure that no AVP Subsidiary shall, conduct any plant closing or layoff that could implicate the WARN Act;

(t)  Company shall not, and shall ensure that no AVP Subsidiary shall, enter into any material settlement, conciliation or similar agreement;

(u)  Company shall not, and shall ensure that no AVP Subsidiary shall, settle or compromise any pending or threatened suit, action, claim or litigation, except with respect to the settlement or compromise of any such matter which does not involve equitable or injunctive relief and does not obligate Company and AVP Subsidiaries to make aggregate cash payments exceeding $50,000 individually or $100,000 in the aggregate;

(v)  except as set forth in Section 5.01(v) of the Company Disclosure Schedule, Company shall not, and shall ensure that no AVP Subsidiary shall, change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by Company and AVP Subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in U.S. generally accepted accounting principles;

(w)  Company shall not, and shall ensure that no AVP Subsidiary shall, revalue in any material respect any of its assets (including, without limitation, writing down or writing off any notes or accounts receivable in any material manner), except as required by U.S. generally accepted accounting principles;

(x)  Company shall not, and shall ensure that no AVP Subsidiary shall, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected on or reserved in the financial statements of Company or incurred in the ordinary course of business and consistent with past practice, (ii) the payment of Company’s Expenses, including the payment of the fees and Expenses of Special Committee and the costs, fees and Expenses incurred by Special Committee or (iii) the payment of claims under any of the Benefit Plans;

(y)  Company shall not, and shall ensure that no AVP Subsidiary shall, make or change any material tax election or change an annual accounting period with respect to Taxes, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim, assessment or liability relating to Company or any AVP Subsidiary, or surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any AVP Subsidiary, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax; and

(z)  Company shall not, and shall not permit any AVP Subsidiary to, agree or commit to do any of the foregoing.

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5.02  Stockholders Meeting.

(a)  Company, acting through Company Board, shall, in accordance with applicable law and its Certificate of Incorporation and Bylaws and provided that the Go-Shop Period (as defined in Section 5.08(a)) shall have expired and that this Agreement shall not have been terminated pursuant to the provisions of Article 7, duly call, establish a record date for, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as soon as practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. Company Board, based upon the recommendation of Special Committee, shall (i) recommend to the stockholders of Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of Company Board that the stockholders of Company vote in favor of the approval and adoption of this Agreement and the Merger, (iii) take all lawful actions to solicit such approval from the stockholders of Company and (iv) not withdraw or modify such favorable recommendation, in each case, unless Company Board based upon the recommendation of Special Committee, after consultation with independent outside legal counsel, determines in good faith that failing to take such action is necessary for Company Board to comply with its fiduciary duties to Company’s stockholders under applicable law.

(b)  As soon as practicable following the date of this Agreement, and provided that this Agreement has not been terminated pursuant to the provisions of Article 7, in connection with the Stockholders Meeting, Company shall (i) (A) promptly prepare and file with the SEC (but in no event later than fifteen (15) Business Days after the date of this Agreement), and (B) use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with the Stockholder Meeting, (ii) notify Acquisition Corp. and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Acquisition Corp. and Parent copies of all correspondence between Company or any representative of Company and the SEC, (iii) give Acquisition Corp. and Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquisition Corp. and Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 5.02(a), use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (v) use its reasonable best efforts otherwise to comply with all legal requirements applicable to such meeting.

5.03  Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all reasonable best efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use reasonable best efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, (a) Company shall give all required notices to third parties and use reasonable best efforts to obtain all consents identified or required to be identified on Section 3.06(a) of the Company Disclosure Schedule (provided, however that Company shall not be required to make any payment to obtain such consents, approvals, permits, authorizations or waivers if it has provided Acquisition Corp. with reasonable notice of such required payment and Acquisition Corp., in its sole discretion, does not consent to such payment) and (b) each of the parties hereto shall (and shall use its reasonable best efforts to cause their Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts.

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5.04  Access to Information. From the date hereof until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 7, and subject to the requirements of any Law, including any anti-trust Law, Company will, and will cause each AVP Subsidiary, and will use its reasonable best efforts to cause each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Acquisition Corp. and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives and consultants (collectively, “Acquisition Corp. Representatives”) access, upon reasonable notice and during Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of Company and each AVP Subsidiary and use reasonable best efforts to provide access to vendors, landlords and other Persons with business relationships with Company or any AVP Subsidiary and will cause Company Representatives and AVP Subsidiaries to furnish or make available to Parent, Acquisition Corp. and the Acquisition Corp. Representatives such financial and operating data and such other information with respect to the business and operations of Company or any AVP Subsidiary as Parent, Acquisition Corp. or the Acquisition Corp. Representatives may from time to time reasonably request. At any time after the date hereof, at the request of Parent, Company shall (and shall cause any AVP Subsidiary to) use commercially reasonable efforts to obtain estoppel letters from landlords pursuant to the Leases. Unless otherwise required by Law, each of Parent and Acquisition Corp. will, and will cause the Acquisition Corp. Representatives to, hold any such information in confidence in accordance with the terms of Confidentiality Agreement. Except as otherwise agreed to by Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality and Non-Disclosure Agreement, dated as of August 15, 2006 (the “Confidentiality Agreement”), between Company and Shamrock Capital Advisors, Inc. shall apply to all information furnished to any Acquisition Corp. Representative by any Company Representative hereunder or thereunder.

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5.05  Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any event or occurrence that has a Company Material Adverse Effect or Acquisition Corp. Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to Company’s Knowledge, threatened, involving or affecting Company or any AVP Subsidiary or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate which would be material to Company and AVP Subsidiaries taken as a whole, and (e) any failure of Company, Acquisition Corp. or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06  Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, Company shall (a) issue a press release substantially in the form attached hereto as Exhibit D announcing the execution of this Agreement and the Transactions (the “Press Release”) and (b) file a current report with the SEC on Form 8-K attaching the Press Release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement other than a press release or public statement with respect to which the substantially the same disclosure has previously been the subject of agreement between the parties hereto, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange or with respect to over-the-counter, bulletin board trading of Company Shares.

5.07  Further Assurances; Reasonable Best Efforts. Except as expressly provided in this Agreement, prior to the Effective Time, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement. Without limiting the foregoing, Company will use reasonable best efforts to take, and will cause each AVP Subsidiary to use reasonable best efforts to take, all actions necessary (i) to comply promptly with all legal requirements which may be imposed on Company or any AVP Subsidiary with respect to the Merger, (ii) to cooperate promptly with and furnish information to Acquisition Corp. and Parent in connection with any such requirements imposed upon Acquisition Corp. or Parent in connection with the Merger and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by Company or any AVP Subsidiary in connection with this Agreement, the Merger and the other Transactions or to permit Company and AVP Subsidiaries to operate its business and assets on the same terms and conditions after the Closing as prior to the Effective Time (provided, however that Company shall not be required to make any payment to obtain such consents, authorization, order, approval or exemption).

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5.08  Go-Shop and No-Shop.

(a)  During the period commencing on the date hereof and ending, as of the close of business, on the date forty-five (45) days thereafter (such forty-five (45) day period being the “Go-Shop Period” and such date being the “Go-Shop Expiration Date”), Company Board shall have the right to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance) any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.08(d)), or (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person regarding an Acquisition Proposal, or furnish to any Person any non-public information pursuant to (but only pursuant to) a customary confidentiality agreement (with terms no less favorable to Company than those contained in the Confidentiality Agreement (versions of such agreements with the parties names redacted shall be provided to Parent for information purposes)); provided, that Company shall promptly make available to Parent and Acquisition Corp. any material non-public information concerning Company or any AVP Subsidiary made available to any Person given such access that was not previously made available to Parent and Acquisition Corp., or otherwise assist or participate in, facilitate or encourage, any known effort or attempt by any other Person to make or effect an Acquisition Proposal or (iii) cause Company to enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Superior Proposal; provided, however, that (A) Company Board, based upon the recommendation of Special Committee, shall have determined in good faith after consultation with financial advisors and outside legal advisors, that such action is necessary for Company Board to comply with its fiduciary duties to Company’s stockholders under applicable Law, and (B) Company shall give Parent and Acquisition Corp. written notice at least five (5) Business Days prior to entering into such agreement, arrangement or understanding with respect to, or otherwise endorsing, any Superior Proposal.

(b)  Following the Go-Shop Expiration Date until the Closing Date (such period being, the “No-Shop Period”), Company, AVP Subsidiaries and their Affiliates shall not, and shall use best efforts to cause Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Acquisition Corp., Parent or any of the Acquisition Corp. Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Acquisition Corp., Parent or any of the Acquisition Corp. Representatives, as applicable) any non-public information or otherwise assist or participate in, facilitate or encourage, any known effort or attempt by any other Person (other than Acquisition Corp., Parent or any of the Acquisition Corp. Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) authorize or permit any Company Representative to take any such action; provided, however, that nothing contained in this Section 5.08(b)(i) shall prohibit Company Board, based upon the recommendation of Special Committee, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 5.08(b)(i)) if (A) Company Board, based upon the recommendation of Special Committee, determines in good faith after consultation with its financial advisors and outside legal advisors, that such action is necessary for Company Board to comply with its fiduciary duties to Company’s stockholders under applicable law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.08(e)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations regarding an Acquisition Proposal or the Transactions with, such Person, Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to Company than those contained in the Confidentiality Agreement.

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(c)  During the No-Shop Period, if Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 5.08(b), Company Board may terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 if (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) Company Board, based upon the recommendation of Special Committee, shall have determined in good faith after consultation with financial advisors and outside legal advisors, that such action is necessary for Company Board to comply with its fiduciary duties to Company’s stockholders under applicable Law; provided that the requirements of Section 5.08(d) have been meet.

(d)  During the No-Shop Period, Company (i) will promptly (but in any event within two (2) Business Days) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry by which a third party expresses an interest in or intention to make an Acquisition Proposal, including any request for non-public information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person (and, if such Person is an entity, the beneficial owner(s) thereof), making such request, Acquisition Proposal or inquiry and (ii) will keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.08(b) or Section 5.08(c), Company Board shall promptly (but in any event within three (3) Business Days prior to taking any such action) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least four (4) Business Days (the “Four Day Period”) prior to taking any of the actions referred to in Section 5.08(b) or Section 5.08(c), Company Board shall notify Parent of any such action it proposes to take and, during the Four Day Period, Company Board or Special Committee, as applicable, shall negotiate in good faith with Parent with respect to any revised proposal to acquire Company Shares that Parent may make prior to or during the Four Day Period.

(e)  Nothing contained in this Agreement shall prevent Company Board from taking, and disclosing to Company stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of Company, Company Board or Special Committee shall, except as permitted by Section 5.08(a) and Section 5.08(c), propose to approve or recommend any Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in the preceding sentence by any Company Representative, whether or not acting on behalf of Company or any AVP Subsidiary or any of their Affiliates, shall be deemed to be a breach of this Section 5.08 by Company.

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(f)  For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of ten percent (10%) or more of the total consolidated assets of Company or any AVP Subsidiary, in a single transaction or series of transactions, (ii) any direct or indirect acquisition or purchase of ten percent (10%) or more of any class of equity securities of Company or any AVP Subsidiary, in a single transaction or series of transactions (including through a merger, consolidation, share exchange, business combination or other similar transaction), (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning ten percent (10%) or more of any class of equity securities of Company or any AVP Subsidiary, (iv) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, reclassification, liquidation or dissolution or other similar transaction involving Company or any AVP Subsidiary or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

(g)  For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal described in clauses (i), (ii) or (iii) of the definition thereof, by a Person (i) on terms (which shall in any event include payment of consideration per share in excess of the Merger Consideration for each of the Common Shares) that Company Board has determined in good faith, after consultation with Company’s financial advisors and legal advisors, is more favorable from a financial point of view to Company’s stockholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), and (ii) that Company Board, based upon the recommendation of Special Committee, has determined in good faith, after consultation with its outside legal advisors, is of such a nature that they must accept such Acquisition Proposal in order for Company Board to comply with its fiduciary duties to Company’s stockholders under applicable Law, taking into account for this purpose, whether such Acquisition Proposal is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal, including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal and any antitrust or competition Law approvals or non-objections).

5.09  SEC Reports. From the date hereof until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, Company shall file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.10  Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Company Shares from over-the-counter, bulletin board trading and (ii) to terminate the registration of the Company Shares under the Exchange Act; provided, however that such delisting and termination shall not be effective until or after the Effective Time (as determined by Acquisition Corp.).

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5.11  Stockholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any stockholder litigation against Company, Parent or Acquisition Corp, as applicable, and their directors relating to the Transactions. Company agrees that, until termination of this Agreement pursuant to Article 7, it will not settle any litigation currently pending, or commenced after the date hereof, against Company or any of its directors by any stockholder of Company relating to this Agreement or the Merger, without the prior written consent of Parent (which will not be unreasonably withheld, delayed or conditioned). Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.12  Tax Matters.

(a)  Acquisition Corp. and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable by Company or any AVP Subsidiary in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

(b)  Any and all existing Tax sharing or similar agreements with respect to or involving Company or any AVP Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, neither Company nor any AVP Subsidiary shall have any further rights or liabilities thereunder.

5.13  Special Meeting

. Company shall take no action to call a special meeting of stockholders of Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.

5.14  State Takeover Laws

. Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

5.15  Stock Purchase Plans

. Immediately upon execution of this Agreement, Company will terminate all stock purchase and similar plans in which employees and other Persons are entitled to acquire shares of capital stock of Company from Company or one of its Affiliates.

5.16  Certain Deliveries Prior to Closing Date.

(a)  On the Closing Date (prior to the consummation of the transactions contemplated by the Merger), Company shall deliver a certification in form and substance that is reasonably satisfactory to Parent and Acquisition Corp., satisfying the requirements of Treasury Regulation Section 1.897-2(h) certifying that Company is not a U.S. real property holding corporation as defined in Section 897 of the Code and exempting Parent and Acquisition Corp. from any withholding under Section 1445 of the Code or the regulations promulgated there under.

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(b)  On the Closing Date (prior to the consummation of the transactions contemplated by the Merger), Company shall deliver certified copies of (i) the resolutions duly adopted by Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, including Company Board actions required pursuant to Section 2.02(b), (ii) the resolutions duly adopted by Company’s stockholders approving this Agreement and the Merger, and (iii) the Certificate of Incorporation and the bylaws of Company as then in effect immediately prior to the Closing Date.

5.17  Directors’ and Officers’ Indemnification and Insurance.

(a)  Without limiting any additional rights that any employee, officer or director may have under any agreement or Benefit Plan or under Company’s Certificate of Incorporation or Bylaws, after the Effective Time, Parent shall, and shall cause Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of Company or any AVP Subsidiary (the “Indemnified Directors and Officers”), against all losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”) incurred in connection with any claim, demand, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the Transactions), or taken by them at the request of Company or any AVP Subsidiary, whether asserted or claimed prior to, at or after the Effective Time (each a “Claim”, and collectively, “Claims”), to the fullest extent permitted under applicable Law for a period of six (6) years from the Effective Time. Any Indemnified Director or Officer wishing to claim indemnification under this Section 5.17 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.17, except to the extent such failure prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Director or Officer for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Director or Officer in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense if there exists a conflict of interest between him or her and the Surviving Corporation, then the Indemnified Director or Officer may retain counsel satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Director or Officer promptly as statements therefor are received by the Surviving Corporation; provided, however, that any Indemnified Director or Officer to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Director or Officer is not entitled to indemnification and provided, further, that (i) the Surviving Corporation shall not, in connection with any such Claim or separate but substantially similar Claim arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Directors and Officers, (ii) the Surviving Corporation and the Indemnified Directors and Officers will cooperate in the defense of any such Claim and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld, delayed or conditioned; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Director or Officer if and when there is decision by a court of competent jurisdiction from which no appeal is or can be taken that the indemnification of such Indemnified Director or Officer in the manner contemplated hereby is prohibited by applicable Law. Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), without the consent of such Indemnified Director or Officer, which consent shall not be unreasonably withheld, delayed or conditioned, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such action, suit, proceeding, investigation or claim.

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(b)  The Certificate of Incorporation and Bylaws of Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Certificate of Incorporation and by-laws of Company and AVP Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)  On or prior to the Closing Date, Company will have received confirmation notices with respect to offers, on the terms and conditions set forth in Section 5.17(c) of the Company Disclosure Schedule, which Company believes to be binding on the insurance carriers, subject to the absence of a material change in this Agreement and to the consummation of the Merger, for “run-off” insurance policies for directors’ and officers’ liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage (which shall provide for the Side A, B and C coverage for Indemnified Directors and Officers), on terms and conditions that have been made available to Parent and Acquisition Corp., with a claims period of at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance, employee practices and fiduciary liability coverage, and with a claims period of at least three (3) years from the Closing Date with respect to plan purchaser protection from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “Run-Off Policy”); provided that the fully paid premium for such Run-Off Policy shall not exceed the Maximum Amount. Prior to the earlier of (i) the Closing Date or (ii) the date such Run-Off Policy is cancelled due to non-payment, Company shall obtain and fully pay for the Run-Off Policy. Parent shall, and shall cause Surviving Corporation to, honor and perform under all indemnification agreements entered into by Company or any AVP Subsidiary set forth in Section 5.17(c) of the Company Disclosure Schedule. In the event that the carriers do not make the Run-Off Policy available to Company for any reason other than a breach of this Agreement by Company and Acquisition Corp. acquires shares of Common Stock on the Closing Date, Company shall endeavor to (and if Company is unable to, Parent shall cause Surviving Corporation to (after the Closing Date) obtain and fully pay (up to a maximum cost of three hundred percent (300%) of the current annual premium paid by Company for its existing coverage for directors’ and officers’ liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage in the aggregate (the “Maximum Amount”)) for “tail” insurance policies (which shall provide for the Side A, B and C coverage for Indemnified Directors and Officers where the existing policies also include coverage for Company) with a claims period of at least six (6) years from the Closing Date for directors’ and officers’ liability insurance, plan purchaser protection, employee practices and fiduciary liability coverage and three (3) years from the Closing Date for plan purchaser protection, from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Notwithstanding the foregoing, after the Closing Date, if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Company or Surviving Corporation shall maintain or procure, for such six (6) year period or three (3) year period, as appropriate, the most advantageous policy of insurance for the Indemnified Directors and Officers obtainable for an annual premium equal to the Maximum Amount.

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(d)  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Director or Officer or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.17 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise. Parent and Acquisition Corp. shall pay all reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Director and Officer in successfully enforcing the indemnity and other obligations provided in this Section 5.17.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01  Conditions to Obligations of each Party. The respective obligations of Company, Parent and Acquisition Corp. to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a)  Stockholder Approval. Company shall have obtained the Stockholder Approval at the Stockholders Meeting in accordance with the DGCL, Company’s Certificate of Incorporation and its Bylaws; provided, however that each of Parent and Acquisition Corp. agrees to vote all Company Shares owned by it in favor of the Merger at the Stockholder Meeting unless otherwise prohibited by Law.

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(b)  No Orders or Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule or regulation or executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Acquisition Corp. and Parent effectively to acquire or hold the business of Company and AVP Subsidiaries; provided, however, that each of the parties hereto shall use their reasonable best efforts to have any such Order vacated.

6.02  Conditions to Obligations of Parent and Acquisition Corp. The obligations of each of Parent and Acquisition Corp. to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent in writing prior to the Effective Time:

(a)  Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period), in each case without giving effect to any disclosures made by the Company or any AVP Subsidiary after the parties execute this Agreement; provided, however, any representations and warranties of the Company that have any “materiality” or “Company Material Adverse Effect” limitations contained therein shall be true in all respects; and provided further that the representations and warranties of the Company contained in Section 3.03(a) (Capitalization), Section 3.04 (Authority Relative to this Agreement), Section 3.10 (Change of Control), Section 3.19 (Opinion of Financial Advisor), Section 3.20 (Brokers), Section 3.23 (Related Party Transactions) and Section 3.27 (Company Expenses) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made on and as of the Closing Date.

(b)  Covenants and Agreements. Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c)  Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties under Material Contracts necessary for the consummation of the Transactions have been obtained, all on terms and conditions reasonably satisfactory to Parent (but in any event, in the case of any consent required in connection with any such Material Contract, on terms and conditions no less favorable than those in existence as of the date hereof).

(d)  No Litigation. There shall not be pending by or before any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions or seeking to obtain from Parent, Acquisition Corp. or any of their respective affiliates any damages related to the Merger or the other Transactions, (ii) seeking to prohibit or limit the ownership or operation by Company or any of its subsidiaries of any material portion of the business or assets of Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets Company or any of its subsidiaries, as a result of the Merger or any of the other Transactions or (iii) seeking to impose limitations on the ability of Parent, Acquisition Corp. or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Company Shares.

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(e)  No Material Adverse Effect. There shall have occurred no events or changes (whether or not described in any notice delivered by Company pursuant to this Agreement) which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect.

(f)  Dissenters. The holders of not more than five percent (5%) of the outstanding Common Shares shall have demanded appraisal of their Common Shares in accordance with the DGCL.

(g)  Officers’ Certificate. At the Closing, Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(h)  Resignations of Directors and Officers of Company and AVP Subsidiaries. Company shall have obtained and delivered to Parent and Acquisition Corp. copies of the resignations of those persons designated by Parent and Acquisition Corp. and serving as the directors and officers and directors of Company and each AVP Subsidiary.

6.03  Conditions to Obligations of the Company. The obligations of Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Company in writing prior to the Effective Time:

(a)  Representations and Warranties. The representations and warranties of Parent and Acquisition Corp. contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period); provided, however, any representations and warranties of Parent and Acquisition Corp. that have any “materiality” limitations contained therein shall be true and correct in all respects.

(b)  Covenants and Agreements. Each of Parent and Acquisition Corp. shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c)  Officers’ Certificate. At the Closing, each of Parent and Acquisition Corp. shall deliver an Officers’ Certificate, duly executed by Parent’s and Acquisition Corp.’s respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

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ARTICLE 7

TERMINATION

7.01  Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Company, by the mutual written consent of Company, acting under the direction of Company Board, and Parent and Acquisition Corp., acting under the direction of their respective boards of directors.

7.02  Termination by Acquisition Corp., Parent or Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Company, by either Acquisition Corp. and Parent, on the one hand, by action of their respective boards of directors, or Company, on the other hand, by action of Company Board, if:

(a)  any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Shares pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

(b)  the Closing Date shall not have occurred on or before the date ninety (90) Business Days after the expiration of the Go-Shop Period (such date being, the “Termination Date”); provided, however, that (i) the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to have occurred on or before the Termination Date and (ii) in the event the conditions to the consummation of the Merger set forth herein have not been fully satisfied by the Termination Date as a result of a breach of a representation, warranty or covenant of Company or due to the evaluation of an Acquisition Proposal by Company Board, the Termination Date shall automatically be extended seven (7) Business Days after the date such breach has been cured or seven (7) Business Days after Company Board rejects such Acquisition Proposal and reaffirms its approval and recommendation of the transactions contemplated by this Agreement;

(c)  there shall be any Law or Order that makes consummation of the Merger illegal or otherwise prohibited; or

(d)   approval of this Agreement and the Merger by Company’s stockholders shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting or at any adjournment or postponement thereof; provided, however, the right to terminate this Agreement pursuant to this Section 7.02(d) shall not be available to the Company if its failure, for reasons other than those permitted by this Agreement, to fulfill any obligation under this Agreement resulted in the failure of the stockholders to approve the Agreement and the Merger.

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7.03  Termination by Acquisition Corp. and Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior or on the Closing Date, by action of the board of directors of Acquisition Corp. and the board of directors of Parent, if:

(a)  Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Company Breach”) and such Terminating Company Breach, if curable, has not been cured within seven (7) Business Days after notice thereof is received by Company (provided, however that Company shall not be entitled to any cure period for any breach of Section 5.08); provided, however that Parent and Acquisition Corp. shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Acquisition Corp. Breach at the time of the Terminating Company Breach;

(b)  (i) Company Board or Special Committee withdraws, modifies or changes in a manner adverse to Acquisition Corp. and Parent its approval and favorable recommendation of this Agreement and the Merger, (ii) Company Board or Special Committee shall have approved or recommended to the stockholders of Company, taken no position with respect to, failed to promptly (and in no event more than ten (10) Business Days) take a position or failed to promptly (and in no more than ten (10) Business Days) recommend against acceptance of, any Acquisition Proposal other than the Merger, (iii) Company fails to call the Stockholders Meeting within thirty (30) days of mailing the definitive Proxy Statement or fails to mail the Proxy Statement within five (5) Business Days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above or (iv) Company, Company Board or the Special Committee resolves to do any of the foregoing.

7.04  Termination by Company. This Agreement may be terminated by Company acting under the direction of Company Board, and the Merger and other Transactions may be abandoned at any time prior to or on the Closing Date if:

(a)  at any time prior to the Closing Date, Acquisition Corp. or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Acquisition Corp. Breach”) and such Terminating Acquisition Corp. Breach (A) would prevent Acquisition Corp. from consummating the transactions contemplated by this Agreement and (B) is not cured within seven (7) days after written notice thereof is received by Acquisition Corp. and Parent; provided, however that Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Acquisition Corp. Breach; or

(b)  Company accepts a Superior Proposal on or prior to the Go-Shop Expiration Date, subject to the requirements of Section 5.08; or

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(c)  Company accepts a Superior Proposal during the No-Shop Period, subject to the requirements of Section 5.08.

7.05  Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to Sections 7.01, 7.02, 7.03 or 7.04 of this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, Affiliates and agents, other than the provisions of the last sentence of Section 5.04, the provisions of this Section 7.05, and the provisions of Article 8. Nothing contained in this Section 7.05 shall relieve any party hereto from liability for any breach of this Agreement; provided, however, that, except in connection with any willful or intentional breach of this Agreement, Company shall not have any liability for breach of this Agreement in excess of the sum of (A) the Expenses of Parent and Acquisition Corp. and (B) the Company Greater Break Up Fee; provided further, notwithstanding anything to the contrary in this Agreement, Parent and Acquisition Corp. shall not have any liability for any such breach of this Agreement (including in connection with any willful or intentional breach of this Agreement by Parent and/or Acquisition Corp.) beyond the amount payable pursuant to Section 8.01(b)(vii).

ARTICLE 8

MISCELLANEOUS

8.01  Payment of Fees and Expenses.

(a)  At the Closing, Surviving Company shall pay the Expenses of Parent, Acquisition Corp., Shamrock Capital Advisors, Inc. and their Affiliates, incurred by or on behalf of any such party in preparing for, entering into and carrying out this Agreement, the consummation of the Merger and the Transactions. “Expenses” as used in this Agreement shall include all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable and documented fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and all other matters contemplated by this Agreement and the closing thereof, together with any reasonable and documented out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise; provided, however, that, notwithstanding anything to the contrary contained herein, any amounts payable to Parent and Acquisition Corp. in respect of Expenses upon a termination of this Agreement pursuant to the provisions of Article 7 shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate and any amounts payable to Company in respect of Expenses upon a termination of this Agreement pursuant to the provisions of Article 7 shall not exceed Five Hundred Thousand Dollars ($500,000).

(b)

(i)  If this Agreement is terminated by either Company, on the one hand, or by Parent or Acquisition Corp., on the other hand, pursuant to Section 7.02(b) and (A) prior to such termination an Acquisition Proposal shall have been made to Company or any AVP Subsidiary or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal to Company or any AVP Subsidiary and (B) Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, an Acquisition Proposal within twelve (12) months of the date of such termination, then Company shall pay Parent and Acquisition Corp. the Company Greater Break Up Fee plus Parent’s and Acquisition Corp.’s Expenses.

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(ii)  If this Agreement is terminated by either Company, on the one hand, or by Parent or Acquisition Corp., on the other hand, pursuant to Section 7.02(d), then Company shall pay Parent and Acquisition Corp. the Company Lesser Break Up Fee plus Parent’s and Acquisition Corp.’s Expenses; provided, however that if (A) prior to such termination, or within twelve (12) weeks following such termination, an Acquisition Proposal shall have been made to Company or any AVP Subsidiary or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal to Company or any AVP Subsidiary and (B) Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, an Acquisition Proposal within twelve (12) months of the date of such termination, then Company shall pay Parent and Acquisition Corp. the Company Greater Break Up Fee plus Parent’s and Acquisition Corp.’s Expenses;

(iii)  If this Agreement is terminated by Parent or Acquisition Corp. pursuant to Section 7.03, then Company shall pay Parent and Acquisition Corp. the Company Greater Break Up Fee plus Parent’s and Acquisition Corp.’s Expenses.

(iv)  If this Agreement is terminated by Company pursuant to Section 7.04(b), then Company shall pay Parent and Acquisition Corp. the Company Lesser Break Up Fee plus Parent’s and Acquisition Corp.’s Expenses.

(v)  If this Agreement is terminated by Company pursuant to Section 7.04(c), then Company shall pay Parent and Acquisition Corp. the Company Greater Break Up Fee plus Parent’s and Acquisition Corp.’s Expenses.

(vi)  If this Agreement is terminated by either Company, on the one hand, or by Parent or Acquisition Corp., on the other hand, pursuant to Section 7.02(a) or Section 7.02(c), then Company shall pay Parent’s and Acquisition Corp.’s Expenses.

(vii)  If this Agreement is terminated by Company pursuant to Section 7.04(a), then Parent shall pay Company’s Expenses and the Parent Break Up Fee.

(c)  For purposes of this Agreement, “Company Lesser Break Up Fee” means an amount equal to $1,125,000, “Company Greater Break Up Fee” means an amount equal to $1,800,000, and “Parent Break Up Fee” means an amount equal to $1,125,000. All amounts payable pursuant to this Agreement shall be paid in US Dollars, in cash or in immediately available funds to such account as Parent or Acquisition Corp. shall designate in writing to the other party.

(d)  The parties agree that the agreements contained in this Section 8.01 and the amounts payable as provided in this Section 8.01 are an integral part of the Transactions, that such amounts represent the damages that the party receiving such payment will incur if the conditions giving rise to such payments occur and that such payments constitute liquidated damages and not a penalty and that the right to receive said amounts shall constitute such party’s sole and exclusive remedy for termination of this Agreement, except as otherwise expressly set forth herein. The parties acknowledge that the payments provided for pursuant to Section 8.01(b) are mutually exclusive.

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8.02  No Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements made in this Agreement shall survive beyond the Effective Time except for the agreements set forth in Article 1 and Article 2, Section 5.07, Section 5.10, Section 5.11, Section 5.17 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.03  Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such stockholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

8.04  Entire Agreement; Assignment; Termination of Confidentiality Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Acquisition Corp. may assign its rights, interests and obligations to any of their respective Affiliates or direct or indirect Subsidiaries or to any lender for collateral security without the consent of Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. At the Effective Time, the Confidentiality Agreement shall terminate and be of no further force and effect.

8.05  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

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8.06  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Acquisition Corp.:

AVP Holdings, Inc.
c/o Shamrock Capital Advisors
4444 Lakeside Drive
Burbank, CA 91505
Attention: Robert Perille
Michael LaSalle
Facsimile No.: (818) 973-1499

with a copy to:

Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, CA 90017
Attention: John A. Weissenbach, Esq.
Damon R. Fisher, Esq.
Facsimile No.: (213) 680-8500

If to Company:

AVP, Inc.
6100 Center Drive, Suite 900
Los Angeles, CA 90045
Attention: Leonard Armato
Facsimile No.: (310) 426-8010

with a copy to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, CA 90067
Attention: Kenneth R. Benbassat, Esq.
Facsimile No.: (310) 282-2200

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided, however that notice of any change of address shall be effective only upon receipt thereof.

8.07  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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8.08  Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.09  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.10  Certain Definitions. As used in this Agreement:

(a)  the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b)  the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Los Angeles, California;

(c)  the term “Bylaws” shall have the meaning used in the DGCL;

(d)  the term “Certificate of Incorporation” shall have the meaning ascribed in the DGCL;

(e)  the term “Contract” shall mean any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, Lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Person or any Subsidiary of the Person or any of their respective properties or assets to whom the term is being applied;

(f)  the term “Knowledge,” of any Person which is not an individual means the actual knowledge, after reasonable inquiry, of such Person’s chief executive officer, chief operating officer, chief financial officer, chief marketing officer and head of human resources, including any Persons performing such roles as of the date of this Agreement or as of the Effective date.

(g)  the term “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Company or AVP Subsidiaries;

(h)  the term “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Company or AVP Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company or AVP Subsidiaries thereunder.

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(i)  the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(j)  the term “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(k)  the term “Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, property (whether real or personal property), sales, occupation, service, stamp, use, licensing, withholding, employment, payroll, share, capital, surplus, alternative or minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever, whether computed on a separate, consolidated, unitary, or combined basis or in any other manner) whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and any interest deficiencies, penalties or additions to tax or additional amounts in respect of the foregoing.

(l)  the term “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

8.11  Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules,” shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; the words “herein”, “hereof’ and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or,” unless otherwise specifically provided, shall be deemed to include the conjunctive as well as the disjunctive; and except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person shall be deemed to include such Person’s permitted heirs, personal representatives, successors and permitted assigns; (ii) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Time and (iii) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time prior to the Effective Time. Except as otherwise specified in this Agreement, accounting terms have the meaning given to them under GAAP.

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8.12  Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13  Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14  Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15  Company Disclosure Schedule. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another section of the Company Disclosure Schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other section, notwithstanding the omission of a cross reference thereto.

8.16  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

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8.17  Submission to Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.06. Nothing in this Section 8.17, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF COMPANY, PARENT AND ACQUISITION CORP. HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

(remainder of page intentionally left blank - signature page follows)

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

AVP, INC.

By:
Name:
Title:

AVP HOLDINGS, INC.

By:
Name: Robert F. Perille
Title: President

AVP ACQUISITION CORP.

By:
Name: Robert F. Perille
Title: President

ANNEX B

Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022
tel 212.284.8100
fax 212.284.8101
www.jefferies.com

April 5, 2007

The Special Committee of the Board of Directors of AVP, Inc.
Attention: Mr. Scott Painter
525 Broadway, 3rd Floor
Santa Monica, CA 90401

Members of the Special Committee:

We understand that AVP, Inc., a Delaware corporation (the “Company”), AVP Holdings, Inc., a Delaware Corporation (“Parent”), and AVP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Corp.”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Acquisition Corp. will merge with and into the Company (the “Merger”) in a transaction in which each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Shares”), other than Common Shares that are owned by the Company or any wholly-owned subsidiary of the Company as treasury stock or owned by Acquisition Corp. or Parent or any of their respective subsidiaries, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive in cash $1.23 (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Acquisition Corp. and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i) reviewed a draft of the Merger Agreement dated April 2, 2007;

(ii) reviewed certain publicly available financial and other information about the Company;

The Special Committee of the Board of Directors of AVP, Inc.

(iii) reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv) held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above and certain other matters we believed necessary or appropriate to our inquiry;

(v) reviewed the share trading price history and valuation multiples for the Common Shares and compared them with those of certain publicly traded companies that we deemed relevant;

(vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection or appraisal of any of the properties, assets or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

The Special Committee of the Board of Directors of AVP, Inc.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company, the Special Committee (the “Special Committee”) of the Company’s Board of Directors (the “Board of Directors”) and the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms or, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Shares. We have assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Special Committee in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Shares should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Shares receiving the Merger Consideration. We express no opinion as to the price at which shares of Common Shares will trade any time.

We have been engaged by the Special Committee to act as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and portion of which is payable upon consummation of a business transaction or series of transactions (the “Transaction Fee”) involving all or a material portion of the Company’s or any subsidiary’s equity or assets, through any form of transaction, including, without limitation, merger, stock purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation or other transaction (any of the foregoing, a “Transaction”). We also will be reimbursed for all out-of-pocket expenses incurred by us in connection with our engagement as financial advisor. If, following or in connection with the termination, abandonment or failure to occur of any proposed Transaction, during the term of our engagement letter with the Special Committee or during the twelve-month period following the date of termination of our engagement letter with the Special Committee, the Company or any affiliate is entitled to receive a break-up, termination, “topping”, expense reimbursement or similar fee or payment, we shall be entitled to a cash fee, payable promptly following the Company’s or such affiliate’s receipt of such amount, in an amount no greater than the Transaction Fee that would have been payable to us had the Transaction been consummated, plus the reimbursement of our out-of-pocket expenses. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, one of our Managing Directors has, and in the past, has had business associations with a senior member of the management team of the controlling shareholder of the Parent (the “Sponsor”) and is a member of the Board of Directors of a portfolio company of the Sponsor. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates (including other portfolio companies of the Sponsor) for our own account and for the accounts or our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we intend to , in the future, provide financial advisory and financing services to the Company, Parent (including other portfolio companies of the Sponsor) or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.

The Special Committee of the Board of Directors of AVP, Inc.

This letter is provided to the Special Committee in connection with and for the purposes of its evaluation of the Merger. This opinion has been approved by our fairness opinion committee. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. Except as otherwise expressly provided in our engagement letter with the Company, this opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that this opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Acquisition Corp. and their respective affiliates).

Very truly yours,

JEFFERIES & COMPANY, INC.

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PROXY	PRELIMINARY COPY PROXY

AVP, INC.

This Proxy is Solicited on Behalf of the Board of Directors

Leonard Armato, Bruce Binkow, and William J. Chardavoyne, and each of them, each with full power of substitution, hereby are authorized, by a majority of those or their substitutes present and acting at the meeting, or, if only one of them shall be present and acting, then that one, all of the shares of AVP, Inc. that the undersigned would be entitled, if personally present, to vote at the special meeting of stockholders scheduled to be held _____________, 2007 and at any adjournment thereof, upon such business as may properly come before the meeting, including the item set forth below and in the notice of special meeting and proxy statement.

☒	Please mark your
vote as shown in
this example.

Unless otherwise specified, this proxy will be voted FOR the proposal.

The Board of Directors recommends that you vote FOR the proposal.

FOR AGAINST ABSTAIN
☐	☐	☐	1. To adopt the Agreement and Plan of Merger, dated April 5, 2007, among AVP, Inc., AVP Holdings, Inc., and AVP Acquisition Corp.

PLEASE PROMPTLY SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.

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MARK HERE FOR ADDRESS CHANGE, AND INDICATE NEW ADDRESS IN SPACE PROVIDED.

☐NEW ADDRESS:

NOTE: Please sign exactly as name appears hereon. If the named holder is a corporation, partnership, or other association, please sign in its name, and add your name and title. When signing as administrator, attorney, executor, guardian, or trustee, please give your full title as such. If shares are held jointly, EACH holder should sign.

_______________________________________

_______________________________________

_______________________________________
Signature(s) Date

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